 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1997
                                                     REGISTRATION NO. 333-35991
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                           NATIONAL DATA CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                    7389                   58-0977458
                         (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      (STATE OR OTHER     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
      JURISDICTION OF
      INCORPORATION)
                              NATIONAL DATA PLAZA
                          ATLANTA, GEORGIA 30329-2010
                                (404) 728-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               E. MICHAEL INGRAM
                         GENERAL COUNSEL AND SECRETARY
                           NATIONAL DATA CORPORATION
                              NATIONAL DATA PLAZA
                          ATLANTA, GEORGIA 30329-2010
                                (404) 728-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:


    JOEL J. HUGHEY            WARREN J. HAUSER
  MARK F. MCELREATH        PHARMACEUTICAL MARKETING      ROBERT A. SCHWED
     ALSTON & BIRD LLP           SERVICES INC.      REBOUL, MACMURRAY, HEWITT,
    ONE ATLANTIC CENTER      45 ROCKEFELLER PLAZA        MAYNARD & KRISTOL
1201 WEST PEACHTREE STREET         SUITE 912           45 ROCKEFELLER PLAZA
  ATLANTA, GEORGIA 30309-  NEW YORK, NEW YORK 10111   NEW YORK, NEW YORK 1011
           3424                 (212) 841-0610            (212) 841-5700
      (404) 881-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the sameoffering. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                             PROPOSED         PROPOSED
  TITLE OF EACH CLASS                        MAXIMUM          MAXIMUM        AMOUNT OF
     OF SECURITIES         AMOUNT TO BE   OFFERING PRICE     AGGREGATE      REGISTRATION
   TO BE REGISTERED       REGISTERED (1)  PER SHARE (2)  OFFERING PRICE (2)  FEE (2)(3)
----------------------------------------------------------------------------------------
Common Stock (including
 rights to purchase
 shares of Common Stock
 or Series A Junior
 Participating Pre-
 ferred Stock).........  1,059,829 shares     $0.00            $0.00            $100
----------------------------------------------------------------------------------------

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(1) Represents the estimated number of shares of Common Stock, par value $.125 per share ("NDC Common Stock"), issuable by the Registrant upon consummation of the purchase (the "Stock Purchase") of all of the Common Stock, par value $.01 per share ("PMSI Database Common Stock") of PMSI Database Holdings, Inc. ("PMSI Database") from Pharmaceutical Marketing Services Inc. ("PMSI"), the sole stockholder of PMSI Database.
(2) Pursuant to Rules 457(f)(2) and 457(f)(3), the registration fee was computed on the basis of the book value of the PMSI Database Common Stock as of June 30, 1997, of $5,665,000 less $6,500,000 payable by the
    Registrant to PMSI as additional consideration for the Stock Purchase.

(3) Registration fee was paid with the filing of the original registration statement on September 19, 1997.

                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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


              SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997

                                  PROSPECTUS

                           NATIONAL DATA CORPORATION
                                 COMMON STOCK
                          (PAR VALUE $.125 PER SHARE)

  This Prospectus is being furnished to Pharmaceutical Marketing Services Inc., a Delaware corporation ("PMSI"), as the sole holder of common stock, $.01 par value ("PMSI Database Common Stock"), of PMSI Database Holdings, Inc., a Delaware corporation ("PMSI Database"), in connection with that certain Stock Purchase Agreement, dated as of August 20, 1997 (the "Stock Purchase Agreement"), by and among PMSI, PMSI Database and National Data Corporation, a Delaware corporation ("NDC"), which provides for, among other things, the purchase by NDC of all of the outstanding shares of PMSI Database Common Stock (the "Stock Purchase"). See "Summary," "The Stock Purchase" and Annex A to this Prospectus.

  Upon consummation of the Stock Purchase, in consideration of the conveyance of all the outstanding PMSI Database Common Stock by PMSI, NDC will deliver to PMSI $6,500,000 in cash and 1,059,829 shares of NDC's common stock, $.125 par value (the "NDC Common Stock"), subject to certain adjustments discussed in the Stock Purchase Agreement and in this Prospectus.

  This Prospectus constitutes a prospectus of NDC relating to the 1,059,829 shares of NDC Common Stock issuable to PMSI in the Stock Purchase. This Prospectus is also intended for use by PMSI to offer and resell such shares of NDC Common Stock. See "Certain Differences in the Rights of NDC And PMSI Database Stockholders," "The Stock Purchase--Resales of NDC Common Stock" and "PMSI Database Holdings, Inc.--Security Ownership of Directors, Executive Officers and Principal Security Holders of PMSI Database."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTSORS IN EVALUATING AN INVESTMENT IN NDC COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 14.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIESCOMMISSION,   NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                   The date of this Prospectus is    , 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................   2
SUMMARY....................................................................   3
  Parties to the Stock Purchase............................................   3
  The Stock Purchase.......................................................   4
  Market Prices and Dividends..............................................  10
  Comparison of Certain Unaudited Per Share Data...........................  10
  Recent Developments......................................................  11
  Selected Financial Data..................................................  11
SELECTED FINANCIAL DATA OF NDC (HISTORICAL)................................  12
SELECTED FINANCIAL DATA OF PMSI DATABASE (HISTORICAL)......................  12
SELECTED PRO FORMA COMBINED FINANCIAL DATA OF NDC, PMSI DATABASE AND
 SOURCE....................................................................  13
RISK FACTORS...............................................................  14
THE STOCK PURCHASE.........................................................  16
  General..................................................................  16
  Background of the Stock Purchase.........................................  16
  The Purchase Price.......................................................  19
  Indemnification..........................................................  21
  Certain Federal Income Tax Consequences..................................  21
  Interests of Certain Persons in the Stock Purchase.......................  22
  Conditions to Consummation...............................................  23
  Regulatory Approvals.....................................................  24
  Amendment, Waiver, and Termination.......................................  24
  Conduct of Business Pending the Stock Purchase...........................  25
  Expenses and Fees........................................................  26
  Accounting Treatment.....................................................  27
  Resales of NDC Common Stock..............................................  27
PMSI DATABASE HOLDINGS, INC................................................  27
  Business.................................................................  27
  Selected Financial Information...........................................  28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS................................................................  29
  Security Ownership of Directors, Executive Officers and Principal
   Securityholders of PMSI Database........................................  30
CERTAIN DIFFERENCES IN THE RIGHTS OF NDC AND PMSI DATABASE STOCKHOLDERS....  31
  Authorized Capital Stock.................................................  31
  Directors and Classes of Directors.......................................  32
  Stockholder Meetings.....................................................  32
  Anti-Takeover Provisions.................................................  33
  Stockholder Rights Plan..................................................  34
EXPERTS....................................................................  34
LEGAL MATTERS..............................................................  34
ANNEXES:
  ANNEX A--Stock Purchase Agreement, dated as of August 20, 1997, by and
   among NDC, PMSI      and PMSI Database
  ANNEX B--Financial Statements of PMSI Database Holdings, Inc.
  ANNEX C--Pro Forma Financial Data

                             AVAILABLE INFORMATION

  NDC is subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by NDC with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning NDC may be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York,New York 10005.

  This Prospectus constitutes a part of a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), which has been filed by NDC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"). This Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to NDC and the securities to which this Prospectus relates. Statements contained in this Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from:
National Data Corporation, National Data Plaza, Atlanta, Georgia 30329-2010,
Attn: Corporate Secretary, (404) 728-2855, as to NDC documents; and from Pharmaceutical Marketing Services Inc., 45 Rockefeller Plaza, Suite 912, New York, New York 10111, Attn: Corporate Secretary, (212) 841-0610, as to PMSI Database and PMSI Documents.

  All information contained herein with respect to NDC and its subsidiaries has been supplied by NDC. All information with respect to PMSI, its subsidiaries and PMSI Database has been supplied by PMSI including, but not limited to, "The Stock Purchase--Background of the Stock Purchase," "The Stock Purchase--Interests of Certain Persons in the Stock Purchase" and "PMSI Database Holdings, Inc."

  No person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by NDC, PMSI or PMSI Database. Neither the delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of NDC, PMSI, PMSI Database or any of their respective subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to purchase the securities offered by this Prospectus in any jurisdiction in which such an offer or solicitation is not lawful.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by NDC with the Commission (File No. 001-12392) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus:

  NDC documents:

    (i) NDC's Annual Report on Form 10-K for the fiscal year ended May 31,
  1997;

    (ii) NDC's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1997;

    (iii) the description of NDC Common Stock contained in NDC's Registration Statement on Form 8-A as filed with the Commission on October 5, 1993; and

    (iv) the description of NDC Series A Junior Participating Preferred Stock contained in NDC's Registration Statement on Form 8-A as filed with the Commission on January 22, 1991, as amended on October 5, 1993.

  All documents filed by NDC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the Closing Date (hereinafter defined) are hereby incorporated by reference in this Prospectus and shall be deemed a part hereof from the date of filing of such document.

  Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in any amendment or supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus, or any amendment or supplement hereto. The information contained in this Prospectus should be read in conjunction with the foregoing materials.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus. This summary is not intended to be a complete description of the matters covered in this Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus, including the Annexes hereto, and in the documents incorporated by reference in this Prospectus. The Stock Purchase Agreement is set forth in Annex A to this Prospectus and reference is made thereto for a complete description of the terms of the Stock Purchase. Stockholders are urged to read carefully the entire Prospectus, including the Annexes. As used in this Prospectus, the terms "NDC," "PMSI" and "PMSI Database" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries.

PARTIES TO THE STOCK PURCHASE

  NDC. NDC is a Delaware corporation that was incorporated in 1967. NDC is a leading provider of high-volume information services and application systems to the health care and payment systems markets. NDC serves a diverse customer base comprised of almost 120,000 health care providers, 3,500 health care plans, more than 750,000 merchant locations, 35,000 corporations and 400 banking institutions, as well as federal and state government agencies. NDC markets its services directly to merchants and health care providers and indirectly through business alliances with a wide range of banks, insurance companies and distributors.

  NDC is one of the largest independent providers of health care information services and integrated payment systems and services in the United States, processing transactions at an annualized rate of approximately 3 billion at the end of fiscal 1997. NDC provides electronic claims processing and adjudication services, practice management systems, electronic data interchange ("EDI") services, billing services, business office management services and clinical data base information for pharmacies, dentists, physicians, hospitals, health maintenance organizations, managed care companies, clinics and nursing homes, as well as other health care providers. Management believes that NDC is the largest independent processor of real-time health care transactions in the country, and that it is well positioned to capitalize on the growing demand for cost containment and improved patient care in the health care industry. By the end of fiscal 1997, approximately 41% of NDC's total revenue was derived from NDC's health care systems and services, which represent the fastest growing portion of NDC's business.

  NDC's Global Payment Systems LLC subsidiary ("Global Payment Systems" or "Global") offers such services as authorization, equipment deployment, customer support, back office processing, merchant accounting and card issuing services on an outsourcing basis for banks and other participants in the payment systems industry. Global also offers information reporting and EDI services, cash management systems and services and electronic tax filing and payment services to government and corporate customers. In recent years, NDC has expanded the range of payment instruments services offered and distribution channels. NDC recently introduced a purchase card processing program that provides electronic payment capabilities for business-to-business purchasing transactions. Approximately 29% of NDC's total revenue for fiscal 1997 was derived from Global.

  The Integrated Payment Systems business unit provides a broad range of payment acceptance services primarily in partnership with banks. Under its Bank Alliance Program, as well as through other distribution channels, it adds sales, marketing and risk management services to the range of services provided by Global Payment Systems. NDC's Integrated Payment Systems unit accounted for approximately 30% of NDC's total revenue for fiscal 1997.

  For the year ended May 31, 1997, NDC reported total revenues of $433.9 million and net income of $38.8 million. As of May 31, 1997, NDC had total consolidated assets of $521.7 million and consolidated stockholders' equity of $277.5 million.

  NDC's principal executive offices are located at National Data Plaza, Atlanta, Georgia 30329-2010, and its telephone number is (404) 728-2000. For additional information regarding NDC and its business, see "Available Information," "Incorporation of Certain Information By Reference," "--Market Prices and Dividends," "--Comparison of Certain Unaudited Per Share Data," and "--Selected Financial Data."

  PMSI Database. PMSI Database, a Delaware corporation, was formed as a holding company by PMSI on June 24, 1997. To date, PMSI Database has not conducted any business but does hold the assets contributed to it by PMSI. These assets are comprised of (i) PMSI's minority interest in a United States joint venture ("Source US") with Source Informatics Inc., a Delaware Corporation ("Source"), to jointly offer a range of services generated from a database of prescription data collected by Source from retail and mail order pharmacies in the United States (the "Alpha Database"), and (ii) PMSI's Over-the-Counter Physician Database business (the "OTC Business").

  PMSI Database's principal executive offices are located at 45 Rockefeller Plaza, Suite 912, New York, New York 10111, and its telephone number is (212) 841-0610. For additional information regarding PMSI Database and its business, see "--Comparison of Certain Unaudited Per Share Data," "--Selected Financial Data" and "PMSI Database Holdings, Inc."

  As a condition to the consummation of the Stock Purchase, prior to the Closing Date (hereinafter defined), pursuant to that certain Securities Transfer Agreement (the "Source Divestiture Agreement") between PMSI and Source, Source shall convey to PMSI: (i) Source's business operating in Europe as of August 20, 1997 ("Source Europe"); (ii) all of the shares of PMSI held by Source or any subsidiary of Source; and (iii) all of the stock of those subsidiaries of Source conducting Source Europe business.

THE STOCK PURCHASE

  General. The Stock Purchase Agreement provides that NDC will acquire from PMSI all of the outstanding shares of PMSI Database Common Stock for cash and shares of NDC Common Stock. Pursuant to the NDC Rights Agreement (hereinafter defined), each share of NDC Common Stock issued in connection with the Stock Purchase shall be accompanied by an NDC Right (hereinafter defined). If the Stock Purchase Agreement is adopted by the stockholders of PMSI, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Stock Purchase are either satisfied or waived (as permitted), the Stock Purchase will be consummated. A copy of the Stock Purchase Agreement is set forth in Annex A to this Prospectus.

  Simultaneously with and as a condition to the consummation of the Stock Purchase, NDC will consummate the merger of one of its subsidiaries with and into Source resulting in Source becoming a wholly-owned subsidiary of NDC (the "Merger"), pursuant to that certain Agreement and Plan of Merger (the "Source Merger Agreement"), dated as of August 20, 1997, by and among NDC, Source, and Dunkirk, Inc., a Delaware corporation and a wholly-owned subsidiary of NDC formed for the purpose of accomplishing the Merger. If the Source Merger Agreement is adopted by the stockholders of Source at the special meeting called therefore, all required governmental and other consents and approvals obtained, and all of the other conditions to the obligations to the parties to consummate the Source Merger Agreement are either satisfied or waived (as permitted), the transactions contemplated by the Source Merger Agreement will be consummated.

  Purchase Price. The Stock Purchase Agreement provides that, subject to a working capital adjustment (discussed below), as consideration for the purchase by NDC of all of the outstanding shares of PMSI Database Common Stock, PMSI shall receive: (i) $6,500,000 (the "Cash Amount"); and (ii) 1,059,829 shares of NDC Common Stock (the "Base Amount" and, together with the Cash Amount, the "Purchase Price").

  The amount of cash and shares of NDC Common Stock to be paid to PMSI was determined based on a per share value for the NDC Common Stock of $43.875, the market price for the NDC Common Stock at the time NDC, Source and PMSI commenced negotiations. See "The Stock Purchase--Background of the Stock Purchase."

  Base Amount Adjustment. If, at the close of trading on the 10th trading date immediately preceding the Closing Date (the "Determination Date"), the average of the daily closing sales prices of NDC Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby another authoritative source as chosen by NDC) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date (the "Average Closing Price"), shall be greater than $50.50 (the "Upper Threshold Price"), the Base Amount shall be adjusted to equal that number of shares of NDC Common Stock (rounded to the nearest whole share) obtained by dividing the product of the Base Amount and the Upper Threshold Price by the Average Closing Price as of the Determination Date. If the Average Closing Price on the Determination Date shall be less than $37.25 (the "Lower Threshold Price"), PMSI shall have the right to refuse to consummate the Stock Purchase, provided that PMSI shall have given written notice of such refusal to NDC not later than two trading days following the Determination Date. During the five-day period commencing with the receipt of such notice, NDC shall have the option, in its sole discretion, to elect to revise the Base Amount to equal that number of shares of NDC Common Stock (rounded to the nearest whole share) obtained by dividing the product of the Base Amount and the Lower Threshold Price by the Average Closing Price as of the Determination Date. If NDC makes the election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to PMSI of such election and the revised Base Amount, whereupon the Stock Purchase Agreement shall remain in effect in accordance with its terms (except that the Base Amount shall have been so modified).

  Working Capital Adjustment. The Purchase Price shall be adjusted in the manner described below:

   Preliminary Balance Sheet. PMSI will cause to be prepared and delivered to NDC a balance sheet for PMSI Database, as of the most recent month ending more than ten days prior to the Closing Date (the "Preliminary Balance Sheet") and a certificate based on such Preliminary Balance Sheet setting forth PMSI's calculation of Working Capital, Current Assets and Current Liabilities (hereinafter defined) as of such date ("Estimated Working Capital," "Estimated Current Assets" and "Estimated Current Liabilities," respectively). The Preliminary Balance Sheet shall fairly present the financial position of PMSI Database as at the close of business on the date of the Preliminary Balance Sheet in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with those used in the preparation of the balance sheet of PMSI Database as of March 31, 1997 (the "PMSI Database Balance Sheet"). As used herein and in the Stock Purchase Agreement, "Working Capital" shall mean the amount equal to Current Assets less Current Liabilities, "Current Assets" shall mean the amount equal to the sum of cash, accounts receivable (net of any reserves), inventories, prepaid expenses, work-in-process, and any other current assets recognized by GAAP, and "Current Liabilities" shall mean the amount equal to the sum of accounts payable, accrued current liabilities of PMSI Database (other than the current portion of capitalized lease obligations), accrued sales commissions (but only as to revenues realized and included in the PMSI Database statements of income prior to such date), accrued bonuses (the amount equal to that percentage of budgeted annual bonuses for PMSI Database's fiscal year 1998 equal to the ratio of the earnings of PMSI Database through the date of calculation to budgeted earnings for the full fiscal year), accrued vacation pay, current portion of long-term indebtedness, pre-billed revenues and any other current liabilities recognized by GAAP.

  NDC shall have five business days from the receipt of the Preliminary Balance Sheet and the calculation of Estimated Working Capital, Estimated Current Assets and Estimated Current Liabilities to review such statement and calculations and following such review such statement and calculations shall be final and binding.

  If Estimated Current Assets are less than the product of (i) 1.1659 times
(ii) Estimated Current Liabilities (such amount, the "Estimated Working Capital Adjustment") as of the date of the Preliminary Balance Sheet, the Cash Amount payable by NDC shall be decreased by the Estimated Working Capital Adjustment.


   Closing Balance Sheet. As promptly as practicable, but not later than 30 days after the Closing Date, NDC will cause to be prepared and delivered to PMSI a balance sheet for PMSI Database as of the Closing Date (the "Closing Balance Sheet") setting forth NDC's calculation of Working Capital, Current Assets and Current

Liabilities, each as of the Closing Date ("Closing Working Capital," "Closing Current Assets" and "Closing Current Liabilities," respectively). The Closing Balance Sheet shall fairly present the financial position of PMSI Database as at the close of business on the Closing Date in accordance with GAAP applied on a basis consistent with those used in the preparation of the PMSI Database Balance Sheet.

  The Closing Balance Sheet and the calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities shall be deemed final upon the earliest of: (i) the date on which NDC and PMSI jointly agree that such documents are final; (ii) the 30th day after delivery of such documents, if PMSI has not delivered a notice to NDC expressing disagreement with such calculations and setting forth its calculation of such amount(s); and (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved.

  If PMSI shall deliver a notice of disagreement, PMSI and NDC, during the 30 days following such delivery, shall use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Amounts"). If, during such period, PMSI and NDC are unable to reach such agreement, they shall promptly thereafter cause Price Waterhouse LLP (or if said firm shall be unwilling to act thereunder, such other independent accountants of nationally recognized standing reasonably satisfactory to NDC and PMSI), promptly to review the Stock Purchase Agreement and any other documents necessary to calculate the Disputed Amounts (including all work papers of the parties used in calculating the Disputed Amounts) and such accountants shall then deliver a report to NDC and PMSI setting forth their calculations which shall be final and binding.

  "Final Current Assets" and "Final Current Liabilities" shall mean: (i) NDC's calculation of Closing Current Assets and Closing Current Liabilities, if no notice of disagreement with respect thereto is duly delivered by PMSI; or (ii) if such a notice of disagreement is delivered, (a) as agreed by NDC and PMSI or
(b) in the absence of such agreement, as shown in the independent accountant's calculation, subject to certain threshold limits.

  If Final Current Assets are less than the product of (i) 1.1659 times (ii) Final Current Liabilities (the amount of such shortfall referred to as, the "Final Working Capital Deficit"), PMSI shall pay to NDC in cash the amount of the Final Working Capital Deficit as an adjustment to the Purchase Price. If Final Current Assets are greater than the product of (i) 1.1659 times (ii) Final Current Liabilities (the amount of such surplus referred to as, the "Final Working Capital Surplus"), NDC shall pay to PMSI in cash the amount of the Final Working Capital Surplus as an adjustment to the Purchase Price.

   Allocation with Source. NDC, PMSI and Source have agreed to the following adjustment in order to properly allocate the working capital adjustment based on their respective closing balance sheets. For purposes of such allocation, "Total Current Assets" shall mean the amount equal to the sum of Final Current Assets and "Final Current Assets" calculated pursuant to the Source Merger Agreement; "Total Current Liabilities" shall mean the amount equal to the sum of Final Current Liabilities and "Final Current Liabilities" calculated pursuant to the Source Merger Agreement; "Current Asset Allocation Amount" shall mean the product of: (1) Final Current Assets divided by Total Current Assets; and (2) the Total Working Capital Deficit (hereinafter defined) or Total Working Capital Surplus (hereinafter defined), as the case may be.

  If Total Current Assets are less than the product of 0.9975 and Total Current Liabilities (the "Total Working Capital Deficit"), then PMSI shall pay to NDC the amount of the Current Asset Allocation Amount in cash as a further adjustment to the Purchase Price. If Total Current Assets are greater than the product of 0.9975 and Total Current Liabilities, (the "Total Working Capital Surplus") then NDC shall pay to PMSI the amount of the Current Asset Allocation Amount in cash as a further adjustment to the Purchase Price.

  For purposes of any adjustments to the Purchase Price based on the Closing Balance Sheet, the parties shall take into account any adjustment made to the Purchase Price at closing pursuant to the Preliminary Balance Sheet.

  Indemnification. Subject to certain limitations described below, PMSI will indemnify NDC and its officers, directors, stockholders, controlling persons, affiliates and representatives (collectively, the "NDC Indemnities") from and against all losses asserted against, or paid, suffered or incurred by, an NDC Indemnitiee resulting from, based upon, or arising out of: (i) a breach of any representation or warranty of PMSI or PMSI Database; (ii) a breach of or failure to perform any covenant or agreement of PMSI or PMSI Database; (iii) any liability which is not expressly assumed by NDC pursuant to the Stock Purchase Agreement; and (iv) any liability relating to Source Europe which will be acquired by PMSI pursuant to the Source Divestiture Agreement. Subject to certain limitations described below, NDC will indemnify PMSI and its officers, directors, stockholders, controlling persons, affiliates and representatives (collectively, the "PMSI Indemnitees") from and against all losses asserted against, or paid, suffered or incurred by, a PMSI Indemnitee resulting from, based upon, or arising out of: (i) a breach of any representation or warranty of NDC; (ii) a breach of or failure to perform any covenant or agreement of NDC; and (iii) any liability which was expressly assumed by NDC pursuant to the Stock Purchase Agreement.

  Neither PMSI nor NDC shall have any liability with respect to the matters described above until the total of all losses with respect thereto exceeds $30,000 (the "Threshold Amount") in which event PMSI or NDC, as the case may be, shall be obligated to indemnify the other party for all such losses; provided, however, that each individual claim of $10,000 or less shall not be indemnifiable, and shall not be includable in determining whether the Threshold Amount has been reached. In addition, the aggregate liability of PMSI and NDC for indemnification of the other party for losses shall not exceed $1,000,000 (the "Maximum Amount").

  Notwithstanding the foregoing, the Threshold Amount and Maximum Amount limitations shall not apply to the indemnification rights of NDC with respect to the liability of PMSI relating to, arising out of, or based upon any liability which was not expressly assumed by NDC pursuant to the Stock Purchase Agreement or any liability relating to Source Europe, and shall not apply to the indemnification rights of PMSI relating to, arising out of or based upon any liability expressly assumed by NDC pursuant to the Stock Purchase Agreement.

  The liability of NDC and PMSI with respect to any indemnification claim shall be reduced by the tax benefit actually realized and any insurance proceeds received and shall include any tax detriment actually suffered, by the indemnified party as a result of any losses upon which such indemnification claim is based. PMSI and PMSI Database, on the one hand, and NDC, on the other hand, will have no liability to the other party under or in connection with any indemnification claim unless written notice asserting an indemnification claim based thereon is given to the other party prior to August 31, 1999; provided, however, that the liability of PMSI relating to, arising out of or based upon any liability which was not expressly assumed by NDC pursuant to the Stock Purchase Agreement or any liability relating to Source Europe, and the liability of NDC relating to, arising out of or based upon any liability expressly assumed by NDC pursuant to the Stock Purchase Agreement, may be asserted at any time.

  Certain Federal Income Tax Consequences. The Stock Purchase is intended to be a taxable sale of the common stock of PMSI Database to NDC pursuant to the terms of the Stock Purchase Agreement. Both parties will make an election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended, (the "Code") to treat the Stock Purchase as a deemed sale of assets by PMSI Database to NDC, which will be followed by a deemed liquidation of PMSI Database and a distribution to PMSI of the consideration received. See "The Stock Purchase-- Certain Federal Income Tax Consequences."

  Upon the sale or exchange of NDC Common Stock, a holder of such stock generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such holder's adjusted tax basis in the NDC Common Stock. Under recently enacted legislation, capital gains recognized by a holder of NDC Common Stock generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 18 months, and to a maximum federal income tax rate of 28% if such shares are held for more than one year but are not held for more than 18 months.

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE STOCK PURCHASE MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER AND OTHER FACTORS, PMSI IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE STOCK PURCHASE (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

  Conditions To Consummation. Consummation of the Merger is subject to various conditions, including among other matters: (i) adoption of the Stock Purchase Agreement and the Souce Divestiture Agreement by the requisite vote of PMSI stockholders; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Stock Purchase, including expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"); (iii) consummation of the Merger; (iv) consummation of the transactions contemplated by the Source Divestiture Agreement; (v) consummation of certain agreements related to the Stock Purchase Agreement; (vi) receipt of releases from third parties for certain agreements with respect to Source Europe to which Source is a party or is otherwise obligated; and (vii) satisfaction of certain other traditional conditions. The foregoing are the material conditions to the consummation of the Stock Purchase. See "The Stock Purchase--Conditions to Consummation" and "--Amendment, Waiver and Termination."

  Vote Of PMSI Stockholders Required; Recommendation Of PMSI Board Of Directors. The consummation of the Stock Purchase is conditioned upon adoption of the Stock Purchase Agreement and consummation of the transactions contemplated therein by the holders of a majority of the outstanding shares of the common stock of PMSI present and entitled to vote at a special meeting of the stockholders of PMSI (the "Special Meeting") called for such purpose. PMSI's Board of Directors has fixed the close of business on September 30, 1997, as the record date for determining the PMSI stockholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, PMSI's directors and executive officers, and their affiliates, held approximately 7.7% of the outstanding shares of common stock of PMSI entitled to vote at the Special Meeting. As of the Record Date, NDC, its directors and executive officers, and their affiliates, held no shares of the common stock of PMSI. Certain members of the Board of Directors and certain executive officers of PMSI also serve as directors and executive officers of Source. In addition, certain directors of PMSI are stockholders of Source. The Board of Directors of PMSI, therefore, formed a committee (the "Committee") comprised solely of directors who are neither directors nor stockholders of Source and directed the Committee to negotiate the terms of the Stock Purchase. The Committee recommended to the entire Board of Directors of PMSI that it approve the Stock Purchase.

  Certain stockholders of PMSI who hold 14.57% of the outstanding shares of common stock of PMSI, including Source and certain affiliates of Source, have agreed that they will vote their shares of PMSI at the Special Meeting in accordance with the vote of the unaffiliated stockholders.

  The Board of Directors of PMSI believes that the Stock Purchase is in the best interests of PMSI and its stockholders and has unanimously approved the Stock Purchase Agreement and the consummation of the transactions contemplated therein. In considering the Stock Purchase, the Committee and the whole Board of Directors of PMSI considered a number of factors, including the terms of the Stock Purchase, the compatibility of the operations of PMSI Database and NDC and the financial condition, results of operation and future prospects of PMSI Database and NDC. See "The Stock Purchase--Reasons for the Stock Purchase."

  Regulatory Approvals. The consummation of the Stock Purchase is subject to the expiration or termination of the statutory waiting period under the HSR Act. See "The Stock Purchase--Regulatory Approvals."

  Termination. The Stock Purchase Agreement may be terminated, and the Stock Purchase abandoned, at any time prior to the Closing Date by mutual consent of the Boards of Directors of PMSI and NDC. In addition, the Stock Purchase Agreement may be terminated, and the Stock Purchase abandoned, prior to the Closing Date by either NDC or PMSI if: (i) the other party materially breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Stock Purchase Agreement; (ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; (iii) the PMSI stockholders fail to adopt the Stock Purchase Agreement and the transactions contemplated thereby at the Special Meeting; (iv) any of the conditions precedent to the obligations of the terminating party to consummate the Stock Purchase cannot be satisfied or fulfilled by January 31, 1998; or (v) the Stock Purchase has not been consummated by January 31, 1998. In addition, NDC may unilaterally terminate the Stock Purchase Agreement if the Board of Directors of PMSI or PMSI Database fail to reapprove or resolves not to affirm the Stock Purchase or recommends entering into a transaction other than the Stock Purchase involving a stock purchase, share exchange, consolidation or transfer of substantially all of PMSI Database's assets. Furthermore, PMSI may unilaterally terminate the Stock Purchase Agreement in the event that the Average Closing Price of the shares of NDC Common Stock is less than the Lower Threshold Amount as of the Determination Date, subject to NDC's right to revise the Base Amount based on the Lower Threshold Amount. See "The Stock Purchase--Amendment, Waiver and Termination."

  Conduct Of Business Pending The Stock Purchase. PMSI and PMSI Database have agreed in the Stock Purchase Agreement among other things, to operate the PMSI Database business only in the ordinary course and to take no action that would adversely affect any party's ability to perform its covenants and agreements under the Stock Purchase Agreement. In addition, PMSI and PMSI Database have agreed not to take certain actions relating to the operation of PMSI Database pending consummation of the Stock Purchase without the prior written consent of NDC, except as otherwise permitted by the Stock Purchase Agreement, including, among other things: (i) amending its Certificate of Incorporation or Bylaws;
(ii) entering into, modifying, amending or terminating any material contract;
(iii) repurchasing, redeeming or otherwise acquiring any shares of PMSI Database Common Stock; (iv) subject to certain exceptions, issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or issuing any long-term debt; (v) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers or employees; or (vi) modifying or adopting any employee benefit plans, including any employment contract. See "The Stock Purchase--Conduct of Business Pending the Stock Purchase."

  Expenses And Fees. The Stock Purchase Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Stock Purchase Agreement, except that each of NDC and PMSI shall pay one-half of the filing fees payable in connection with the HSR Act filing, and NDC shall pay all costs associated with the Registration Statement and this Prospectus and printing costs incurred in connection with the Registration Statement and this Prospectus.

  If the Stock Purchase Agreement is terminated by NDC because the stockholders of PMSI, or PMSI as the sole stockholder of PMSI Database, fail to approve the Stock Purchase Agreement, then PMSI shall promptly pay NDC all the out-of-pocket costs and expenses of NDC, including costs of counsel, investment brokers, actuaries and accountants up to a maximum of $750,000.

  Accounting Treatment. It is anticipated that the Stock Purchase will be accounted for under the "purchase" method of accounting. See "The Stock Purchase--Accounting Treatment."

  Resale Of NDC Common Stock. The NDC Common Stock issued in connection with the Stock Purchase will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and holders of 10% or more of the outstanding capital stock) of PMSI, PMSI Database or NDC under applicable federal securities laws.

  As a condition precedent to consummation of the Stock Purchase, NDC and PMSI will execute a registration rights agreement (the "Registration Rights Agreement") in the form attached as an exhibit to the Stock Purchase Agreement, giving PMSI various rights with regard to the registration of NDC Common Stock owned by it. Under the Registration Rights Agreement, NDC will agree to use its best efforts to make this Registration Statement available for use by PMSI for a period of 90 days from the Closing Date to offer and sell the shares of

NDC Common Stock received by PMSI in the Stock Purchase.

  The form of Registration Rights Agreement also provides for one demand registration right to be granted to PMSI. This demand registration right will permit PMSI to require NDC to effect one registration statement during a 12-month period beginning on the Closing Date. See "The Stock Purchase--Resales of NDC Common Stock."
  This Registration Statement is intended for use by PMSI to offer and resell the shares of NDC Common Stock received by it pursuant to the Stock Purchase Agreement.

  Closing Date. The closing of the Stock Purchase shall take place on such date as the parties shall mutually agree (the "Closing Date").

MARKET PRICES AND DIVIDENDS

  NDC Common Stock is traded on the NYSE under the symbol "NDC." The following table sets forth the high and low sale prices per share of NDC Common Stock on the NYSE, and the dividends declared per share of NDC Common Stock with respect to each quarterly period since June 1, 1996. There is no established trading market for shares of PMSI Database Common Stock. No cash dividends have been declared or paid on PMSI Database Common Stock.

                                         SALE PRICES PER
                                          SHARE OF NDC
                                          COMMON STOCK   DIVIDENDS DECLARED
                                         ---------------  PER SHARE OF NDC
                                          HIGH    LOW       COMMON STOCK
                                         ------ -------- ------------------ ---
FISCAL 1996
  Quarter ended August 31, 1995......... $26.63 $20.50         $.075
  Quarter ended November 30, 1995.......  28.00  22.00          .075
  Quarter ended February 29, 1996.......  35.00  20.00          .075
  Quarter ending May 31, 1996...........  40.25  29.88          .075
FISCAL 1997
  Quarter ended August 31, 1996.........  44.50  33.75          .075
  Quarter ended November 30, 1996.......  46.63  37.88          .075
  Quarter ended February 29, 1997.......  47.50  35.00          .075
  Quarter ending May 31, 1997...........  44.00  33.75          .075
FISCAL 1998
  Quarter ended August 31, 1997.........  46.50  36.125         .075
  Quarter ending November 30, 1997
   (through October 24, 1997)...........  40.25  36.6875         --

  On August 19, 1997, the last trading day prior to public announcement that NDC and PMSI had executed the Stock Purchase Agreement, the last reported sale prices per share of NDC Common Stock on the NYSE was $36.81. On October 24, 1997, the last reported sale prices per share of NDC Common Stock on the NYSE was $38.69.

  The Stock Purchase Agreement provides for the filing of a listing application with the NYSE covering the shares of NDC Common Stock issuable pursuant to the Stock Purchase. It is a condition to consummation of the Stock Purchase that NDC use its reasonable efforts to ensure that such shares of NDC Common Stock be authorized for listing on the NYSE effective upon official notice of issuance. See "The Stock Purchase--Conditions to Consummation."

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

  The following summary presents selected comparative unaudited per share data for NDC and PMSI Database on a historical basis and on a pro forma combined basis assuming the Stock Purchase and the Merger had been effective during the period presented, and on an equivalent pro forma combined basis assuming the Stock Purchase and the Merger had been effective during the period presented. The Stock Purchase is reflected under the purchase method of accounting and pro forma data is derived accordingly. The information shown below should be read in conjunction with the historical financial statements of NDC and PMSI Database, including the respective notes thereto, appearing elsewhere or incorporated by reference herein, and with the unaudited pro forma combined financial information including the notes thereto, appearing elsewhere herein. See "Available Information," "Incorporation of Certain Information by Reference," "Annex B-- Financial Statements of PMSI Database Holdings, Inc." and "Annex C--Pro Forma Combined Financial Information."

                                                                       THREE
                                                                       MONTHS
                                                                       ENDED
                                                         YEAR ENDED  AUGUST 31,
                                                        MAY 31, 1997    1997
                                                        ------------ ----------
NET INCOME PER SHARE:
  NDC Historical.......................................    $ 1.38      $ 0.38
  Pro Forma Combined...................................      1.37        0.38
  Equivalent Pro Forma(a)..............................      1.02        0.29
DIVIDENDS PER COMMON SHARE:
  NDC Historical.......................................      0.30        0.08
  Pro Forma Combined...................................      0.23        0.06
  Equivalent Pro Forma(a)..............................      0.17        0.04
STOCKHOLDER'S EQUITY (BOOK VALUE) PER COMMON SHARE:
 (AT PERIOD END)
  NDC Historical.......................................     10.45       10.77
  Pro Forma Combined...................................     11.02       11.08
  Equivalent Pro Forma(a)..............................      8.27        8.31

--------
(a) Excludes the effect of the cash to be issued in conjunction with the Stock Purchase and Merger.

RECENT DEVELOPMENTS

  On October 14, 1997, NDC signed a definitive agreement to acquire Physician Support Systems, Inc., a publicly-held Delaware corporation ("PSS"), in exchange for approximately 4,230,000 shares of NDC Common Stock. PSS provides business management services to physicians and hospitals in 29 states. The PSS transaction is subject to the approval of the PSS stockholders as well as other standard closing conditions and is expected to become effective during the fourth quarter of calendar 1997.

SELECTED FINANCIAL DATA

  Set forth below is certain unaudited historical consolidated selected financial data relating to NDC and PMSI Database and certain unaudited pro forma combined selected financial data, giving effect to the Stock Purchase and the Merger on a purchase accounting basis. This information should be read in conjunction with the historical financial statements of NDC and PMSI Database, including the respective notes thereto, and with the unaudited pro forma combined financial information appearing elsewhere in this Prospectus or incorporated by referenced herein. See "Available Information," "Incorporation of Certain Information by Reference," "Annex B--Financial Statements of PMSI Database Holdings, Inc." and "Annex C--Pro Forma Combined Financial Information."

                  SELECTED FINANCIAL DATA OF NDC (HISTORICAL)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth selected historical financial data of NDC and has been derived from and should be read in conjunction with NDC's Annual Report on Form 10-K and Quarterly Report on Form 10-Q which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference." In the opinion of management of NDC, interim unaudited historical data reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Unaudited results of operations for the three months ended August 31, 1997, are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole.

                          THREE MONTHS ENDED            FISCAL YEARS ENDED MAY 31
                         --------------------- ---------------------------------------------
                         AUGUST 31, AUGUST 31,
                            1997       1996      1997     1996      1995     1994     1993
                         ---------- ---------- -------- --------  -------- -------- --------
INCOME STATEMENT DATA:
  Revenues..............  $120,102   $101,164  $433,860 $325,803  $278,083 $237,659 $239,810
  Operating income
   (loss)...............    19,633     13,934    66,656  (11,834)   28,426   18,423   14,894
  Income (loss) from
   continuing
   operations...........    10,604      8,205    38,753   (8,458)   18,421   12,226    8,045
PER SHARE DATA:
  Income (loss) from
   continuing
   operations...........  $   0.38   $   0.30  $   1.38 $  (0.31) $   0.79 $   0.55 $   0.37
  Cash dividends........     0.075      0.075      0.30     0.30      0.30     0.29     0.29
  Fully diluted weighted
   average common and
   common equivalent
   shares outstanding...    28,201     27,800    28,039   27,189    23,481   22,851   18,803
BALANCE SHEET DATA (AT
 PERIOD END):
  Total assets..........  $529,403   $369,417  $521,683 $368,039  $255,758 $214,864 $203,391
  Long-term obligations.   156,407     12,853   155,690   13,324    26,410   21,664   20,254
  Total stockholders'
   equity...............   286,912    242,134   277,470  233,299   164,651  134,723  124,001

             SELECTED FINANCIAL DATA OF PMSI DATABASE (HISTORICAL)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth selected historical financial data of PMSI Database more fully set forth in Annex B.

                                               FISCAL YEARS ENDED JUNE 30,
                                         ---------------------------------------
                                          1997    1996    1995    1994    1993
                                         ------- ------- ------- ------- -------
INCOME STATEMENT DATA:
  Revenues.............................. $25,009 $19,801 $18,010 $14,225 $14,675
  Operating income......................   5,918   3,025   3,793   2,818   3,584
  Income from continuing operations.....   3,529   1,789   2,344   2,211   1,895
BALANCE SHEET DATA (AT PERIOD END):
  Total assets.......................... $14,209 $ 8,213 $ 7,135 $ 6,795 $ 9,351
  Long-term obligations.................     776     189       7      29      53
  Total stockholders' equity............   5,665   2,136   2,247   3,403   1,192

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                        OF NDC, PMSI DATABASE AND SOURCE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth selected pro forma combined financial information as of and for the year ended May 31, 1997, and the three months ended August 31, 1997, giving effect to the Merger and the consummation of the Stock Purchase using the purchase method of accounting. The pro forma combined financial information represents the historical operations of NDC, Source and PMSI Database adjusted for the effects of the Stock Purchase and the Merger as well as the effects of the acquisition of NDC Healthcare EDI Services, Inc. consummated in October 1996. This information has also been adjusted to conform presentation format and accounting policy to those of NDC. For comparability purposes, Source and PMSI Database's twelve months ended June 30, 1997, respectively, are used in conjunction with the NDC three and twelve months ended August 31, 1997 and May 31, 1997. The weighted average common shares outstanding and related per share data has been adjusted to reflect the maximum number of shares of NDC Common Stock issuable in the Stock Purchase and the Merger. The pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Stock Purchase and the Merger been consummated at the beginning of the period presented or of future results. The selected pro forma combined financial information is derived from the Pro Forma Combined Financial Information attached to this Prospectus as Annex C. This information should be read in conjunction with the historical financial statements of NDC and PMSI Database, including the respective notes thereto, appearing elsewhere or incorporated by reference herein.

                                                         PRO FORMA COMBINED
                                                    ----------------------------
                                                        YEAR      THREE MONTHS
                                                       ENDED          ENDED
                                                    MAY 31, 1997 AUGUST 31, 1997
                                                    ------------ ---------------
INCOME STATEMENT DATA:
  Revenues.........................................   $523,605      $145,224
  Operating income.................................     73,061        21,758
  Income from continuing operations................     42,110        11,832
PER SHARE DATA:
  Income from continuing operations................   $   1.37      $   0.38
  Cash dividends...................................       0.30          0.08
  Weighted average common shares outstanding.......     30,654        30,816
BALANCE SHEET DATA (AT AUGUST 31, 1997):
  Total assets.....................................                 $635,458
  Long-term obligations............................                  164,673
  Total stockholders' equity.......................                  324,092

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in NDC Common Stock.

COMPETITION

  The markets for the applications systems and services offered by NDC are highly competitive. Competition in the health care transaction processing and payment systems markets affects NDC's ability to gain new customers and the prices it can charge. The key competitive factors for NDC are functionality of products, quality of service and price. Many of NDC's competitors have access to significant capital and management, marketing and technological resources that are equal to or greater than those of NDC, and there can be no assurance that NDC will continue to be able to compete successfully with them. In addition, NDC competes with businesses that internally perform data processing or other services offered by NDC.

MARKETS AND APPLICATIONS

  NDC's future growth and profitability will depend, in part, upon the further expansion of the health care transaction processing and payment systems markets, the emergence of other markets for electronic transaction processing services and NDC's ability to penetrate such markets. Further expansion of these markets is dependent upon the continued growth in the number of transactions available to be processed and the continued automation of traditional paper-based processing systems. NDCs ability to penetrate such markets will depend, in turn, upon its ability to apply its existing technology, or to develop new technology, to meet the particular service needs of each new market. There can be no assurance that markets for NDC's services will continue to expand and develop or that NDC will be successful in its efforts, or have adequate financial, marketing and technological resources to penetrate new markets.

INTEGRATED PAYMENT SYSTEMS BUSINESS

  NDC's merchant customers have liability for charges disputed by cardholders. However, in the case of merchant fraud, or insolvency or bankruptcy of the merchant, NDC may be liable for any of such charges disputed by cardholders. NDC requires cash deposits and other types of collateral by certain merchants to minimize any such contingent liability. Based on its historical loss experience, NDC has established reserves for estimated losses on transactions processed which management believes are adequate. There can be no assurance, however, that such reserves for losses will be adequate. Any such losses in excess of reserves could have a material adverse effect on the financial condition and results of operations of NDC.

HEALTH CARE INFORMATION SERVICES

  Federal and state governments have recently focused significant attention on health care reform. It is not possible to predict which, if any, proposal that has been or will be considered will be adopted. There can be no assurance that the health care regulatory environment will not change so as to restrict the existing operations of, impose additional requirements on or limit the expansion of NDC. Costs of compliance with changes in government regulations may not be subject to recovery by NDC through price increases.

  Significant media and public attention has recently been focused on the health care industry due to ongoing federal and state investigations purportedly related to certain referral and billing practices. The Office of the Inspector General and the Department of Justice have initiated hospital and laboratory billing review projects in certain states and are expected to extend such projects to additional states, including states in which NDC, upon the consummation of its acquisition of PSS, will operate. These projects increase the likelihood of governmental investigations of hospitals, laboratories and other institutions for which NDC and PSS perform services. Although PSS currently monitors, and, upon the consummation of its acquisition of PSS, NDC intends to continue to monitor, billing practices and arrangements to ensure compliance with prevailing industry practices under applicable laws, such laws are complex and constantly evolving and there can be no assurance that governmental investigators will not take positions that are inconsistent with industry practices.

ACQUISITION RISKS

  NDC completed five acquisitions in fiscal 1997, and intends to seek additional acquisition opportunities and alliance relationships with other businesses that will allow it to increase its market penetration, technological capabilities, product offerings and distribution capabilities. There can be no assurance that NDC will be able successfully to identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand into new markets. There can also be no assurance that future acquisitions will not have an adverse effect upon NDC's operating results, particularly in the fiscal quarters immediately following the completion of such acquisitions while the operations of the acquired business are being integrated into NDC's operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by NDC's existing operations, or otherwise perform as expected. In addition, NDC competes for acquisition and expansion opportunities with companies that have substantially greater resources. NDC may incur indebtedness in the future, including through borrowings under a credit facility, if a credit facility is available, to finance acquisitions. As a result, NDC expects to be subject to risks associated with debt financing, including the risk that interest rates may increase, the risk that NDC's cash flow will be insufficient to meet required payments on its debt and the risk that NDC may be unable to refinance or repay the debt as it comes due.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW, CERTAIN CHARTER AND BY-LAW PROVISIONS AND STOCKHOLDER RIGHTS PLAN

  Certain provisions of the NDC's Certificate of Incorporation and By-laws could delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions may adversely affect prevailing market prices for NDC Common Stock. These provisions, among other things, classify NDC's Board of Directors into three classes as nearly equal in number as the total number of directors permits, each of which serve for different three-year terms, and authorize the Board of Directors to issue preferred stock in one or more classes or series and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any action on the part of the stockholders. The rights of the holders of NDC Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of NDC. NDC has no current plans to issue shares of preferred stock. NDC also maintains a stockholder rights plan which entitles the stockholders of NDC, upon the happening of certain events, to purchase preferred stock of NDC. These NDC Rights (hereinafter defined) may have certain anti-takeover effects because the rights will cause substantial dilution to a person or group that attempts to acquire NDC on terms not approved by the Board of Directors of NDC unless the offer is conditioned on a substantial number of NDC Rights being acquired. In addition, Section 203 of the Delaware General Corporation Law prohibits certain persons from engaging in business combinations with NDC which may also have the effect of delaying, deterring or preventing a change of control of NDC.

FORWARD-LOOKING STATEMENTS

  When used in this Prospectus and elsewhere by management or NDC from time to time, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements concerning NDC's operations, economic performance and financial condition, including in particular, the likelihood of NDC's success in developing and expanding its business. These statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of NDC, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in NDC's forward- looking statements, some of which include competition in the market for NDC's services, continued expansion of NDC's processing and payment systems markets, successfully completing and integrating acquisitions in existing and new markets and other risk factors that are discussed herein and from time to time in other NDC reports and other filings with the Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. NDC undertakes no obligations to publicly release the results of any revisions to such forward- looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events.

                              THE STOCK PURCHASE

  The following information describes certain information pertaining to the Stock Purchase. This description does not purport to be complete and is qualified in its entirely by reference to the Annexes hereto, including the Stock Purchase Agreement, a copy of which is set forth in Annex A to this Prospectus and is incorporated herein by reference.

GENERAL

  The Stock Purchase Agreement provides that NDC will acquire from PMSI all of the outstanding shares of PMSI Database Common Stock for cash and shares of NDC Common Stock. Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Stock Purchase shall be accompanied by an NDC Right. If the Stock Purchase Agreement is adopted by the stockholders of PMSI at a Special Meeting, all required governmental and other consents and approvals are obtained and all of the other conditions to the obligations of the parties to consummate the Stock Purchase are either satisfied or waived (as permitted), the Stock Purchase will be consummated. A copy of the Stock Purchase Agreement is set forth in Annex A to this Prospectus.

  Simultaneously with and as a condition to the consummation of the Stock Purchase, NDC will consummate the merger of one of its subsidiaries with and into Source with Source becoming a wholly-owned subsidiary of NDC, pursuant to that certain Agreement and Plan of Merger, dated as of August 20, 1997, by and among NDC, Source and Dunkirk, Inc. If the Source Merger Agreement is adopted by the stockholders of Source at the special meeting called therefore, all required governmental and other consents and approvals obtained, and all of the other conditions to the obligations to the parties to consummate the Source Merger Agreement are either satisfied or waived (as permitted), the transactions contemplated by the Source Merger Agreement will be consummated.

BACKGROUND OF THE STOCK PURCHASE

  In April 1996, PMSI's Board decided, following the conclusion of a strategic reassessment, to concentrate PMSI's efforts on the development of its core business as an information services provider to the pharmaceutical and healthcare industries. As a consequence, PMSI announced that it would divest its non-database segment. Since that date, PMSI has sold all businesses in this segment, except its French point-of-sale business, which is presented in PMSI's financial statements as an "asset held for sale."

  In May 1996, to further its efforts towards achieving its business goals while building stockholder value and to avoid any appearance of a conflict of interest with Source, which PMSI perceived as having potentially conflicting goals, PMSI formed the Committee, comprised solely of independent directors, none of whom are directors or stockholders of Source. The Committee then retained investment bankers to evaluate how PMSI could best achieve such goals, including possibly a sale or merger of PMSI. Subsequently, PMSI and its investment bankers had preliminary discussions regarding business combinations with several potentially interested parties.

  In addition, during this period PMSI also reviewed the feasibility and financial implications of acquiring Source, since PMSI had been informally notified by the board of directors of Source that Source was looking for a way of creating liquidity for its stockholders. From a business and strategic perspective, the acquisition of Source by PMSI had certain attractive features given the significant business relationships between the two parties. In 1991, PMSI and Walsh, as the predecessor of Source, had entered into an agreement with respect to the Alpha Database and in 1994 PMSI and Walsh had commenced the Source US operating venture to more fully exploit the databases produced by Source. More recently, PMSI and Source had also reached agreement in principle for PMSI's profit participation in Source Europe's efforts to build and commercialize similar databases in major European markets. However, after considering the matter, the Committee concluded that the acquisition of Source in a purchase transaction at the value placed on the business by the Source board would be significantly dilutive to future earnings per share. Furthermore, the Source board of directors was seeking liquidity that would have been difficult for PMSI to achieve, the Committee therefore rejected the acquisition of Source as a viable option.

  During the first half of calendar 1996, Source US and NDC, which has been a significant data supplier to Source US since inception of the US operating venture between Source and PMSI, commenced discussions with regard to creating a new information service. During the course of these discussions, NDC management suggested that, due to the complementary nature of the businesses, there be a senior management meeting of all three companies to explore the potential for further cooperation.

  Commencing in November 1996, senior management from NDC, PMSI and Source met several times to explore the potential synergies among their businesses. While a possible transaction in which NDC would acquire all of PMSI and Source was discussed, NDC did not submit an acquisition proposal to PMSI and Source. NDC expressed the view that, since it had no significant operations outside the United States, it believed that the greatest benefits would be derived from cooperative ventures with Source US, the OTC Business and NDC's health care transaction processing network, all based and operating solely in the United States. In May 1997, NDC expressed an interest in acquiring these parts of the PMSI and Source businesses. NDC's proposal contemplated the acquisition by NDC of the OTC Business and all the outstanding capital stock of Source and that of Source US, subject to Source's divestiture of its interest in Source Europe. The Committee considered that the proposal did present PMSI with the opportunity to capitalize on the value of its minority participation in Source US and the value of the OTC Business (which is the only PMSI operation located in the same offices and utilizing significant common resources as Source) and to construct a financially attractive transaction to acquire 100% of Source Europe to further strengthen and expand PMSI's European businesses. Moreover, since no other possible business combinations had progressed beyond the preliminary stage, the Committee determined that NDC's proposal was the transaction most likely to increase stockholder value in PMSI.

  In June 1997, NDC, PMSI and Source commenced negotiations on a proposal for PMSI to acquire 100% of Source Europe and for NDC to acquire 100% of Source US (including PMSI's interest in Source US) together with the OTC Business, for a total purchase price payable to PMSI and the stockholders of Source consisting of $153 million, based on a value of $43.875 per share, payable 75% in registered shares of NDC Common Stock and 25% in cash. The investment bankers were directed to negotiate on PMSI's behalf both the allocation between PMSI and Source of the total NDC consideration to be received in the Stock Purchase and the Merger and the terms of the transfer from Source to PMSI of Source Europe. Source was represented in these negotiations by its own investment bankers.

  Through July and August 1997, PMSI, Source and NDC continued to negotiate the terms of the Stock Purchase and the Merger, including the scope of representations and warranties, the scope and duration of indemnities and related escrow arrangements and the principal terms of ancillary agreements between the parties. On August 20, 1997, the Stock Purchase Agreement, the Source Divestiture Agreement and the Source Merger Agreement were executed.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE STOCK PURCHASE

  Over the last few years, Source US has been a major factor in the growth of PMSI's information business. However, the Source US venture is governed by the Alpha Database License Agreement (the "Alpha Database Agreement"), between Source and PMSI, which is cancelable by Source in its complete discretion in 2011 at the end of the 20-year term. PMSI's minority position in Source US allows it to recognize a fixed 26% of revenue and a percentage of total costs that increases over time from 22.6% in 1995 to 26% in 2002. As a consequence, overall operating profits of Source US recognized by PMSI will decline over the next four years to 26% of Source US's total operating profits and stay at that level for the remaining nine years of the Alpha Database Agreement.

  In view of the desire of Source stockholders for liquidity, it became clear to the Board of Directors of PMSI that there was a significant likelihood that, in order to achieve such liquidity, Source would have to sell its majority ownership of Source US, leaving PMSI, if it took no other action, as a minority partner in a venture controlled by an unknown third party. The Board decided that increasing long-term stockholder value was best served either by full ownership of such databases or compete liquidation of its minority interest in the operating venture. The Committee and the Board unanimously felt that maintaining access to the Source US databases only through PMSI's minority ownership of finite duration was not an effective way to increase PMSI stockholder value. Rather, after investigating and rejecting on financial grounds the possibility of purchasing Source, the Committee and the Board concluded that it would best serve the interests of PMSI's stockholders to take the opportunity of selling PMSI's interests in the venture at the same time as the sale by Source of its majority interest and investing in wholly-owned healthcare database businesses.

  The Committee and the Board approved including the OTC Business in the sale to NDC because this business is physically located in Phoenix, Arizona with, and supported by, Source US and would be difficult to manage and develop as a stand-alone operation. Moreover, NDC included it in its formal offer. The Committee and the Board also concluded that the sale of Source US and the OTC Business would have no material adverse impact on Scott-Levin, PMSI's other business in the United States, since this research and consulting business is located separately in Newtown, Pennsylvania. Scott-Levin has a substantially broader client base than either Source US or the OTC Business. In addition, the Committee and Board concluded that the sale of Source US and the OTC Business would have no material adverse impact on PMSI's growing information services business in Japan.

  In June, 1997, PMSI and Source commenced negotiations on a proposal for PMSI to acquire 100% of Source Europe. Concurrent with the Stock Purchase, and as a condition of closing, PMSI will purchase Source Europe from Source. Source Europe is a development stage business focused on building a range of services similar to Source US, for clients in continental Europe. While PMSI is currently developing software and databases to deliver prescriber-linked prescription service and has delivered initial services to certain clients, the business will need further funding to continue business development through cash flow self-sufficiency. Source Europe may also require additional investment in the event of problems with the development of the software and databases, delays in bringing products to market or delays in obtaining government approval to launch prescriber-based services in certain countries. Source Europe has incurred operating losses since inception in 1994.

  Prior to approving the acquisition of this venture, PMSI's Board requested a detailed review of this opportunity for PMSI by management and independent advisers. The review concluded that, although the transaction is not without risks, the acquisition and the completion of the development of Source Europe are in the overall best interests of PMSI given the substantial investment already made by Source in the venture over the past three fiscal years, the projected future returns and required costs of completing the project and the availability to PMSI of some of the same experienced team that developed Source US. To date, the investments in Source Europe include researching the market potential and entry strategies for Source Europe data services in Europe, entering into contracts with prescription data vendors in five national markets, developing the databases, gaining regulatory approval in certain markets and initiating the procedure for regulatory approval in other markets for the collection of prescriber level data and delivery of data products, building infrastructure and entering into contracts with over 30 pharmaceutical companies and obtaining sales commitments from others.

  The pharmaceutical industry in the countries covered by Source Europe has a market size in excess of the market in the United States and management of PMSI believes that the European market for prescription data has the potential of generating profits at least as high as those for the prescription information services business in the United States. Moreover, the Board believes that this European market is as yet essentially unrealized, offering Source Europe an opportunity to participate in the development of the market and in its potential gains. The Board believes that PMSI's already existing European presence and infrastructure, along with the overall experience, background and industry knowledge of PMSI's management and personnel place it and Source Europe in the position to exploit this opportunity. Source Europe is already delivering initial data products to clients and beginning to recognize revenue. The Committee and the Board concluded that Source Europe would be complementary to PMSI's existing European businesses and would thereby enhance PMSI's market position in the future.

  Source Europe's operating results have been significantly affected by the expense of creating a management infrastructure to support an international business, including the addition of staff and expansion of office facilities as well as the cost of investment in technology and database development. With the close of this transaction, PMSI will implement plans to combine Source Europe with PMSI's European operations and pursue investment to increase PMSI's revenues.

  The Committee and the Board reviewed the effects on fiscal 1998 financial results of the Stock Purchase, the acquisition of Source Europe and the investment in Source Europe to complete its development including a reduction in information services revenue and a dilution in PMSI's earnings per share. However, the Committee and the Board also considered the cash and PMSI common stock to be received from Source in the Stock Purchase should contribute significantly to the funding requirements and that, over the longer term, the revenue from Source Europe should at least replace the revenues that had been derived from the OTC Business and Source US. Therefore, the Committee and the Board concluded that the potential financial return from Source Europe outweighed the risks in taking on a developmental stage of business of this magnitude.

  THE COMMITTEE, COMPRISED SOLELY OF INDEPENDENT DIRECTORS OF PMSI WHO ARE NEITHER DIRECTORS NOR STOCKHOLDERS OF SOURCE, UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT AND THE SOURCE DIVESTITURE AGREEMENT AND RECOMMENDED TO THE BOARD THAT THE STOCK PURCHASE AGREEMENT AND THE SOURCE DIVESTITURE AGREEMENT BE APPROVED. THE BOARD HAS UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT AND THE SOURCE DIVESTITURE AGREEMENT AND RECOMMENDS THAT HOLDERS OF PMSI COMMON STOCK VOTE "FOR" APPROVAL OF SUCH.

THE PURCHASE PRICE

  Purchase Price. The Stock Purchase Agreement provides that, subject to a working capital adjustment (discussed below), as consideration for the purchase by NDC of all of the outstanding shares of PMSI Database Common Stock, PMSI shall receive: (i) $6,500,000; and (ii) 1,059,829 shares of NDC Common Stock.

  The amount of cash and shares of NDC Common Stock to be paid to PMSI was determined based on a per share value for the NDC Common Stock of $43.875, the market price for the NDC Common Stock at the time NDC, Source and PMSI commenced negotiations. See "The Stock Purchase--Background of the Stock Purchase."

  Base Amount Adjustment. If, at the Determination Date, the Average Closing Price shall be greater than the Upper Threshold Price, the Base Amount shall be adjusted to equal that number of shares of NDC Common Stock (rounded to the nearest whole share) obtained by dividing the product of the Base Amount and the Upper Threshold Price by the Average Closing Price as of the Determination Date. If the Average Closing Price on the Determination Date shall be less than the Lower Threshold Price, PMSI shall have the right to refuse to consummate the Stock Purchase, provided PMSI shall have given written notice of such refusal to NDC not later than two trading days following the Determination Date. During the five-day period commencing with the receipt of such notice, NDC shall have the option, in its sole discretion, to elect to revise the Base Amount to equal that number of shares of NDC Common Stock (rounded to the nearest whole share) obtained by dividing the product of the Base Amount and the Lower Threshold Price by the Average Closing Price as of the Determination Date. If NDC makes the election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to PMSI of such election and the revised Base Amount, whereupon the Stock Purchase Agreement shall remain in effect in accordance with its terms (except that the Base Amount shall have been so modified).

  Working Capital Adjustment. The Purchase Price shall be further adjusted in the manner described below:

   Preliminary Balance Sheet. PMSI will cause to be prepared and delivered to NDC the Preliminary Balance Sheet and a certificate based on such Preliminary Balance Sheet setting forth PMSI's calculation of Estimated Working Capital, Estimated Current Assets and Estimated Current Liabilities. The Preliminary Balance Sheet shall fairly present the financial position of PMSI Database as at the close of business on the date of the Preliminary Balance Sheet in accordance with GAAP applied on a basis consistent with those used in the preparation of the PMSI Database Balance Sheet.

  NDC shall have five business days from the receipt of the Preliminary Balance Sheet and the calculation of Estimated Working Capital, Estimated Current Assets and Estimated Current Liabilities to review such statement and calculations and following such review such statement and calculations shall be final and binding.

  If Estimated Current Assets are less than the product of (i) 1.1659 times
(ii) Estimated Current Liabilities as of the date of the Preliminary Balance Sheet, the Cash Amount payable by NDC shall be decreased by the Estimated Working Capital Adjustment.

   Closing Balance Sheet. As promptly as practicable, but not later than 30 days after the Closing Date, NDC will cause to be prepared and delivered to PMSI the Closing Balance Sheet setting forth NDC's calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities. The Closing Balance Sheet shall fairly present the financial position of PMSI Database as at the close of business on the Closing Date in accordance with GAAP applied on a basis consistent with those used in the preparation of the PMSI Database Balance Sheet.

  The Closing Balance Sheet and the calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities shall be deemed final upon the earliest of: (i) the date on which NDC and PMSI jointly agree that such documents are final; (ii) the 30th day after delivery of such documents, if PMSI has not delivered a notice to NDC expressing disagreement with such calculations and setting forth its calculation of such amount(s); and (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved.

  If PMSI shall deliver a notice of disagreement, PMSI and NDC shall, during the 30 days following such delivery, use their reasonable efforts to reach agreement on the Disputed Amounts. If, during such period, PMSI and NDC are unable to reach such agreement, they shall promptly thereafter cause Price Waterhouse LLP (or if said firm shall be unwilling to act thereunder, such other independent accountants of nationally recognized standing reasonably satisfactory to NDC and PMSI), promptly to review the Stock Purchase Agreement and any other documents necessary to calculate the Disputed Amounts (including all work papers of the parties used in calculating the Disputed Amounts) and such accountants shall then deliver a report to NDC and PMSI setting forth their calculations which shall be final and binding.

  If Final Current Assets are less than the product of (i) 1.1659 times (ii) Final Current Liabilities, PMSI shall pay to NDC in cash the amount of the Final Working Capital Deficit as an adjustment to the Purchase Price. If Final Current Assets are greater than the product of (i) 1.1659 times (ii) Final Current Liabilities, NDC shall pay to PMSI in cash the amount of the Final Working Capital Surplus as an adjustment to the Purchase Price.

  Allocation with Source. NDC, PMSI and Source have agreed to the following adjustment in order to properly allocate the working capital adjustment based on their respective closing balance sheets. If Total Current

Assets are less than the product of 0.9975 and Total Current Liabilities, then PMSI shall pay to NDC the amount of the Current Asset Allocation Amount in cash as a further adjustment to the Purchase Price. If Total Current Assets are greater than the product of 0.9975 and Total Current Liabilities, then NDC shall pay to PMSI the amount of the Current Asset Allocation Amount in cash, as a further adjustment to the Purchase Price.

  For purposes of any adjustments to the Purchase Price based on the Closing Balance Sheet, the parties shall take into account any adjustment made to the Purchase Price at closing pursuant to the Preliminary Balance Sheet.

INDEMNIFICATION

  Subject to certain limitations described below and in the Stock Purchase Agreement, PMSI will indemnify NDC and its officers, directors, stockholders, controlling persons, affiliates and representatives from and against all losses asserted against, or paid, suffered or incurred by, an NDC Indemnitee resulting from, based upon, or arising out of: (i) a breach or any representation or warranty of PMSI or PMSI Database; (ii) a breach of or failure to perform any covenant or agreement of PMSI or PMSI Database (except with respect to certain contract terminations); (iii) any liability which is not expressly assumed by NDC pursuant to the Stock Purchase Agreement; and
(iv) any liability relating to Source Europe which will be acquired by PMSI pursuant to the Source Divestiture Agreement. Subject to certain limitations described below and in the Stock Purchase Agreement, NDC will indemnify PMSI and its officers, directors, stockholders, controlling persons, affiliates and representatives from and against all losses asserted against, or paid, suffered or incurred by, a PMSI Indemnitee resulting from, based upon, or arising out of: (i) a breach of any representation or warranty of NDC; (ii) a breach of or failure to perform any covenant or agreement of NDC; and (iii) any liability which was expressly assumed by NDC pursuant to the Stock Purchase Agreement.

  Neither PMSI nor NDC shall have any liability with respect to the matters described above until the total of all losses with respect thereto exceeds the Threshold Amount in which event PMSI or NDC, as the case may be, shall be obligated to indemnify for all such losses; provided, however, that each individual claim of $10,000 or less shall not be indemnifiable, and shall not be includable in determining whether the Threshold Amount has been reached. In addition, the aggregate liability of PMSI and NDC for indemnification of the other party for losses shall not exceed the Maximum Amount.

  Notwithstanding the foregoing, the Threshold Amount and Maximum Amount limitations shall not apply to the indemnification rights of NDC with respect to the liability of PMSI relating to, arising out of, or based upon any liability which was not expressly assumed by NDC pursuant to the Stock Purchase Agreement or any liability relating to Source Europe, and shall not apply to the indemnification rights of PMSI relating to, arising out of or based upon any liability expressly assumed by NDC pursuant to the Stock Purchase Agreement.

  The liability of NDC and PMSI with respect to any indemnification claim shall be reduced by the tax benefit actually realized and any insurance proceeds received, and shall include any tax detriment actually suffered by the indemnified party as a result of any losses upon which such indemnification claim is based. PMSI, on the one hand, and NDC, on the other hand, will have no liability to the other party under or in connection with any indemnification claim unless written notice asserting an indemnification claim based thereon is given to the other party prior to August 31, 1999; provided, however, the liability of PMSI relating to, arising out of or based upon any liability which was not expressly assumed by NDC pursuant to the Stock Purchase Agreement or any liability relating to Source Europe, and the liability of NDC relating to, arising out of or based upon any liability expressly assumed by NDC pursuant to the Stock Purchase Agreement may be asserted at any time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of the material federal income tax consequences of the Stock Purchase. This discussion is based on the provisions of the Code, the United States Department of the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactive. The discussion is included for general information purposes only and applies only to PMSI. NDC and PMSI have not requested a ruling from the Internal Revenue Service (the "Service") and neither party has obtained a tax opinion from counsel.

  The Stock Purchase is intended to be a taxable sale of the common stock of PMSI Database to NDC pursuant to the terms of the Stock Purchase Agreement. Both parties will make an election under section 338(h)(10) of the Code to treat the Stock Purchase as a sale of assets by PMSI Database to NDC, which will be followed by a liquidation of PMSI Database and a distribution to PMSI of the consideration received.

  Upon the sale or exchange of NDC Common Stock, a holder of such stock generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such holder's adjusted tax basis in the NDC Common Stock. Under recently enacted legislation, capital gains recognized by a holder of NDC Common Stock generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 18 months, and to a maximum federal income tax rate of 28% if such shares are held for more than one year but are not held for more than 18 months.

INTERESTS OF CERTAIN PERSONS IN THE STOCK PURCHASE

  Other than as described herein, no director or executive officer of NDC or PMSI, and no associate of any such person, has any substantial interest, direct or indirect, in the Stock Purchase.

  Certain members of the Board of Directors of PMSI also serve as directors of Source. In addition, certain directors of PMSI are stockholders of Source.

  Handel E. Evans and Dennis M.J. Turner, directors and the Chairman of the Board and the Chief Executive Officer, respectively, of PMSI, are also directors and the Chairman of the Board and the Chief Executive Officer, respectively, of Source. In addition, Patrick J. Welsh, a director of PMSI, is also a director of Source and is a general partner of the general partner of a significant stockholder of PMSI ("WCAS") and, along with certain of its affiliated entities, the largest stockholder of Source.

  At consummation of the Stock Purchase, Messrs. Evans and Turner are to each receive aggregate annual bonuses from PMSI of $570,000. In determining these bonuses, compensation committees of each of PMSI and Source considered the successful completion of the transactions pursuant to the Stock Purchase and the Source Divestiture Agreement. At consummation of the Stock Purchase, the employment by Source of Messrs. Evans and Turner will be terminated and they will each receive termination payments pursuant to their respective employment agreements with Source aggregating $1.2 million and $880,000, respectively, after which Mr. Evans will enter into an employment agreement with PMSI as its full- time Chairman of the Board and Mr. Turner will enter into an employment agreement with PMSI as its full-time Chief Executive Officer. In the event that either Source or PMSI do not have sufficient cash available to consummate the Stock Purchase and the Source Divestiture Agreement, including related expenses, Messrs. Evans and Turner have agreed to receive partial payment of their respective termination payments in the form of registered NDC Common Stock. In addition, the annual bonuses of three other executives of PMSI and Source, including Warren J. Hauser, Vice President and Secretary of PMSI, aggregating $490,000, will reflect the successful completion of the Stock Purchase.

  Mr. Evans and trusts for the benefit of his family beneficially own an aggregate of 133,879 shares of PMSI common stock (representing approximately 1.0% of the shares of PMSI common stock outstanding and entitled to vote on the Stock Purchase as of the Record Date) and options to purchase an additional 300,000 shares of PMSI common stock, 250,000 of which are currently exercisable. Mr. Turner and trusts for the benefit of his family beneficially own an aggregate of 134,384 shares of PMSI common stock (representing approximately 1.0% of the shares of PMSI common stock outstanding and entitled to vote on the Stock Purchase as of the Record Date) and options to purchase an additional 300,000 shares of PMSI common stock, 250,000 of which are currently exercisable.

  Messrs. Evans and Turner and trusts for the benefit of their respective families currently own an aggregate of 247,586 and 242,584 shares, respectively of Source common stock (representing approximately 3.6% and

3.5%, respectively, of the outstanding capital stock of Source entitled to vote on the Merger). In addition, Messrs. Evans and Turner own options to purchase 201,250 and 151,250 shares, respectively, of Source common stock, all of which are currently exercisable or will become exercisable upon consummation of the Merger.

  Mr. Welsh owns 15,733 shares of PMSI common stock and 26,550 shares of Source Common Stock. In addition, Mr. Welsh may be deemed to beneficially own an aggregate of 746,315 shares of PMSI common stock (or approximately 5.6% of the shares of PMSI common stock outstanding and entitled to vote on the Stock Purchase as of the Record Date) and an aggregate of 2,544,147 shares of Source common stock (or approximately 37.19% of the Source capital stock outstanding and entitled to vote on the Merger) owned by WCAS and related entities. In addition, Mr. Welsh owns options to purchase an aggregate of 24,000 shares of PMSI common stock, 16,000 of which are currently exercisable, and options to purchase an aggregate of 7,500 shares of Source common stock, all of which are currently exercisable.

  The Stock Purchase Agreement provides that, after the Closing Date, NDC will either provide generally to officers and employees of PMSI working in the PMSI Database business, employee benefits under employee benefit plans, on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by NDC and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting and benefit accrual (other than benefit accrual under retirement plan) under such employee benefit plans, service with PMSI or its subsidiaries prior to the Closing Date will be treated as service with NDC or its subsidiaries. Subject to certain exceptions set forth in the Stock Purchase Agreement, NDC will honor all employment, severance, consulting and other compensation contracts previously disclosed to NDC between PMSI or any of its subsidiaries and any current or former director, officer or employee, and all provisions for vested amounts earned or accrued through the Closing Date under PMSI's benefit plans.

CONDITIONS TO CONSUMMATION

  The obligations of PMSI, PMSI Database and NDC to consummate the Stock Purchase are subject to the satisfaction or waiver (to the extent permitted) of the following conditions: (i) the stockholders of PMSI shall have adopted the Stock Purchase Agreement and the Source Divestiture Agreement and the consummation of the transactions contemplated thereby by the requisite vote;
(ii) PMSI, as the sole stockholder of PMSI Database, shall have adopted the Stock Purchase Agreement and the consummation of the transactions contemplated thereby; (iii) the required regulatory approvals and clearances described under "--Regulatory Approvals" shall have been received and shall be in full force and effect with all waiting periods required by law having expired, and no such regulatory approval shall be conditioned or restricted in a manner which would, in the reasonable judgment of the Board of Directors of NDC, so materially adversely affect the economic or business benefits of the transactions contemplated by the Stock Purchase Agreement that had NDC known of such condition it would not, in its reasonable judgment, have entered into the Stock Purchase Agreement; (iv) each party shall have received any required consents of third parties and no consent so obtained which is necessary to consummate the transactions contemplated by the Stock Purchase Agreement shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of NDC would so materially adversely impact the economic or business assumptions of the Stock Purchase Agreement that, had such condition or requirement been known, NDC would not, in its reasonable judgment have entered into the Stock Purchase Agreement; (v) no court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the Stock Purchase Agreement; (vi) the Registration Statement of which this Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or any threatened stop order, and the shares of NDC Common Stock issuable in connection with the Stock Purchase Agreement shall have been qualified, registered or otherwise approved for exchange under the securities laws of the various states in which such qualification, registration or approval is required; (vii) the shares of NDC Common Stock issuable pursuant to the Stock Purchase Agreement shall have been approved for listing on the NYSE, subject to effective notice of issuance; (viii) the accuracy, as of the date of the Stock Purchase Agreement and as of the Closing Date, of the representations and warranties of the other party as set forth in the Stock Purchase Agreement; (ix) prior to the Closing Date, the other party shall have performed in all material respects all of the agreements, covenants, acts and undertakings to be performed by it pursuant to the Stock Purchase Agreement;
(x) each party shall have received customary closing documents, including, without limitation, an opinion of the other party's counsel, dated the Closing Date, as to certain matters; (xi) the consummation of the Merger; (xii) consummation of the transactions contemplated by the Source Divestiture Agreement; (xiii) the execution of certain agreements related to the Stock Purchase Agreement; (xiv) the execution of the Registration Rights Agreement; and (xv) the release by third parties for certain agreements relating to Source Europe to which Source is a party or otherwise obligated.

  No assurances can be provided as to when or if all of the conditions precedent to the Stock Purchase can or will be satisfied or waived by the appropriate party. As of the date of this Prospectus, the parties have no reason to believe that any of the conditions set forth above will not be satisfied.

  The conditions to consummation of the Stock Purchase may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the adoption of the PMSI stockholders. See "--Amendment, Waiver and Termination."

REGULATORY APPROVALS

  The obligations of NDC, PMSI and PMSI Database to perform under the Stock Purchase Agreement and consummate the Stock Purchase are subject to the consent of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the Stock Purchase having been obtained or made and being in full force and effect and the expiration of all waiting periods required by law. Furthermore, no consent from any regulatory authority which is necessary to consummate the Stock Purchase shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of NDC would so materially adversely impact the economic or business benefits of the Stock Purchase that, had such condition or requirement been known, NDC would not, in its reasonable judgment, have entered into the Stock Purchase Agreement.

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Stock Purchase may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. NDC and PMSI filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 7, 1997. At any time before or after consummation of the Stock Purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Stock Purchase or seeking divestiture of substantial assets of NDC or PMSI. At any time before or after the Closing Date, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such state action could include seeking to enjoin the consummation for the Stock Purchase or seeking divestiture of substantial assets of NDC or PMSI. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  NDC and PMSI believe that the Stock Purchase can be effected in compliance with federal and state antitrust laws; however, there can be no assurance that a challenge to the consummation of the Stock Purchase on antitrust grounds will not be made or that, if such a challenge were made, NDC and PMSI would prevail or would not be required to accept certain adverse conditions in order to consummate the Stock Purchase.

AMENDMENT, WAIVER AND TERMINATION

  To the extent permitted by law, PMSI and NDC, with the approval of their respective Boards of Directors, may amend the Stock Purchase Agreement by written agreement at any time without the approval of the stockholders of PMSI, provided that after the adoption of the Stock Purchase Agreement by PMSI's stockholders, no amendment may decrease the consideration to be received by PMSI without the requisite approval of PMSI stockholders.

  Prior to or at the Closing Date, either PMSI or NDC, acting through its respective Board of Directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the Stock Purchase Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Stock Purchase Agreement, and may waive any of the conditions precedent to the Stock Purchase Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

  The Stock Purchase Agreement may be terminated, and the Stock Purchase abandoned, at any time prior to the Closing Date: (a) by the mutual consent of PMSI and NDC; (b) by either party in the event of any inaccuracy of any representation or warranty of the other party contained in the Stock Purchase Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Stock Purchase under the applicable standards set forth in the Stock Purchase Agreement (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Stock Purchase Agreement); (c) by either party in the event of a material breach by the other party of any covenant or agreement contained in the Stock Purchase Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Stock Purchase Agreement); (d) by either party if the Stock Purchase is not consummated by January 31, 1998, provided that the failure to consummate is not due to the breach by the party electing to terminate; (e) by either party if any approval of any regulatory authority required for consummation of the Stock Purchase and the other transactions contemplated by the Stock Purchase Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Stock Purchase Agreement); (f) by either party if the stockholders of PMSI fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meeting (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Stock Purchase Agreement); or (g) if any of the conditions precedent to the obligations of such party to consummate the Stock Purchase cannot be satisfied, fulfilled, or waived by the appropriate party by January 31, 1998 (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Stock Purchase Agreement. See "--Expenses and Fees."

  In addition, NDC may unilaterally terminate the Stock Purchase Agreement if the Board of Directors of PMSI or PMSI Database fails to reapprove or resolves not to affirm the Stock Purchase or recommends entering into a transaction other than the Stock Purchase involving a stock purchase, share exchange, consolidation or transfer of substantially all of PMSI Database's assets. Furthermore, PMSI may unilaterally terminate the Stock Purchase Agreement in the event that the Average Closing Price of the shares of NDC Common Stock is less than the Lower Threshold Amount as of the Determination Date, subject to NDC's right to revise the Base Amount based on the Lower Threshold Price. See "The Stock Purchase--Amendment, Waiver and Termination."

CONDUCT OF BUSINESS PENDING THE STOCK PURCHASE

  PMSI and PMSI Database have agreed in the Stock Purchase Agreement, unless the prior consent of NDC is obtained, and except as otherwise contemplated by the Stock Purchase Agreement, to operate PMSI Database's business only in the ordinary course, to use its reasonable efforts to preserve PMSI Database's business organizations and assets and to maintain PMSI Database's assets, rights and franchises and to take no action that would adversely affect either the ability of either party to perform its covenants and agreements under the Stock Purchase Agreement or the ability of either party to obtain any consents or approvals pursuant to any contract, law, order or permit that are required for the transactions contemplated by the Stock Purchase Agreement. In addition, the Stock Purchase Agreement contains certain other restrictions applicable to the conduct of the business of PMSI Database prior to consummation of the Stock Purchase, as described below.

  PMSI and PMSI Database have agreed in the Stock Purchase Agreement not to take certain actions relating to the operation of PMSI Database's business pending consummation of the Stock Purchase without the prior approval of NDC. Those actions include, without limitation: (i) amending PMSI Database's Certificate of Incorporation or Bylaws; (ii) subject to certain exceptions, incurring any additional debt or other obligation for borrowed money on any asset of PMSI Database; (iii) acquiring or exchanging any shares of PMSI Database capital stock or paying any dividend or other distribution in respect of PMSI Database capital stock; (iv) subject to certain exceptions, issuing, selling or pledging additional shares of any PMSI Database Common Stock, any rights to acquire any such stock or any security convertible into such stock, except pursuant to the exercise of outstanding stock options; (v) purchasing any assets other than in the ordinary course; (vi) adjusting or reclassifying any of PMSI Database capital stock; (vii) subject to certain exceptions, purchasing any securities of or acquiring control over any other entity;
(viii) granting any increase in compensation or benefits to its employees or officers (except as previously disclosed to NDC or as required by law), paying any bonus (except as previously disclosed to NDC or in accordance with any existing program or plan), entering into or amending any severance agreements with its officers or granting any increase in compensation or other benefits to any of its directors (except as previously disclosed to NDC); (ix) entering into or amending any employment contract that it does not have the unconditional right to terminate without certain liability (except as previously disclosed to NDC and except for any amendment required by law); (x) adopting any new employee benefit plan or program or materially changing any existing plan or program; (xi) making any significant changes in tax or accounting methods, except for any change required by law; (xii) commencing any litigation other than in accordance with past practice or settling any litigation for material money damages; or (xiii) materially amending or terminating any material contracts including, without limitation, the Source Divestiture Agreement.

  In addition, PMSI has agreed not to solicit, directly or indirectly, any acquisition proposal with respect to the PMSI Database business from any other person or entity. PMSI also has agreed not to negotiate with respect to any such proposal, to provide information to any party making such a proposal or to enter into any agreement with respect to any such proposal, except in compliance with its legal obligations or the fiduciary obligations of its Board of Directors. PMSI has also agreed to cause its advisors and other representatives not to engage in any of the foregoing activities. Furthermore, PMSI has agreed that prior to the Closing Date, it shall: (i) acquire Source Europe, and all of the shares of Source Informatics European Holding LLC held by Source or any subsidiary of Source, all pursuant to the Source Divestiture Agreement; (ii) use commercially reasonable efforts to obtain consents to the assignment of the contracts associated with the business of PMSI Database in connection with the contribution of assets in the formation of PMSI Database and the transactions contemplated by the Stock Purchase Agreement; (iii) obtain releases with respect to certain agreements relating to Source Europe to which Source is a party or otherwise obligated; and (iv) satisfy all intercompany accounts between PMSI and its subsidiaries, on the one hand, and Source and its subsidiaries on the other hand.

  Pursuant to the Stock Purchase Agreement, NDC has agreed that, prior to the Closing Date, it will continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the NDC Common Stock and the business prospects of NDC. NDC further agrees that it will take no action which would materially adversely affect either the ability of NDC, PMSI or PMSI Database to obtain the consents required by the Stock Purchase Agreement or the ability of NDC, PMSI or PMSI Database to perform its covenants and agreements contained in the Stock Purchase Agreement.

EXPENSES AND FEES

  The Stock Purchase Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Stock Purchase Agreement, except that each of NDC and PMSI shall pay one-half of the filing fees payable in connection with the HSR filing, and NDC shall pay all costs associated with the Registration Statement and this Prospectus and printing costs incurred in connection with the Registration Statement and this Prospectus.

  If the Stock Purchase Agreement is terminated by NDC because the stockholders of PMSI or PMSI, as the sole stockholder of PMSI Database, fail to approve the Stock Purchase Agreement, then PMSI shall promptly pay NDC all the out-of-pocket costs and expenses of NDC, including costs of counsel, investment brokers, actuaries and accountants up to a maximum of $750,000.

ACCOUNTING TREATMENT

  The Stock Purchase is anticipated to be accounted for under the "purchase" method of accounting, pursuant to which the assets and liabilities of PMSI will be recorded at their respective fair values and added to those of NDC as of the Closing Date. Financial statements of NDC issued after the Closing Date will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of PMSI Database.

RESALES OF NDC COMMON STOCK

  The shares of NDC Common Stock issued in connection with the Stock Purchase will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of PMSI, PMSI Database or NDC for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Such affiliates may not sell their shares of NDC Common Stock acquired in connection with the Stock Purchase except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. NDC may place restrictive legends on certificates representing NDC Common Stock issued to all persons who are deemed to be "affiliates" of PMSI under Rule 145. In addition, PMSI has agreed to enter into a written agreement in substantially the form attached to the Stock Purchase Agreement relating to such restrictions on sale or other transfer.

  As a condition precedent to consummation of the Stock Purchase, NDC and PMSI will execute the Registration Rights Agreement, giving PMSI various rights to the registration of NDC Common Stock owned by it while the Registration Rights Agreement is in effect. Under the Registration Rights Agreement, NDC will agree to use its best efforts to make this Registration Statement available for use by PMSI for a period of 90 days from the Closing Date to offer and sell the shares of NDC Common Stock received by PMSI pursuant to the Stock Purchase Agreement.

  The form of Registration Rights Agreement also provides for one demand registration right to be granted to PMSI. This demand registration right will permit PMSI to require NDC to effect one registration statement during a 12-month period from the Closing Date.

  This Registration Statement is intended for use by PMSI to offer and resell the shares of NDC Common Stock received by it pursuant to the Stock Purchase Agreement.

                         PMSI DATABASE HOLDINGS, INC.

BUSINESS

  PMSI Database was formed as a holding company by PMSI on June 24, 1997, for purposes of accomplishing the Stock Purchase. PMSI Database's assets, contributed to it by PMSI, are comprised of (i) PMSI's minority interest in Source US which jointly offers a range of services generated from Source's Alpha Database and (ii) PMSI's OTC Business. PMSI Database has not conducted any business other than organizational activities and holding the assets described.

SELECTED FINANCIAL INFORMATION


  The following table sets forth selected historical financial data of PMSI Database more fully set forth in Annex B.

                                               FISCAL YEARS ENDED JUNE 30
                                         ---------------------------------------
                                          1997    1996    1995    1994    1993
                                         ------- ------- ------- ------- -------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Revenues.............................. $25,009 $19,801 $18,010 $14,225 $14,675
  Operating income......................   5,918   3,025   3,793   2,818   3,584
  Income from continuing operations.....   3,529   1,789   2,344   2,211   1,895
BALANCE SHEET DATA (AT PERIOD END):
  Total assets.......................... $14,209 $ 8,213 $ 7,135 $ 6,795 $ 9,351
  Long-term obligations.................     776     189       7      29      53
  Total stockholders' equity............   5,665   2,136   2,247   3,403   1,192

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

  PMSI Database represents PMSI's minority interest in Source U.S. together with its OTC Business.

 OPERATING RESULTS

  Revenue

  Revenue for the year ended June 30, 1997 was $25.0 million, an increase of $5.2 million (27%) over revenue for the year ended June 30, 1996. Revenues from Source U.S. increased 19% from $17.6 million for the year ended June 30, 1996 to $20.9 million for the year ended June 30, 1997. Revenues from the OTC Business increased $1.9 million from $2.2 million for the year ended June 30, 1996 to $4.1 million for the year ended June 30, 1997, almost doubling in its second full year of operations. The growth in the Source U.S. business resulted primarily from increases in the information services and research and consulting divisions. The growth in the information services division revenue was driven by increased subscription sales for the Source Alpha database. The growth in research and consulting revenue was driven by sales of newly launched consulting services. Both were driven by increased business from existing clients and the addition of new clients. The increase in the OTC Business resulted from increased subscribers to the OTC physician database.


  Revenue for the year ended June 30, 1996 was $19.8 million, an increase of $1.8 million (10%) over revenue for the year ended June 30, 1995. Revenue from Source U.S. increased $0.8 million from $16.8 million for the year ended June 30, 1995 to $17.6 million for the year ended June 30, 1996. The increase in Source U.S. business resulted from increased sales of the Source Alpha database. Revenues from the OTC Business increased $1.0 million from $1.2 million for the year ended June 30, 1995, the year this business was launched, to $2.2 million for the year ended June 30, 1996. The alpha increase in the OTC Business resulted primarily from new customers for the OTC physician database.

  Production Costs

  PMSI Database production costs principally consist of costs of data collection, outside supplies and services, internal computer costs and associated personnel costs.

  Production costs for the year ended June 30, 1997 were $6.5 million (26% of revenue), compared with $5.6 million (28% of revenue) for the year ended June 30, 1996. Production costs for the year ended June 30, 1997 for the Source U.S. business were $4.5 million (22% of revenue), compared to $4.6 million (26% of revenue) for the same period in 1996. This decrease as a percentage of revenue resulted primarily from the implementation of programs to streamline the production process, including more effective utilization of technology in order to reduce unit costs. Production costs for the year ended June 30, 1997 for the OTC Business were $2.0 million (49% of revenue), compared to $1 million (45% of revenue) for the year ended June 30, 1996. This increase resulted from the expense of an additional physician survey conducted during the year in order to improve response rates in 1997.

  Production costs for the year ended June 30, 1996 were $5.6 million (28% of revenue) compared to $4.8 million for the year ended June 30, 1995 (27% of revenue). Production costs for the year ended June 30, 1996 for the Source U.S. business were $4.6 million (26% of revenue), compared to $4.0 million (24% of revenue) for the same period in 1995. This increase was due primarily to a data inventory write-off for a product that was commercially unsuccessful. Production costs for the year ended June 30, 1996 for the OTC Business were $1.0 million (45% of revenue) compared to $0.8 million (67% of revenue) for the year ended June 30, 1995, the business' first year of operation. This increase reflects the level of incremental database expansion required to support new customers.

  Selling, General And Administrative Expenses

  Selling, general and administrative expenses were $12.1 million (48% of revenue) for the year ended June 30, 1997, compared to $10.9 million (55% of revenue) for the year ended June 30, 1996.

  Selling, general and administrative expenses for the year ended June 30, 1997 for the Source U.S. business were $10.5 million (50% of revenue), compared to $9.6 million (55% of revenue) for the year ended June 30, 1996. The decrease in expense as a percentage of revenue was driven by the effective leveraging of the company's fixed expense base, which kept operating costs flat, combined with minimal increases in employment costs. Selling, general and administrative expenses for the year ended June 30, 1997 for the OTC Business were $1.6 million (39% of revenue), compared with $1.3 million (59% of revenue) for the year ended June 30, 1996. The decease in cost as a percentage of revenue was due to the effective leveraging of the company's fixed expense base, partially offset by additional selling costs associated with higher revenues.

  Selling, general and administrative costs were $10.9 million (55% of revenue) for the year ended June 30, 1996, compared with $9.3 million (52% of revenue) for the year ended June 30, 1995. Selling, general and administrative expenses for the year ended June 30, 1996 for the Source U.S. business were $9.6 million (55% of revenue), compared with $8.4 million (50% of revenue) for the year ended June 30, 1995. The increase in costs as a percentage of revenue was due to one-time severance and relocation charges expensed by the business in 1996.

  Selling, general and administrative expenses for the OTC Business for the year ended June 30, 1996 were $1.3 million (59% of revenue) compared with $0.9 million (75% of revenue) for the year ended June 30, 1995. The expense increase reflects the addition of sales capacity during the business' second year of operations. The decrease in expense as a percentage of revenue reflects the effective leveraging of the business' fixed expenses.

  LIQUIDITY AND CAPITAL RESOURCES

  At June 30, 1997 PMSI Database's cash and cash equivalents totaled $1.3 million and its current ratio was 1.4:1. During the year ended June 30, 1997 cash and cash equivalents increased by $1.1 million due to growth of the business and consequent improved profitability.

  Existing cash together with internally generated funds are anticipated to provide PMSI Database with the necessary capital resources to meet working capital requirements for fiscal 1998.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL
SECURITYHOLDERS OF PMSI DATABASE

  PMSI is the sole record and beneficial owner of all the outstanding capital stock of PMSI Database. PMSI is an "affiliate" of PMSI Database for purposes of Rule 145 under the Securities Act and, in connection with any offer or resale to the public of the NDC Common Stock received in connection with the Stock Purchase, may be deemed to be an underwriter in connection therewith. This Prospectus is intended to be used by PMSI to comply with the prospectus delivery requirements of the Securities Act in connection with any offers or resales of NDC Common Stock for a period of 90 days from the Closing Date.

    CERTAIN DIFFERENCES IN THE RIGHTS OF NDC AND PMSI DATABASE STOCKHOLDERS

  At the Closing Date, PMSI will become a stockholder of NDC, and its rights as stockholder will be determined by NDC's Certificate of Incorporation and Bylaws. The following is a summary of the material differences in the rights of stockholders of NDC and PMSI Database. Both NDC and PMSI Database are Delaware corporations governed by the DGCL. Accordingly, except as set forth below, there are no material differences between the rights of an NDC stockholder under NDC's Certificate of Incorporation and Bylaws and the DGCL, on the one hand, and the rights of a PMSI Database stockholder under PMSI Database's Certificate of Incorporation and Bylaws and the DGCL, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL and the Certificate of Incorporation and Bylaws of each corporation.

AUTHORIZED CAPITAL STOCK

  NDC

  The authorized capital stock of NDC consists of 100,000,000 shares of Common Stock, par value $.125 per share, and 1,000,000 shares of Preferred Stock, par value $1.00 per share. The following description of the capital stock is qualified in all respects by reference to the Certificate of Incorporation, as amended, and Bylaws, as amended, of NDC, copies of which are on file at NDC's principal executive offices.


  NDC Common Stock. The holders of NDC Common Stock, subject to such rights as may be granted to the holders of NDC Preferred Stock, elect all directors and are entitled to one vote per share. All shares of NDC Common Stock participate equally in dividends when, as and if declared by the Board of Directors and share ratably, subject to the rights and preferences of any NDC Preferred Stock, in net assets on liquidation. The shares of NDC Common Stock outstanding are duly authorized, validly issued, fully paid and nonassessable. The shares of NDC Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights.


  Stock Purchase Rights. Pursuant to a Rights Agreement dated as of January 18, 1991, each share of NDC Common Stock is issued one NDC right (an "NDC Right") which entitles the registered holder to purchase from the NDC one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "NDC Participating Preferred"), at a purchase price of $45.00 per Unit, subject to adjustment. Until the Separation Date, as hereinafter defined (see "--Stockholder Rights Plan"), the NDC Rights are unexercisable and attach to and transfer with the NDC Common Stock certificates.

  The NDC Rights may have certain anti-takeover effects because the rights will cause substantial dilution to a person or group that attempts to acquire NDC on terms not approved by the Board of Directors of NDC unless the offer is conditioned on a substantial number of NDC Rights being acquired. However, the NDC Rights should not interfere with the Stock Purchase or any other business combination approved by a majority of the directors since the NDC Rights may be redeemed by NDC at $.01 per NDC Right at any time on or prior to a stock acquisition. Thus, the NDC Rights are intended to encourage persons who may seek to acquire control of NDC to initiate such an acquisition through negotiations with the Board of Directors. However, the effect of the NDC Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, NDC. To the extent any potential acquirers are deterred by the NDC Rights, the NDC Rights may have the effect of preserving incumbent management in office.


  NDC Preferred Stock. NDC is authorized to issue 1,000,000 shares of Preferred Stock, par value $1.00 per share, none of which is outstanding, although 300,000 shares of Preferred Stock have been reserved for issuance pursuant to the NDC Rights described above. NDC Preferred Stock may be issued from time to time by the Board of Directors of NDC, without stockholder approval, in such series and with such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors. The issuance of NDC Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of NDC Common Stock since NDC Preferred Stock may be issued having preference over the NDC Common Stock with respect to dividends and liquidation, and have voting rights, contingent or otherwise, that could dilute the voting rights, net income per share and net book value of the NDC Common Stock. In addition, while the Board of Directors has no current intention of doing so, the ability of the Board of Directors to issue shares of NDC Preferred Stock and to set the voting powers and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof without further stockholder action could help to perpetuate incumbent management of NDC or prevent a business combination involving NDC that is favored by NDC's stockholders. As of the date of this Prospectus, other than in connection with the NDC Rights described above, the Board of Directors has not authorized the issuance of any shares of NDC Preferred Stock, and NDC has no agreements, arrangements or understandings with respect to the issuance of any shares of NDC Preferred Stock.


 PMSI DATABASE

  The authorized capital stock of PMSI Database consists of 1,000 shares of PMSI Database Common Stock, $.01 par value. The following description of Common Stock is qualified in all respects by reference to the Certificate of Incorporation and Bylaws, of PMSI Database, copies of which are on file at PMSI Database's principal executive offices.


  PMSI Database Common Stock. The holders of PMSI Database Common Stock are entitled to one vote per share on all matters submitted to PMSI for a vote. All shares of PMSI Database Common Stock participate equally in dividends when, as and if declared by the Board of Directors and share ratably, in net assets on dissolution. The shares of PMSI Database Common Stock outstanding are duly authorized, validly issued, fully paid and nonassessable. The shares of PMSI Database Common Stock have no preference, conversion, exchange or cumulative voting right.

DIRECTORS AND CLASSES OF DIRECTORS

 NDC

  The Board of Directors of NDC is divided into three classes as nearly equal in number as the total number of directors permits. Directors are elected to each class at successive annual meetings to serve three-year terms. Any newly created or eliminated directorships resulting from an increase or decrease in the number of authorized directors are divided equally among the three classes so as to maintain such classes as nearly equal as possible. Any director or the entire Board of Directors of NDC may be removed from office only upon the affirmative vote of at least 80% of the holders of all classes of NDC stock, voting as a single class.

  The above-mentioned provisions (the "NDC Board Provisions") with regard to the Board of Directors of NDC may have certain anti-takeover effects by preventing or delaying a change in the membership of the Board of Directors of NDC. The NDC Board Provisions are intended to encourage persons who may seek to acquire control of NDC to initiate such an acquisition through negotiations with the Board of Directors of NDC. However, the effect of the NDC Board Provisions may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in the equity securities of, or seeking to obtain control of, NDC. To the extent any potential acquirers are deterred by the NDC Board Provisions, the NDC Board Provisions may have the effect of preserving incumbent management in office.

 PMSI DATABASE

  The Board of Directors of PMSI Database consists of one member, serving as a single class. Directors of PMSI Database serve until their successors are elected and qualified. Directors of PMSI Database may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of PMSI Database capital stock entitled to vote at an election of directors.

STOCKHOLDER MEETINGS

 NDC

   NDC's Bylaws provide for annual meetings of stockholders to be held on the fourth Thursday of October and for special meetings to be held: (i) on call of the Chairman or President; (ii) at the request of a majority of the members of the Board of Directors; or (iii) at the request of the holders of a majority of the then-outstanding capital stock of NDC entitled to vote. Stockholders entitled to vote are entitled to written notice stating the place, date, hour and, in the case of a special meeting, the purpose of the meeting, not less than 10 nor more than 50 days before the date of the meeting. The holders of a majority of the stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitutes a quorum. When a quorum is present at a meeting, the vote of the holders of a majority of the stock having voting power, present in person or by proxy, can approve any resolution properly brought before the meeting, except for resolutions: (i) increasing the number of authorized shares of capital stock; (ii) approving a Business Combination (as defined in NDC's Certificate of Incorporation); (iii) amending Article Fourth of NDC's Certificate of Incorporation (Business Combination provisions); (iv) removing any director or the entire Board of Directors; (v) amending Article Eighth, Thirteenth, or Fourteenth of NDC's Certificate of Incorporation (board classes, no stockholder action except at a meeting and board authority to alter, amend or repeal bylaws without stockholder approval); or (vi) requiring a greater vote than is provided by applicable law. The foregoing resolutions must be approved by the affirmative vote of (i) 50%; (ii) 66.67%; (iii) 66.67%; (iv) 80%; and (v) 80%, respectively of the stockholders entitled to vote. NDC's Bylaws provide that its stockholders may take action without a meeting only upon the written consent of all such stockholders.

 PMSI DATABASE

   PMSI Database's bylaws provide for annual meetings to be held on such dates and at such times as shall be designated by the Board of Directors and for special meetings to be held (i) at the request of the Chairman or by order of the Board of Directors; (ii) at the request of the President of PMSI Database or (iii) written request of stockholders holding of record at least 50% of the outstanding shares entitled to vote at such meeting. Stockholders entitled to vote are entitled to written notice stating the place, date, hour, and, in the case of a special meeting, the purpose of the meeting, not less than 10 nor more than 60 days before the date of the meeting. The holders of a majority of the stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum. When a quorum is present at a meeting, the vote of the holders of a majority of the stock having voting power, present in person or by proxy, can approve any resolution properly brought before the meeting, except where a greater vote is required by applicable law.

ANTI-TAKEOVER PROVISIONS

 NDC

  The provisions of NDC's Certificate of Incorporation, Bylaws, and the NDC Rights Agreement contain certain protective provisions, which are intended to facilitate stability of leadership and enhance the NDC Board of Directors' role in connection with attempts to acquire control of NDC so that the Board may further and protect the interests of NDC, its stockholders and its other constituencies as appropriate under the circumstances. In particular, if the Board determines that a sale of control is in the best interests of the stockholders, these protective provisions are designed to enhance the Board's ability to maximize the value to be received by the stockholders upon such a sale. Although NDC management believes that the protective provisions are beneficial to NDC's stockholders, such provisions may also discourage certain acquisition proposals, which may deprive NDC's stockholders of certain opportunities to sell their shares at a premium over prevailing market prices.

  Pursuant to its authority to issue different series of NDC Preferred Stock, the Board of Directors of NDC has established the NDC Rights Agreement and has designated the preferences and rights of the NDC Participating Preferred to include certain provisions which may have the effect of discouraging unsolicited offers to acquire NDC. See "--Stockholder Rights Plan."

 PMSI DATABASE

   PMSI Database does not have any antitakeover provisions in its governing instruments.

STOCKHOLDER RIGHTS PLAN

 NDC

   Each share of NDC Common Stock has attached to it an NDC Right issued pursuant to a Rights Agreement between NDC and Wachovia Bank of North Carolina, N.A., as Rights Agent (the "NDC Rights Agreement"). Each NDC Right entitles its registered holder to purchase a Unit equal to one one-hundredth of a share of NDC Participating Preferred at a price of $45.00 (the "Rights Purchase Price"), as adjusted from time to time under certain circumstances, after the earlier of (i) the tenth day following the commencement of, or first public announcement of an intention to commence, a tender offer or exchange offer which, if successful, would result in any person or group having beneficial ownership of 15% or more of the outstanding NDC Common Stock (an "Acquiring Person"), and (ii) the tenth day after the first date of a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding NDC Common Stock (the "Stock Acquisition Date") (in either case, the "Separation Date").

  The NDC Rights will not trade separately from the NDC Common Stock unless and until the Separation Date occurs. The dividend, liquidation and voting rights of the shares of NDC Participating Preferred are designed so that the value of the one one-hundredth of a share of NDC Participating Preferred purchasable upon the exercise of each NDC Right should approximate the value of one share of NDC Common Stock.

  In the event that any person or group becomes an Acquiring Person, each holder of an NDC Right, except an Acquiring Person or any affiliate or associate thereof, will be entitled to purchase at the then-current Rights Purchase Price shares of NDC Common Stock with a market value of two times the Rights Purchase Price.

  In the event that NDC is acquired in a merger or other business combination, or 30% or more of its assets or earning power is sold to any person or group other than NDC or its wholly-owned subsidiaries, then, in each such case, each holder of an NDC Right, except an Acquiring Person or an affiliate or an associate thereof, will be entitled to purchase shares of stock of the other party to the business combination with a market value of two times the Rights Purchase Price.

  Prior to the Stock Acquisition Date the NDC Rights are redeemable for one cent per NDC Right at the option of the Board of Directors. The NDC Rights will expire on January 18, 2001 or at an earlier date under certain circumstances.

  The NDC Rights will not prevent a takeover of NDC. The NDC Rights, however, may cause substantial dilution to a person or group that acquires 15% or more of the NDC Common Stock unless the NDC Rights are first redeemed or terminated by the Board of Directors of NDC. Nevertheless, the NDC Rights should not interfere with a transaction that in the opinion of NDC's Board of Directors is in the best interests of NDC and its stockholders because the NDC Rights can be redeemed or terminated, as hereinbefore described, before the consummation of such a transaction.

 PMSI DATABASE

  PMSI Database has not adopted any rights or similar plan.

                                    EXPERTS

  The consolidated financial statements of NDC at May 31, 1996 and 1997, and for each of the years in the three-year period ended May 31, 1997, incorporated by reference from NDC's Annual Report on Form 10-K for the fiscal year ended May 31, 1997, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

  The financial statements of PMSI Database at June 30, 1997, and for the year ended June 30, 1997 have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report included herein, in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The legality of the shares of NDC Common Stock being offered hereby is being passed upon for NDC by Alston & Bird LLP, Atlanta, Georgia. Neil Williams, a partner of Alston & Bird LLP, is a director and stockholder of NDC.

                                    ANNEX A

                            STOCK PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           NATIONAL DATA CORPORATION,

                          PMSI DATABASE HOLDINGS, INC.

                                      AND

                    PHARMACEUTICAL MARKETING SERVICES INC.,

              THE SOLE STOCKHOLDER OF PMSI DATABASE HOLDINGS, INC.

                          DATED AS OF AUGUST 20, 1997

                           STOCK PURCHASE AGREEMENT

  This Stock Purchase Agreement (this "Agreement") is made and entered into as of August 20, 1997, by and among NATIONAL DATA CORPORATION ("NDC"), a Delaware corporation; PMSI DATABASE HOLDINGS, INC. ("PMSI Database"), a Delaware corporation; and PHARMACEUTICAL MARKETING SERVICES INC., a Delaware corporation and the sole stockholder of PMSI Database ("PMSI").

                                   PREAMBLE

  The respective Boards of Directors of PMSI Database, PMSI and NDC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. PMSI is the record and beneficial owner of all of the issued and outstanding shares of PMSI Database Common Stock (the "Shares"). PMSI desires to sell all of the Shares to NDC, and NDC desires to purchase the Shares from PMSI, upon the terms and subject to the conditions set forth in this Agreement. The transactions described in this Agreement are subject to the approvals of the stockholders of PMSI and PMSI Database, expiration of the required waiting period under the HSR Act, the consummation of the Agreement and Plan of Merger dated as of even date herewith by and among Source Informatics Inc. ("Source"), Dunkirk, Inc. and NDC (the "Source Agreement"), the consummation of the Source Transfer Agreement and the satisfaction of certain other conditions described in this Agreement.

  Certain terms used in this Agreement are defined in Section 9.1 of this Agreement.

  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                               Purchase and Sale

  1.1 Purchase And Sale. Upon the terms and subject to the conditions of this Agreement, PMSI shall sell to NDC, and NDC shall purchase from PMSI, the Shares at the Closing (the "Stock Purchase"). The aggregate purchase price for the Shares is equal to (i) the Cash Amount and (ii)1,059,829 shares of NDC Common Stock (the "Base Amount");

  (a) At the Closing Date, the "Cash Amount" shall be equal to $6,500,000 less the adjustment, if any, made pursuant to Section 1.2(c) hereof.

  (b) In the event that the Average Closing Price at the close of trading on the tenth trading day immediately preceding the Closing Date (the "Determination Date") shall be greater than $50.50 (the "Upper Threshold Price"), the Base Amount shall be adjusted to equal that number of shares of NDC Common Stock (rounded to the nearest whole share) obtained by dividing the product of the Base Amount and the Upper Threshold Price by the Average Closing Price as of the Determination Date; provided further, that, in the event that the Average Closing Price on the Determination Date shall be less than $37.25 (the "Lower Threshold Price" and, together with the Upper Threshold Price, the "Threshold Prices"), the Base Amount may, at the sole discretion of NDC, and in accordance with the provisions of Section 8.1(h), be adjusted to equal that number of shares of NDC Common Stock (rounded to the nearest whole share) obtained by dividing the product of the Base Amount and the Lower Threshold Price by the Average Closing Price as of the Determination Date.

  (c) Pursuant to the NDC Rights Agreement, each share of NDC Common Stock issued in connection with the Stock Purchase shall be accompanied by a NDC Right.

  1.2 Preliminary Balance Sheet.

  (a) PMSI will cause to be prepared and delivered to NDC a balance sheet for PMSI Database as of the most recent month ending more than ten days prior to the Closing Date (the "Preliminary Balance Sheet") and a certificate based on such Preliminary Balance Sheet setting forth PMSI's calculation of Working Capital, Current Assets and Current Liabilities as of such date ("Estimated Working Capital," "Estimated Current Assets" and "Estimated Current Liabilities", respectively). The Preliminary Balance Sheet shall (v) include only the assets, liabilities and stockholders' equity of the Acquired Business and the Joint Venture Interest, (x) fairly present the financial position of PMSI Database as at the close of business on such date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the balance sheet of PMSI Database dated March 31, 1997 (the "PMSI Database Balance Sheet") previously delivered to NDC, (y) include no material increase in long-term indebtedness and include line items substantially consistent with those in the PMSI Database Balance Sheet, and (z) subject to the provisions of clause (x) above, be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the PMSI Database Balance Sheet. As used herein, "Working Capital" shall mean the amount equal to Current Assets less Current Liabilities; "Current Assets" shall mean the amount equal to the sum of cash, accounts receivable (net of any reserves), inventories, prepaid expenses and work-in-process and any other assets classified as current assets under GAAP; and "Current Liabilities" shall mean the amount equal to the sum of accounts payable, accrued current liabilities of PMSI Database (other than the current portion of capitalized lease obligations), accrued sales commissions (but only as to revenues realized and included in the PMSI Database statements of income prior to such date), Accrued Bonuses, accrued vacation pay, current portion of long-term indebtedness and pre-billed revenues and any other liabilities classified as current liabilities under GAAP.

  (b) NDC shall have five (5) business days from the receipt of the Preliminary Balance Sheet and the calculation of Estimated Working Capital, Estimated Current Assets and Estimated Current Liabilities delivered pursuant to Section 1.2(a) to review such statement and calculations and following such review such shall be final and binding upon the parties hereto.

  (c) If Estimated Current Assets are less than the product of 1.1659 times Estimated Current Liabilities (the amount of such difference referred to as, the "Estimated Working Capital Adjustment") as of the date of the Preliminary Balance Sheet, the Cash Amount payable by NDC pursuant to Section 1.1 shall be decreased by the Estimated Working Capital Adjustment.

  1.3 Closing Balance Sheet.

  (a) As promptly as practicable, but not later than 30 days after the Closing Date, NDC will cause to be prepared and delivered to PMSI a balance sheet for PMSI Database as of the Closing Date (the "Closing Balance Sheet") setting forth NDC's calculation of Working Capital, Current Assets and Current Liabilities as of the Closing Date (the "Closing Working Capital," "Closing Current Assets" and "Closing Current Liabilities," respectively). The Closing Balance Sheet shall (v) include only the assets, liabilities and stockholders' equity of the Acquired Business and the Joint Venture Interest (x) fairly present the financial position of PMSI Database as at the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the PMSI Database Balance Sheet, (y) include no material increase in long-term indebtedness and include line items substantially consistent with those in the PMSI Database Balance Sheet, and (z) subject to the provisions of clause (x) above, be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the PMSI Database Balance Sheet.

  (b) The Closing Balance Sheet and the calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities delivered pursuant to Section 1.3(a) shall be deemed final upon the earliest of (i) the date on which NDC and PMSI jointly agree that such documents are final, (ii) the 30th day after delivery of such documents pursuant to Section 1.3(a), if PMSI has not delivered a notice to NDC expressing disagreement with such calculations and setting forth its calculation of such amount(s), and (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved in accordance with Section 1.3(c). If PMSI delivers a notice of disagreement pursuant to this Section 1.3(b) it shall specify those items or amounts as to which it disagrees, and it shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital delivered pursuant to Section 1.3(a) (except to the extent resolution of the items or amounts to which it expresses disagreement requires conforming changes to other items and amounts contained in the Closing Balance Sheet or the calculation of Closing Working Capital).

  (c) If PMSI shall deliver a notice of disagreement pursuant to Section 1.3(b), PMSI and NDC shall, during the 30 days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Amounts"). If, during such period, PMSI and NDC are unable to reach such agreement, they shall promptly thereafter cause Price Waterhouse LLP (or if said firm shall have a conflict due to a relationship with NDC, PMSI, or any of their respective Subsidiaries or shall be unwilling to act thereunder, such other independent accountants of nationally recognized standing reasonably satisfactory to NDC and PMSI who shall not have any material relationship with NDC or PMSI), promptly to review this Agreement, the documents delivered pursuant to Section 1.3(a) and any other documents necessary to calculate the Disputed Amounts (including all work papers of the parties used in calculating the Disputed Amounts). In making such calculation, such independent accountants shall act as experts and not arbitrators and shall consider only the Disputed Amounts, solely in accordance with the terms of this Agreement. Such independent accountants shall deliver to PMSI and NDC, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon PMSI and NDC. The cost of such review and report shall be borne (i) by PMSI if the difference between Closing Working Capital shown in the independent accountant's calculation and PMSI's calculation of Closing Working Capital delivered pursuant to Section 1.3(b) is greater than the difference between Closing Working Capital shown in the independent accountant's calculation and NDC's calculation of Closing Working Capital delivered pursuant to Section 1.3(a), (ii) by NDC if the difference between Closing Working Capital shown in the independent accountant's calculation and PMSI's calculation of Closing Working Capital delivered pursuant to Section 1.3(b) is less than the difference between Closing Working Capital shown in the independent accountant's calculation and NDC's calculation of Closing Working Capital delivered pursuant to Section 1.3(a), and (iii) otherwise equally by PMSI and NDC.

  (d) PMSI and NDC agree that they will, and will cause their respective independent accountants and PMSI Database to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital, Closing Current Assets and Closing Current Liabilities and in the conduct of the reviews referred to in this Section 1.3, including, without limitation, making available, to the extent necessary, relevant books, records, working papers, analyses and schedules, and permitting representatives of the parties to consult with the respective employees, auditors, actuaries, attorneys and agents of PMSI Database.

  1.4 Adjustment Of Purchase Price.

  (a) Subject to Section 1.4(c) below,

    (i) If Final Current Assets are less than the product of 1.1659 times Final Current Liabilities (the amount of such shortfall referred to as, the "Final Working Capital Deficit"), then PMSI shall pay to NDC in cash, as an adjustment to the Purchase Price, the Final Working Capital Deficit, plus any amount owing to NDC pursuant to Section 1.4(b) below.

    (ii) If Final Current Assets are greater than the product of 1.1659 times Final Current Liabilities (the amount of such surplus referred to as, the "Final Working Capital Surplus"), then NDC shall pay to PMSI in cash, as an adjustment to the Purchase Price, the Final Working Capital Surplus.

    (iii) "Final Working Capital," "Final Current Assets" and "Final Current Liabilities" mean such amounts (A) as shown in NDC's calculation delivered pursuant to Section 1.3(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.3(b); or (B) if such a notice of disagreement is delivered, (1) as agreed by NDC and PMSI pursuant to Section 1.3(b) or (2) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 1.3(c); provided that, in no event shall Final Working Capital be (A) more than PMSI's calculation of Closing Working Capital delivered pursuant to Section 1.3(b), if any, or (B) less than the lesser of NDC's calculation of Closing Working Capital delivered pursuant to Section 1.3(a) or PMSI's calculation of Closing Working Capital delivered pursuant to Section 1.3(b), if any.

  (b) (i) If Total Current Assets are less than the product of 0.9975 times Total Current Liabilities (the "Total Working Capital Deficit"), then PMSI shall pay to NDC in cash, as a further adjustment to the Purchase Price, an amount equal to the Current Asset Allocation Amount.

  (ii) If Total Current Assets are greater than the product of 0.9975 times Total Current Liabilities (the "Total Working Capital Surplus"), then NDC shall pay to PMSI in cash, as a further adjustment to the Purchase Price, an amount equal to the Current Asset Allocation Amount.

  (iii) As used herein, "Total Current Assets" shall mean the amount equal to the sum of Final Current Assets in this Agreement and Final Current Assets calculated pursuant to the Source Agreement; "Total Current Liabilities" shall mean the amount equal to the sum of Final Current Liabilities in this Agreement and Final Current Liabilities calculated pursuant to the Source Agreement; "Current Asset Allocation Amount" shall mean the amount equal to the product of (A) the quotient of Final Current Assets in this Agreement divided by Total Combined Assets multiplied by (B) the Total Working Capital Deficit or Total Working Capital Surplus, as the case may be; and "Total Combined Assets" shall mean the amount equal to the sum of Final Current Assets in this Agreement and Final Current Assets calculated pursuant to the Source Agreement

  (c) For purposes of any adjustments to the Purchase Price made pursuant to this Section, the parties shall take into account any adjustment made to the Purchase Price at Closing pursuant to Section 1.2(c) hereof.

  (d) Any payment pursuant to Section 1.4(a) shall be made at a mutually convenient time and place within ten days after Final Working Capital, Final Current Assets and Final Current Liabilities have been determined by delivery by NDC or PMSI, as the case may be, of one or more certified or official bank checks payable in immediately available funds to the appropriate party or parties or by causing such payments to be credited to such account of the appropriate party or parties as may be designated by such other party or parties.

  (e) Any payment pursuant to Section 1.4(b) shall be made at a mutually convenient time and place within ten days after Current Asset Allocation Amount has been determined by delivery by NDC or PMSI, as the case may be, of one or more certified or official bank checks payable in immediately available funds to the appropriate party or parties or by causing such payments to be credited to such account of the appropriate party or parties as may be designated by such other party or parties.

  (f) The amount of any payment to be made pursuant to Sections 1.4(a) and (b) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate determined as of the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

  1.5 Anti-Dilution Provisions. In the event NDC changes the number of shares of NDC Common Stock issued and outstanding prior to the Closing Date as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefore (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Closing Date, the Base Amount shall be proportionately adjusted.

  1.6 Time And Place Of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Closing Date occurs (or the immediately preceding day if the Closing Date is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

                                   ARTICLE 2

           Representations and Warranties of PMSI Database and PMSI

  PMSI and PMSI Database, jointly and severally, hereby represent and warrant to NDC as follows:

  2.1 Organization, Standing, And Power. PMSI Database is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on the Acquired Business as now and previously conducted by PMSI and to own, lease and operate the Acquired Assets. PMSI Database is, or will be prior to Closing, duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of the Acquired Assets or the nature or conduct of the Acquired Business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect. The minute book and other organizational documents for PMSI Database have been made available to NDC for its review and, except as disclosed in Section 2.1 of the PMSI Database Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof. The minute books of PMSI as such relate to PMSI Database, the Acquired Business, the Acquired Assets and the Joint Venture Interest have been made available to NDC for its review.

  2.2 Authority Of PMSI Database; No Breach By Agreement.

  (a) PMSI Database has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and, subject to receipt of stockholder approval, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Stock Purchase, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PMSI Database, subject to the adoption of this Agreement by PMSI, as the sole stockholder of PMSI Database. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of PMSI Database, enforceable against PMSI Database in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Neither the execution and delivery of this Agreement by PMSI Database, nor the consummation by PMSI Database of the transactions contemplated hereby, nor compliance by PMSI Database with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PMSI Database's Certificate of Incorporation or Bylaws or any resolution adopted by the board of directors or stockholder of PMSI Database, or (ii) except as disclosed in
Section 2.2 of the PMSI Database Disclosure Memorandum and, subject to receipt of the requisite Consents referred to in Sections 6.1(b) and 6.1(c), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Acquired Asset under, any Acquired Contract or Acquired Permit.

  (c) Other than in connection or compliance with the provisions of applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any Regulating Authority is necessary for the consummation by PMSI Database of the Stock Purchase and the other transactions contemplated in this Agreement, or necessary for the consummation by PMSI Database and PMSI of the Contribution.

  2.3 Authority Of PMSI; No Breach By Agreement.

  (a) PMSI has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and, subject to receipt of stockholder approval, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Stock Purchase, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PMSI, subject to the adoption of this Agreement by the stockholders of PMSI. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of PMSI, enforceable against PMSI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Neither the execution and delivery of this Agreement by PMSI, nor the consummation by PMSI of the transactions contemplated hereby, nor compliance by PMSI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PMSI Database's Certificate of Incorporation or Bylaws, or (ii) conflict with or result in a breach of any provision of PMSI's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Subsidiary of PMSI, or (iii) except as disclosed in Section 2.3 of the PMSI Database Disclosure Memorandum and, subject to receipt of the requisite Consents referred to in Sections 6.1(b) and 6.1(c), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Acquired Asset under, any Acquired Contract or Acquired Permit.

  (c) Other than in connection or compliance with the provisions of the applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation by PMSI of the transactions contemplated in this Agreement.

  2.4 Capital Stock.

  (a) The authorized capital stock of PMSI Database consists of 1,000 shares of PMSI Database Common Stock, of which 100 shares are issued and outstanding as of the date of this Agreement and at the Closing Date. All of the issued and outstanding shares of capital stock of PMSI Database are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of PMSI Database has been issued in violation of any preemptive rights of the current or past stockholders of PMSI Database.

  (b) Except as set forth in Section 2.4(a), there are no shares of capital stock or other equity securities of PMSI Database outstanding and no outstanding Equity Rights relating to the capital stock of PMSI Database. As of the date of this Agreement, a Subsidiary of PMSI owns, and, as of the Closing Date, PMSI will own, all right, title and interest (legal and beneficial) in and to all of the issued and outstanding shares of PMSI Database's capital stock free and clear of all Liens. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre- emptive or contractual) capable of becoming a Contract for the purchase from PMSI of any of the shares of PMSI Database's capital stock, or any Contract or Equity Right for the purchase, subscription or issuance of any securities of PMSI Database.

  2.5 PMSI Database Subsidiaries. PMSI Database has no Subsidiaries.

  2.6 Financial Statements. Each of the OTC Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis as of and for the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the financial position of the Acquired Business as of their respective dates and the results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. Except as set forth on
Section 2.6 of the PMSI Database Disclosure Memorandum, the Acquired Business has no liabilities or obligations (secured or unsecured, whether accrued, absolute, direct, indirect, contingent or otherwise, and whether due or to become due) which are not fully and adequately accrued or reserved against in the OTC Financial Statements, as of their respective dates, in accordance with GAAP consistently applied. Further, the OTC Balance Sheet only includes the Acquired Assets and the Assumed Liabilities relating to the Acquired Business and does not include (i) Retained Liabilities, (ii) domestic income tax assets or liabilities, (iii) recorded goodwill, and (iv) deferred gains on sale and lease-back transactions. The Statements of Income are those of the Acquired Business and the Acquired Assets and do not include revenue, expenses or income tax of PMSI or any other Assets of PMSI or the Joint Venture Interest.

  2.7 Absence Of Undisclosed Liabilities. At the Closing, PMSI Database will have no Liabilities other than the Assumed Liabilities and the Liabilities set forth in Section 2.7 of the PMSI Database Disclosure Memorandum. None of the Assumed Liabilities or those Liabilities set forth in Section 2.7 of the PMSI Database Disclosure Memorandum are reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect.

  2.8 Absence Of Certain Changes Or Events. Since March 31, 1997, except as disclosed in the OTC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.8 of the PMSI Database Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect, (ii) neither PMSI Database nor PMSI has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PMSI Database and PMSI provided in Article 4.

  2.9 Tax Matters.

  (a) All Tax Returns required to be filed by or on behalf of PMSI Database or PMSI on behalf of or including the Acquired Business have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Closing Date, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or deficiency or refund Litigation with respect to any Taxes, except as reserved against in the PMSI Database Financial Statements or as disclosed in
Section 2.9 of the PMSI Database Disclosure Memorandum for which PMSI Database could be found responsible. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Acquired Assets, except for any such Liens which are not reasonably likely to have a PMSI Database Material Adverse Effect.

  (b) PMSI has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due with respect to the Acquired Business or the Acquired Assets (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) or with respect to the filing of any Tax Return including the Acquired Business that is currently in effect.

  (c) The provision for any Taxes due or to become due for the Acquired Business and the Acquired Assets for the period or periods through and including the date of the respective PMSI Database Financial Statements that has been made and is reflected on such PMSI Database Financial Statements is sufficient to cover all such Taxes.

  (d) Deferred Taxes of PMSI Database reflected on the PMSI Database Financial Statements have been provided for in accordance with GAAP.

  (e) PMSI Database is not a party to any Tax allocation or sharing agreement and PMSI Database has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common PMSI of which was PMSI Database or PMSI) that has any Liability for Taxes of any Person (other than PMSI Database) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

  (f) PMSI Database and PMSI with respect to the Acquired Business and the Acquired Assets are in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with in all material respects, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

  (g) Except as disclosed in Section 2.9 of the PMSI Database Disclosure Memorandum, PMSI Database and PMSI with respect to the Acquired Business and the Acquired Assets have not made any payments, are not obligated to make any payments, and are not a party to any Contract that could obligate either of them to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code.

  2.10 Assets.

  (a) Except as disclosed in Section 2.10 of the PMSI Database Disclosure Memorandum or as disclosed or reserved against in the OTC Financial Statements delivered prior to the date of this Agreement and except for the Contracts set forth in Sections 2.2 and 2.3 of the PMSI Database Disclosure Memorandum, PMSI Database currently has, good, valid and marketable title, free and clear of all Liens, to all of the Acquired Assets. All tangible properties that are material to the conduct of the Acquired Business are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PMSI's past practices with respect to the Acquired Business.

  (b) The Acquired Assets and the Acquired Business are insured under various policies of general liability and other forms of insurance, which policies are in amounts adequate in the reasonable judgment of PMSI and PMSI Database. Neither PMSI nor PMSI Database has been refused any insurance, with respect to the Acquired Assets or the Acquired Business, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Acquired Business or the Acquired Assets which require or recommend changes in the conduct of the Acquired Business, or require any repairs or other work to be done with respect to any of the Acquired Assets or operations of the Acquired Business.

  (c) The Acquired Assets include all rights, properties, interests in properties, and assets necessary to permit NDC to carry on the Acquired Business as presently conducted by PMSI and PMSI Database.

  2.11 Intellectual Property. Section 2.11 of the PMSI Database Disclosure Memorandum is a complete and accurate list of all Acquired Intellectual Property, containing a brief description of all governmental registrations or applications for governmental registrations of each such item and the nature of PMSI Database's interest therein. PMSI Database owns or has a license to use all of the Acquired Intellectual Property. PMSI Database is the owner of or has a license to any Acquired Intellectual Property sold or licensed to a third party by PMSI Database, and PMSI Database has the right to convey by sale or license any Acquired Intellectual Property so conveyed. PMSI Database is not in Default under any of its Acquired Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of PMSI Database and PMSI threatened, which challenge the rights of PMSI or PMSI Database with respect to Acquired Intellectual Property used, sold or licensed by PMSI or PMSI Database in the course of the Acquired Business, nor has any person claimed or alleged any rights to such Acquired Intellectual Property. The conduct of the Acquired Business does not infringe any Intellectual Property of any other person. Except as disclosed in Section 2.11 of the PMSI Database Disclosure Memorandum, neither PMSI nor PMSI Database is obligated to pay any recurring royalties to any Person with respect to any Acquired Intellectual Property. Except as disclosed in Section 2.11 of the PMSI Database Disclosure Memorandum, every Employee is a party to a Contract which requires such Person to assign any interest in any Intellectual Property to PMSI which rights have been assigned to PMSI Database and to keep confidential any trade secrets, proprietary data, customer information, or other business information of the Acquired Business, and no such Employee is party to any Contract with any Person other than PMSI which requires such Employee to assign any interest in any Intellectual Property developed while in the employ of PMSI to any Person other than PMSI or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than PMSI. Except as disclosed in Section 2.11 of the PMSI Database Disclosure Memorandum, no Employee is party to any Contract which restricts or prohibits such Employee from engaging in activities competitive with any Person, including PMSI and PMSI Database, in each case with respect to the Acquired Business. All material items of the Acquired Intellectual Property and the material registrations, applications, and agreements related thereto will be legally assigned to PMSI Database, subject to the consent of any third party as set forth in Section 2.11 of the PMSI Database Disclosure Memorandum.

  2.12 Compliance With Laws. PMSI or PMSI Database has in effect all Acquired Permits. The Acquired Permits include all Permits necessary for PMSI Database to own, lease, or operate the Acquired Assets and to carry on the Acquired Business as now conducted, and there has occurred no Default under any such Acquired Permit and, except as set forth in Section 2.12 of the PMSI Database Disclosure Memorandum, all right in and to such Acquired Permits has been legally transferred to PMSI Database and did not require the consent of any third party. Except as disclosed in Section 2.12 of the PMSI Database Disclosure Memorandum, neither PMSI nor PMSI Database:

    (a) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

    (b) is in Default under any Laws, Orders, or Acquired Permits applicable to the Acquired Business or the Employees; or

    (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that PMSI Database or PMSI with respect to the Acquired Business is not in compliance in any material respect with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Acquired Permits, or (iii) requiring PMSI with respect to the Acquired Business or PMSI Database to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority relating to the Acquired Business or the Acquired Assets have been made available to NDC.

  2.13 Labor Relations. PMSI Database and PMSI have disclosed in Section 2.13 of the PMSI Database Disclosure Memorandum all employees of the Acquired Business (the "Employees"). With respect to the Acquired Business, PMSI and PMSI Database are not the subject of any Litigation asserting that they have committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel them to bargain with any labor organization as to wages or conditions of employment, nor is PMSI Database, or PMSI with respect to the Acquired Business, a party to any collective bargaining agreement, nor is there any strike or other labor dispute involving the Acquired Business, pending or threatened, or to the Knowledge of PMSI and PMSI Database, is there any activity involving the Employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  2.14 Employees And Employee Benefit Plans.

  (a) Neither PMSI Database nor any ERISA Affiliate of PMSI Database currently or within the 6 years preceding the Closing Date, has maintained, sponsored in whole or in part, or contributed to any plan or arrangement which is a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or which is a multiemployer plan within the meaning of Section 3(37) of ERISA. For purposes of this Section 2.14, "ERISA Affiliate" shall mean any entity which is considered one employer with PMSI Database under Section 4001 of ERISA or Section 414 of the Internal Revenue Code.

  (b) All PMSI Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect.

  (c) PMSI Database will not have had any employees prior to Closing.

  2.15 Material Contracts. Section 2.15 of the PMSI Database Disclosure Memorandum contains a true and correct list, and (if oral) summary description, of all PMSI Database Contracts (as defined below). Except as contemplated hereunder and except as disclosed in Section 2.15 of the PMSI Database Disclosure Memorandum or otherwise reflected in the OTC Financial Statements or the PMSI Database Balance Sheet, neither PMSI Database, nor PMSI with respect to the Acquired Business and the Joint Venture Interest, nor any of the Acquired Assets, the Acquired Business, or the related operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by PMSI Database, or PMSI with respect to the Acquired Business or the Joint Venture Interest, or the guarantee by PMSI Database, or PMSI with respect to the Acquired Business or the Joint Venture Interest, of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts PMSI Database, or PMSI with respect to the Acquired Business or the Joint Venture Interest, from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among PMSI Database and PMSI or any Affiliate of PMSI Database or PMSI, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by PMSI Database, or PMSI with respect to the Acquired Business or the Joint Venture Interest, (vii) any Contract relating to the purchase or sale of any goods or services including customer contracts (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $50,000), (viii) real property leases and (ix) all Contracts referred to in Section 2.17(b) as of the date of this Agreement (together referred to as the "PMSI Database Contracts"). Except as set forth in Sections 2.2 and 2.3 of the PMSI Database Disclosure Memorandum, with respect to each PMSI Database Contract and except as disclosed in Section 2.15 of the PMSI Database Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) neither PMSI Database nor PMSI is in Default thereunder; (iii) neither PMSI Database nor PMSI has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of PMSI Database and PMSI, in Default in any respect or has repudiated or waived any material provision thereunder;
(v) there exists no actual, or to the Knowledge of PMSI or PMSI Database, threatened, cancellation, termination, or limitation of, or any material amendment, modification, or change to any Contract; (vi) neither PMSI Database nor PMSI has received formal notice that any party to a PMSI Database Contract will not renew such Contract at the end of its existing term; and (vii) no PMSI Database Contract requires consent for assignment in connection with the transactions contemplated by this Agreement including the Contribution. All of the indebtedness of PMSI Database for money borrowed is prepayable at any time by PMSI Database without penalty or premium.

  2.16 Real Property; Leased Real Property. PMSI Database does not own or lease any real property that is used or will be used in the Acquired Business.

  2.17 Personal Property.

  (a) Section 2.17(a) of the PMSI Database Disclosure Memorandum contains a substantially true and correct list of all equipment (excluding items of equipment having a value of less than $50,000 individually) as of the date hereof that will be included in the Acquired Assets.

  (b) Section 2.17(b) of the PMSI Database Disclosure Memorandum contains a substantially true and correct list of all Acquired Personal Property (except miscellaneous leases of property having a value of less than $20,000 individually) leased by PMSI or PMSI Database. True and correct copies of the lease for each item listed in Section 2.17(b) of the PMSI Database Disclosure Memorandum and any amendments, extensions, and renewals thereof have heretofore been furnished to NDC. Each of such leases is in effect, and PMSI and PMSI Database have neither received nor sent written notice or other written correspondence that indicates the existence of Material default under any such lease, except for defaults subsequently cured or waived prior to the date of this Agreement. No rights of PMSI or PMSI Database under any of such leases have been assigned or otherwise transferred as security for any obligation of PMSI or PMSI Database other than to the lessor under a lease to secure PMSI's or PMSI Database's obligations under such lease. Except as described in Section 2.17(b) of the PMSI Database Disclosure Memorandum, all such leases are fully assignable without the consent of any third party.

  (c) Section 2.17(c) of the PMSI Database Disclosure Memorandum contains a substantially true and correct list of all Acquired Personal Property (except personal property having a value of less than $20,000 individually) owned by PMSI Database. All Acquired Personal Property that is material to the conduct of the Acquired Business is in good condition, reasonable wear and use excepted, and are usable in the ordinary course of business consistent with PMSI's past practices.

  2.18 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of PMSI and PMSI Database, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against PMSI Database or PMSI with respect to the Acquired Business, or against any director, employee or employee benefit plan of PMSI or PMSI Database, or against any Acquired Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against PMSI Database or PMSI with respect to the Acquired Business and Acquired Assets that are reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect. Section 2.18 of the PMSI Database Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which PMSI Database is a party, or to which PMSI with respect to the Acquired Business is a party and which names such as a defendant or cross-defendant or for which PMSI Database, the Acquired Business or the Acquired Assets has any potential Liability.

  2.19 Statements True And Correct. None of the information supplied or to be supplied by PMSI or PMSI Database or any Affiliate thereof for inclusion in the Registration Statement to be filed by NDC with the SEC will, when the Registration Statement becomes effective, include any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by PMSI or PMSI Database or any Affiliate thereof for inclusion in any documents to be filed by PMSI or PMSI Database or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, include any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that PMSI or PMSI Database or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  2.20 Regulatory Matters. Neither PMSI Database, PMSI nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

  2.21 Charter Provisions. PMSI, as the sole stockholder of PMSI Database, and PMSI Database have taken all reasonable action so that the entering into of this Agreement and the consummation of the Stock Purchase and the other transactions contemplated by this Agreement, except as set forth herein, do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of PMSI Database or restrict or impair the ability of NDC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of PMSI Database that may be directly or indirectly acquired or controlled by them.

  2.22 Opinion Of Financial Advisor. PMSI or PMSI Database has received the opinion of Cowen & Company, dated the date of this Agreement, to the effect that the consideration to be received in the Stock Purchase and pursuant to the Source Transfer Agreement by PMSI is fair, from a financial point of view, to PMSI.

  2.23 Board Recommendation. The Board of Directors of PMSI Database and PMSI, at meetings duly called and held, have by unanimous vote of the directors present and voting (who constituted all of the directors then in office other than those directors who abstained from voting because of a conflict of interest) (i) determined that this Agreement and the transactions contemplated hereby, including the Stock Purchase and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders of PMSI, and PMSI, as the sole stockholder of PMSI Database, and
(ii) resolved to recommend that the holders of the shares of PMSI and PMSI, as the sole stockholder of PMSI Database, adopt this Agreement.

  2.24 Joint Venture Interest. The Amended and Restated Alphabase Data License Agreement is in full force and effect and, subject to receipt by PMSI Database of the Consents set forth in Sections 2.2 and 2.3 of the PMSI Database Disclosure Memorandum, PMSI Database owns all right, title and interest in the Joint Venture Interest free and clear of any Liens.

                                   ARTICLE 3

                     Representations and Warranties of NDC

  NDC hereby represents and warrants to PMSI Database and PMSI as follows:

  3.1 Organization, Standing, And Power. DC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. NDC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect.

  3.2 Authority; No Breach By Agreement.

  (a) NDC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Stock Purchase, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NDC. This Agreement represents a legal, valid, and binding obligation of NDC, enforceable against NDC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Neither the execution and delivery of this Agreement by NDC, nor the consummation by NDC of the transactions contemplated hereby, nor compliance by NDC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of NDC's Certificate of Incorporation or Bylaws or any resolution adopted by the Board of Directors or stockholders of NDC, or (ii) subject to receipt of the requisite Consents referred to in Section 6.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any NDC Entity under, any Contract or Permit of any NDC Entity.

  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NDC of the Stock Purchase and the other transactions contemplated in this Agreement.

  3.3 Capital Stock.

  (a) The authorized capital stock of NDC consists of (i) 100,000,000 shares of NDC Common Stock, of which 26,629,947 shares are issued and outstanding as of August 18, 1997, and (ii) 1,000,000 shares of NDC Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of NDC Capital Stock are, and all of the shares of NDC Common Stock to be issued in exchange for shares of PMSI Database Common Stock upon consummation of the Stock Purchase, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of NDC Capital Stock has been, and none of the shares of NDC Common Stock to be issued in exchange for shares of PMSI Database Common Stock upon consummation of the Stock Purchase will be, issued in violation of any preemptive rights of the current or past stockholders of NDC.

  (b) Except as set forth in Section 3.3(a), or as provided pursuant to the NDC Rights Agreement, or as disclosed in Section 3.3(b) of the NDC Disclosure Memorandum, there are no shares of capital stock or other equity securities of NDC outstanding and no outstanding Equity Rights relating to the capital stock of NDC.

  3.4 SEC Filings; Financial Statements.

  (a) NDC has timely filed and made available to PMSI Database all SEC Documents required to be filed by NDC since May 31, 1993 (the "NDC SEC Reports"). The NDC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NDC SEC Reports or necessary in order to make the statements in such NDC SEC Reports, in light of the circumstances under which they were made, not misleading. No NDC Subsidiary is required to file any SEC Documents.

  (b) Each of the NDC Financial Statements (including, in each case, any related notes) contained in the NDC SEC Reports, including any NDC SEC Reports filed after the date of this Agreement until the Closing Date, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of NDC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year- end adjustments which were not or are not expected to be material in amount or effect.

  3.5 Absence Of Undisclosed Liabilities. No NDC Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of NDC as of May 31, 1996 and February 28, 1997, included in the NDC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No NDC Entity has incurred or paid any Liability since February 28, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

  3.6 Absence Of Certain Changes Or Events. Since February 28, 1997, except as disclosed in the NDC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 3.6 of the NDC Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect, and (ii) the NDC Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of NDC provided in Article 7.

  3.7 Compliance With Laws. Each NDC Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 3.7 of the NDC Disclosure Memorandum, none of the NDC Entities:

    (a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

    (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

    (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any NDC Entity is not in compliance in any material respect with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, or
  (iii) requiring any NDC Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

  3.8 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of NDC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any NDC Entity, or against any director, employee or employee benefit plan of any NDC Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any NDC Entity, that are reasonably likely to have, individually or in the aggregate, a NDC Material Adverse Effect.

  3.9 Statements True And Correct. None of the information supplied or to be supplied by any NDC Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by NDC or in the proxy statement to be filed by PMSI with the SEC, will include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, with respect to the Registration Statement, on the date such Registration Statement becomes effective, and with respect to the proxy statement as of its date. None of the information supplied or to be supplied by any NDC Entity or any Affiliate thereof for inclusion in any documents to be filed by any NDC Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any NDC Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  3.10 Regulatory Matters. No NDC Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

  3.11 Rights Agreement. Execution of this Agreement and consummation of the Stock Purchase and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the NDC Rights Agreement (other than as contemplated by Section 1.1) or enable or require the NDC Rights to be exercised, distributed or triggered.

                                   ARTICLE 4

                   Conduct of Business Pending Consummation

  4.1 Affirmative Covenants Of PMSI Database And PMSI.

  (a) Subject to the Consents set forth in Sections 2.3 and 2.4 of the PMSI Database Disclosure Memorandum, PMSI has, or shall have prior to Closing, assigned, transfered, conveyed, and delivered to PMSI Database, and PMSI Database has, or shall have prior to Closing, acquired, and accepted from PMSI, all of the right, title, and interest of PMSI in and to the Acquired Assets and the Joint Venture Interest, free and clear of any and all Liens.

  (b) The "Acquired Assets" shall consist of all of the right, title, and interest of PMSI and PMSI Database in and to all of the following Assets, as the same shall exist at the Closing Date, which shall be delivered free and clear of any and all Liens:

    (i) The Personal Property primarily utilized in the Acquired Business (the "Acquired Personal Property");

    (ii) The Intellectual Property primarily utilized in the Acquired Business (the "Acquired Intellectual Property");

    (iii) The Contracts primarily utilized in the Acquired Business (the "Acquired Contracts");

    (iv) The Accounts Receivable relating to the Acquired Business (the "Acquired Accounts Receivable");

    (v) The Permits primarily utilized in the Acquired Business (the "Acquired Permits"); and

    (vi) The Other Assets primarily utilized in the Acquired Business (the "Acquired Other Assets").

  (c) Prior to Closing, as partial consideration for the Contribution, PMSI Database shall assume responsibility for the performance and satisfaction of the Assumed Liabilities. PMSI Database shall not assume responsibility for, and PMSI will remain obligated with respect to, the Retained Liabilities.

  (d) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of NDC shall have been obtained, and except as otherwise expressly contemplated herein, either PMSI shall, or shall cause PMSI Database to, (i) operate the Acquired Business and the Joint Venture Interest only in the usual, regular, and ordinary course as previously operated by PMSI, (ii) use its reasonable efforts to preserve intact the business organization of the Acquired Business and the Acquired Assets and maintain its rights and franchises with respect to the Acquired Business and the Joint Venture Interest; (iii) maintain the Acquired Assets in their present order and condition, reasonable wear and use excepted, and maintain all policies of insurance covering the Acquired Assets in amounts and on terms substantially equivalent to those in effect on the date hereof; (iv) take all steps reasonably necessary to maintain the Acquired Intellectual Property and other intangible assets of the Acquired Business and the Joint Venture Interest; (v) use reasonable best efforts to preserve the goodwill and patronage of its customers, Employees, suppliers and others having a business relationship with the Acquired Business and the Joint Venture Interest; and (vi) take no action which would (A) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 6.1(b) or 6.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

  (e) Prior to or contemporaneous with the Closing, pursuant to the Source Transfer Agreement, the terms and conditions of which will have been approved by NDC, PMSI shall acquire (i) Source's business operated in Europe as of the Closing Date (the "European Business"), (ii) all of the shares of PMSI held by Source or any Subsidiary of Source (the "Divestiture"), and (iii) all of the stock of the Source Divestiture Subsidiaries. In connection with the Divestiture, PMSI shall obtain a release of all obligations of Source under the European Contracts.

  (f) Prior to Closing, PMSI Database and PMSI shall use commercially reasonable efforts to obtain Consents to the assignment of the PMSI Database Contracts and any other Contracts to which PMSI, SLA or PMSI Database is a party as required by the Contract in connection with the Contribution and the transactions contemplated hereby. If, on the Closing Date, PMSI Database, SLA and PMSI have not obtained any Consent discussed above after having used commercially reasonable efforts to obtain such Consent or an attempted transfer of any of the PMSI Database Contracts and any other Contracts to which PMSI or SLA is a party would be ineffective or the failure to have such Consent would adversely affect PMSI's or SLA's ability to convey any such Contract and the failure to transfer such asset, either individually or in the aggregate, is not reasonably likely to have a PMSI Database Material Adverse Effect, then such Contracts shall constitute "Deferred Contracts" and shall not be transferred to PMSI Database. After the Closing: (a) PMSI will (i) continue to use commercially reasonable efforts to obtain the Consent and/or to remove any other impediments to the assignment and transfer of each Deferred Contract and will assign and transfer or cause SLA to assign and transfer each Deferred Contract to PMSI Database within five (5) business days after the receipt of such Consent and/or removal of such impediment; (ii) until the assignment and transfer with respect to any Deferred Contract is accomplished, cooperate or cause SLA to cooperate with PMSI Database in any lawful arrangement that is not unduly economically burdensome (including performance by PMSI or SLA as agent) to provide that PMSI Database shall receive the benefits of such Deferred Contract to the same extent as if it were transferred to PMSI Database at Closing; and (iii) until the assignment and transfer with respect to any Deferred Contract is accomplished, enforce, at the request and for the account of PMSI Database, any of PMSI's or SLA's rights thereto or interests therein against any other parties thereto (including the right to terminate any such Deferred Contract in accordance with its terms, provided that PMSI Database pays any cancellation or other fee due upon such termination); and (b) if and only to the extent that PMSI Database receives the benefits of a Deferred Contract, PMSI Database shall perform the obligations of PMSI or SLA arising with respect to such Deferred Contract to the extent that, by reason of consummation of the transactions contemplated by this Agreement or the Source Agreement, PMSI Database has control over the resources necessary to perform such obligations or, to the extent that PMSI Database does not have such resources, to reimburse PMSI for the reasonable cost of such performance. NDC shall notify PMSI on the Closing Date as to the PMSI Database Contracts which will be performed by PMSI Database pursuant to this Section. To the extent PMSI Database performs the obligations of PMSI with respect to any Deferred Contract, any account receivable created on account of such performance shall be deemed when created to be a Acquired Contract conveyed hereunder. After the Closing, PMSI Database and NDC will act with reasonable diligence and use commercially reasonable efforts to assist, and cooperate with, PMSI or SLA in obtaining such Consents and removing any such impediments to the transfer of the Deferred Contracts.

  (g) Prior to Closing, all indebtedness or other obligations or accounts of any kind between a PMSI Entity on the one hand and Source and its Subsidiaries or PMSI Database on the other hand will have been paid in full and discharged.

  4.2 Negative Covenants Of PMSI Database And PMSI. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of NDC shall have been obtained, and except as otherwise expressly contemplated herein, PMSI and PMSI Database covenant and agree that they will not do or agree or commit to do any of the following with respect to the Acquired Business and the Acquired Assets:

    (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of PMSI Database; or

    (b) except as provided in the budget set forth in Section 4.2(b) of the PMSI Database Disclosure Memorandum and only for the purposes set forth therein, PMSI Database shall not incur any additional debt obligation, capital lease obligation or other obligation for borrowed money or make any capital expenditures in excess of an aggregate of $50,000 or impose, or suffer the imposition, on any Acquired Asset of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the PMSI Database Disclosure Memorandum); or

    (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of PMSI Database, or declare or pay any dividend or make any other distribution in respect of PMSI Database's capital stock; or

    (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PMSI Database Common Stock, or any stock appreciation rights, or any option, warrant, or other Equity Right of PMSI Database; or

    (e) except for the Contribution, purchase or acquire any assets or properties, whether real or personal, tangible or intangible, that if acquired would be an Acquired Asset, and not sell, lease or otherwise dispose of any real or personal property or asset (other than cash which may be distributed or otherwise transferred out of PMSI Database to PMSI) that would have been an Acquired Asset, in each case except in the ordinary course of business and consistent with past practices; or

    (f) adjust, split, combine or reclassify any capital stock of PMSI Database or issue or authorize the issuance of any other securities in respect of or in substitution for shares of PMSI Database Common Stock; or

    (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, PMSI Database shall not purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or
  (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

    (h) grant any increase in compensation or benefits to the Employees of the Acquired Business, except in accordance with past practice disclosed in
  Section 4.2(h) of the PMSI Database Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 4.2(h) of the PMSI Database Disclosure Memorandum; and enter into or amend any severance agreements with Employees of the Acquired Business; grant any material increase in fees or other increases in compensation or other benefits to directors of PMSI Database except in accordance with past practice disclosed in Section 4.2(h) of the PMSI Database Disclosure Memorandum; or

    (i) enter into or amend any employment Contract with any Employee of the Acquired Business that PMSI does not and PMSI Database will not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing Date; or

    (j) adopt any new employee benefit plan of PMSI Database; or

    (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls with respect to PMSI Database or the Acquired Business, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

    (l) commence any Litigation with respect to PMSI Database or the Acquired Business other than in accordance with past practice, settle any Litigation involving any Liability of the Acquired Business or the

  Acquired Assets for material money damages or restrictions upon the operations of the Acquired Business or the Acquired Assets; or

    (m) enter into, materially modify or amend, or terminate any PMSI Database Contract or other material Contract with respect to PMSI Database or the Acquired Business (including any loan Contract with an unpaid balance exceeding $50,000) or waive, release, compromise or assign any material rights or claims; or

    (n) modify or amend, or waive any provision of, the Source Transfer Agreement, a fully executed copy of which which with all attachments, exhibits and schedules thereto is attached hereto as Schedule 4.2(n).

  4.3 Covenants Of NDC. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of PMSI shall have been obtained, and except as otherwise expressly contemplated herein, NDC covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the NDC Common Stock and the business prospects of the NDC Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the NDC Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 6.1(b) or 6.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any NDC Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of NDC, desirable in the conduct of the business of NDC and its Subsidiaries, provided that such actions shall not materially delay the Closing Date or materially hinder consummation of the Stock Purchase. NDC further covenants and agrees that it will not, without the prior written consent of PMSI, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of NDC or, except as expressly contemplated by this Agreement, the NDC Rights Agreement, in each case, in any manner adverse to the holders of PMSI Database Common Stock as compared to rights of holders of NDC Common Stock generally as of the date of this Agreement. In addition, NDC covenants and agrees that it shall maintain PMSI Database as its Subsidiary and maintain substantially all of the Acquired Assets in PMSI Database for a period of one year and will treat the Joint Venture Interest as a partnership for federal income tax purposes during that one-year period.

  4.4 Adverse Changes In Condition. Each Party agrees to give written notice promptly to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect or a NDC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

  4.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Closing Date and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 5

                             Additional Agreements

  5.1 Registration Statement; PMSI Approval. As soon as reasonably practicable after execution of this Agreement, NDC shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of NDC Common Stock upon consummation of the Stock Purchase. PMSI and PMSI Database shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning them and the holders of PMSI's capital stock as NDC may reasonably request in connection with such action. PMSI shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement, the Source Transfer Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) PMSI shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) NDC shall furnish to PMSI and PMSI Database all information that such may reasonably request in preparation of such Proxy Statement and notice of meeting, (iii) the Board of Directors of PMSI shall recommend to its stockholders the approval of the matters submitted for approval, subject only to the Board of Director's legal obligations (if any) as directors of PMSI, and (iv) the Board of Directors and officers of PMSI shall use their reasonable efforts to obtain such stockholders' approval. NDC and PMSI Database shall make all necessary filings with respect to the Stock Purchase under the Securities Laws.

  5.2 Exchange Listing. NDC shall use its reasonable efforts to list, prior to the Closing Date, on the NYSE, subject to official notice of issuance, the shares of NDC Common Stock to be issued to PMSI pursuant to the Stock Purchase, and NDC shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

  5.3 Applications; Antitrust Notification. NDC shall promptly prepare and file, and PMSI Database and PMSI shall reasonably cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

  5.4 Agreement As To Efforts To Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 6; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

  5.5 Investigation And Confidentiality.

  (a) Prior to the Closing Date, NDC on the one hand and PMSI and PMSI Database on the other hand shall keep each other advised of all material developments relevant to their business and to consummation of the Stock

Purchase and shall permit the other to make or cause to be made such investigation of the business and properties of such and its Subsidiaries and of their respective financial and legal conditions as the other reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

  (b) NDC on the one hand and PMSI and PMSI Database on the other hand shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other concerning its and its Subsidiaries' businesses, operations, and financial positions except to the extent such disclosure is required by law and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other.

  (c) NDC on the one hand and PMSI and PMSI Database on the other hand agrees to give the other notice as soon as practicable after any determination by it of any fact or occurrence relating to the other which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a PMSI Database Material Adverse Effect or a NDC Material Adverse Effect, as applicable.

  5.6 Press Releases. Prior to the Closing Date, PMSI Database and NDC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 5.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

  5.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, PMSI and PMSI Database shall not, and shall use their best efforts to cause any Affiliate or any Representatives thereof retained by PMSI or PMSI Database not to, directly or indirectly solicit any Acquisition Proposal by any Person that relates specifically to the Acquired Business or the Acquired Assets. Except to the extent the Board of Directors of PMSI and PMSI Database, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to the stockholders of PMSI under applicable law, PMSI, PMSI Database, and any Affiliate or Representative thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any such Acquisition Proposal. PMSI and PMSI Database shall promptly advise NDC following the receipt of any such Acquisition Proposal and the details thereof, and advise NDC of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. PMSI and PMSI Database shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

  5.8 Charter Provisions. PMSI Database shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Stock Purchase and the other transactions contemplated hereby do not and will not, except as set forth herein, result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of PMSI Database or restrict or impair the ability of NDC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of PMSI Database that may be directly or indirectly acquired or controlled by them.

  5.9 Agreement Of Affiliates. PMSI will not sell, pledge, transfer, or otherwise dispose of the shares of PMSI Database Common Stock held by PMSI except as contemplated by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of NDC Common Stock to be received by PMSI upon consummation of the Stock Purchase except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. NDC shall be entitled to place restrictive legends upon certificates for shares of NDC Common Stock issued to PMSI pursuant to this Agreement to enforce the applicable provisions of Law. NDC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of NDC Common Stock by PMSI except as provided in the Registration Rights Agreement. With respect to the NDC Common Stock to be received by PMSI upon consummation of the Stock Purchase, NDC will provide PMSI with certain registration rights pursuant to a registration rights agreement in substantially the form of Exhibit 1 hereto (the "Registration Rights Agreement").

  5.10 Employment Of Employees. On the Closing Date, NDC shall offer employment to those Employees of the Acquired Business listed on Schedule 2.13 of the PMSI Database Disclosure Memorandum. PMSI agrees to use its commercially reasonable efforts to assist NDC in hiring such Employees and will use its commercially reasonable efforts to make such Employees available to NDC. All such Employees accepting NDC's offer of employment are hereinafter referred to as the "Hired Employees." Except as otherwise provided herein, PMSI shall be responsible for the payment of all earned but unpaid salaries, bonus, vacation pay, sick pay, holiday pay, severance pay and other like obligations and payments to the Employees for all periods ending on or prior to the Closing Date. PMSI shall be responsible for the payment of any amounts due to its Employees (including the Hired Employees) pursuant to the PMSI Benefit Plans as a result of the employment of its Employees, and, in determining bonuses and other similar payments due to Hired Employees for any period ended on or prior to the Closing Date, PMSI shall, if payment thereof will occur after the Closing Date and the applicable performance period has been completed prior to the Closing Date, waive any requirement that such Employees be employees of PMSI on the date such bonuses or other similar payments are paid. PMSI shall be responsible for all incurred but unreported or unpaid medical claims occurring prior to the Closing Date and for the cost associated with any hospital confinement which commences prior to the Closing Date. NDC shall become responsible for all costs and liabilities attributable to Hired Employees accruing on and after the Closing Date; provided, however, that NDC shall not be responsible for (a) liabilities arising under the PMSI Benefit Plans or (b) liabilities associated with any leaves taken prior to the Closing Date in connection with the Family and Medical Leave Act of 1993. Effective on the Closing Date, PMSI shall, and hereby does, release all Hired Employees from any employment and/or confidentiality agreement previously entered into between PMSI and such Hired Employees relating to the Acquired Business to the extent (but only to the extent) necessary for NDC to operate the Acquired Business in the same manner as operated by PMSI prior to the Closing Date.

  PMSI shall be responsible for complying with the requirements of Section 4980B of the Internal Revenue Code and Part VI of Title I of ERISA for the Employees (including the Hired Employees, as defined in this Section 5.10) and their "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Section 4980B of the Internal Revenue Code) occurs on or prior to the Closing Date.

  5.11 Tax Matters.

  (a) PMSI and NDC shall make a timely election under (S) 338(h)(10) of the Code and (S) 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and any corresponding elections under state or local tax law. PMSI and NDC shall (i) take, and cooperate with each other to take, all actions necessary and appropriate (including, without limitation, the preparation, completion and timely joint filing by PMSI and NDC of Form 8023-A, and the preparation, completion and timely filing of such other forms, returns, elections, schedules and other documents and instruments) to effect, perfect and preserve a timely (S) 338(h)(10) election in accordance with
(S) 338(h)(10) of the Code and (S) 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and (ii) report the purchase and sale of the Shares consistent with the election pursuant to (S) 338(h)(10) and shall take no position contrary thereto or inconsistent therewith in any Tax Return, or in any discussion with or any proceeding before any taxing authority or other governmental body or otherwise. In the event an election under (S) 338(h)(10) is not available under the law of any state or locality but an election can be made under Section 338(g) of the Code, such election shall be made in such state or locality and PMSI shall bear the cost of any tax on PMSI Database related thereto (other than the cost of any state tax for such election in the following states: Arizona, California, Connecticut, Delaware, Illinois, New Jersey, New York and Pennsylvania).

  (b) The Purchase Price and all other items that comprise the "modified aggregate deemed sale price" (as defined in, and required to be allocated pursuant to, Section 338(h)(10) of the Code) shall be allocated in accordance with a schedule prepared by NDC and consented to by PMSI, which consent will not be withheld or delayed unreasonably. Such allocation shall, for tax purposes, be binding on PMSI Database, PMSI and NDC. PMSI Database, PMSI and NDC shall file their respective Tax Returns in accordance with such allocation and shall not take any position inconsistent with such allocation. In the event that such allocation is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute and no such dispute shall be finally settled or compromised without the mutual consent of the parties, which consent will not be unreasonably withheld.

  (c) NDC shall have the sole and exclusive authority to prepare, execute and file on behalf of PMSI Database (A) the federal income tax returns to be filed on behalf of PMSI Database for the period ending as of the close of business on the Closing Date that will include the gain or loss resulting from the "deemed sale" and "deemed liquidation" that will occur (pursuant to Treasury Regulation (S) 1.338(h)(10)-1(e)(1) and (2) promulgated under the Code) by reason of PMSI's and NDC's election pursuant to (S) 338(h)(10) of the Code and
(B) the corresponding state and local income tax returns to be filed on behalf of PMSI Database for the period ending as of the close of business on the Closing Date. PMSI, upon written notice of request to NDC, shall have the right to review and consent to such returns prior to filing, which consent shall not be unreasonably withheld or delayed.

  5.12 Joint Marketing. The parties hereto agree that from the date of this Agreement each will use its reasonable efforts to negotiate and enter into a joint marketing arrangement for the purpose of jointly promoting their respective businesses throughout the world.

                                   ARTICLE 6

               Conditions Precedent to Obligations to Consummate

  6.1 Conditions To Obligations Of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.6:

    (A) Stockholder Approval. The stockholders of PMSI shall have adopted this Agreement and the Source Transfer Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Stock Purchase in the manner described in the Proxy Statement. PMSI, as the sole stockholder of PMSI Database shall have adopted this Agreement and the consummation of the transactions contemplated hereby.

    (B) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the transactions contemplated under this Agreement shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of NDC would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

    (C) Consents And Approvals. Each Party shall have obtained any and all Consents required for consummation of the transactions contemplated under this Agreement (other than those referred to in Section 6.1(b)), including those Consents listed in Sections 2.2 and 2.3 of the PMSI Database Disclosure Memorandum and Section 3.2 of the NDC Disclosure Memorandum or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect or a NDC Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of NDC would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

    (D) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

    (E) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance, trading or resale of the shares of NDC Common Stock issuable pursuant to the Stock Purchase shall have been received.

    (F) Exchange Listing. The shares of NDC Common Stock issuable pursuant to the Stock Purchase shall have been approved for listing on the NYSE, subject to official notice of issuance.

  6.2 Conditions To Obligations Of NDC. The obligations of NDC to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NDC pursuant to Section 9.6(a):

    (A) Representations And Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of PMSI Database and PMSI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 2.4 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 2.20 and 2.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of PMSI Database and PMSI set forth in this Agreement (including the representations and warranties set forth in Sections 2.4, 2.20 and 2.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a PMSI Database Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

    (B) Performance Of Agreements And Covenants. Each and all of the agreements and covenants of PMSI Database and PMSI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

    (C) Certificates. Each of PMSI and PMSI Database shall have delivered to NDC (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to PMSI or PMSI Database, respectively, and in Section 6.2(a) and 6.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by each of PMSI's and PMSI Database's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement by such Party, and the consummation of the transactions contemplated hereby, all in such reasonable detail as NDC and its counsel shall request.

    (D) Opinion Of Counsel. NDC shall have received an opinion of Willkie Farr & Gallagher, counsel to PMSI, or the General Counsel of PMSI dated as of the Closing, in form reasonably satisfactory to NDC, as to the matters set forth in Exhibit 2.

    (E) Noncompetition Agreement. PMSI shall have executed and delivered to NDC a noncompetition agreement in substantially the form of Exhibit 3 (the "Noncompetition Agreement").

    (F) Source Agreement. All conditions to the closing of the transactions contemplated under the Source Agreement shall have been satisfied or waived and the consummation of such transaction shall have occurred concurrently with the Closing.

    (G) Source Transfer Agreement. All conditions to the closing of the transactions contemplated under the Source Agreement shall have been satisfied in all materials respects and the consummation of such transaction shall have occurred concurrently with the Closing.

    (H) European Contract Releases. Source shall have been released from any and all obligations under the European Contracts to the reasonable satisfaction of NDC.

    (I) Consents. PMSI and any of its Subsidiaries which is a party thereto shall have received the Consent of all third parties to the assignment of, or the release of PMSI or under, those Contracts listed in Section 6.2(i) of the NDC Disclosure Memorandum for the transactions contemplated herein.

    (J) SLA Letter Agreement. SLA shall have executed and delivered to NDC a letter agreement substantially in the form of Exhibit 4 hereto.

  6.3 Conditions To Obligations Of PMSI Database And PMSI. The obligations of PMSI Database and PMSI to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PMSI pursuant to
Section 9.6(b):

    (A) Representations And Warranties. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of NDC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of NDC set forth in Sections 3.3, 3.4 and 3.10 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of NDC set forth in this Agreement (including the representations and warranties discussed above and set forth in Sections 3.3, 3.4 and 3.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a NDC Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

    (B) Performance Of Agreements And Covenants. Each and all of the agreements and covenants of NDC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

    (C) Certificates. NDC shall have delivered to PMSI (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to NDC and in Section 6.3(a) and 6.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by NDC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PMSI and its counsel shall request.

    (D) Opinion Of Counsel. PMSI shall have received an opinion of the General Counsel of NDC or Alston & Bird LLP, counsel to NDC, dated as of the Closing Date, in form reasonably acceptable to PMSI Database, as to the matters set forth in Exhibit 5.

    (E) Registration Rights Agreement. NDC shall have executed and delivered to PMSI the Registration Rights Agreement.

    (F) NDC Noncompetition Agreement. NDC shall have executed and delivered to PMSI a noncompetition agreement substantially in the form of Exhibit 6 hereto.

                                   ARTICLE 7

                                Indemnification

  7.1 Indemnification.

  (A) Agreement Of PMSI To Indemnify. Subject to the terms and conditions of this Article 7, PMSI agrees to indemnify, defend, and hold harmless NDC and its officers, directors, stockholders, controlling persons, Affiliates and Representatives, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

    (i) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of PMSI or PMSI Database contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by PMSI or PMSI Database in connection herewith (except that PMSI shall not be obligated to indemnify NDC for Losses arising out of the termination or cancellation of a PMSI Database Contract by a third party prior to Closing; provided that such termination or cancellation was not due to any breach of such Contract by PMSI Database or PMSI), and for purposes of this Section 7.1(a)(i) any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a "Material Adverse Effect,", and any limitation of such representations and warranties as being "to the knowledge of," or "known to" or words of similar effect, shall be disregarded, in determining any inaccuracy, untruth, incompleteness or breach thereof;

    (ii) a breach of or failure to perform any covenant or agreement of PMSI or PMSI Database made in this Agreement;

    (iii) any Retained Liability; and

    (iv) the European business of Source, to be acquired by PMSI pursuant to the Source Transfer Agreement.

  (B) Agreement Of NDC To Indemnify. Subject to the terms and conditions of this Article 7, NDC agrees to indemnify, defend, and hold harmless PMSI and its officers, directors, stockholders, controlling persons, Affiliates and Representatives, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

    (i) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of NDC contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by NDC in connection herewith and for purposes of this Section 7.1(b)(i) any qualification of such representations and warranties by reference to the materiality of matters stated therein or as to matters having or not having a "Material Adverse Effect,", and any limitation of such representations and warranties as being "to the knowledge of," or "known to" or words of similar effect, shall be disregarded, in determining any inaccuracy, untruth, incompleteness or breach thereof;

    (ii) a breach of or failure to perform any covenant or agreement of NDC made in this Agreement;

    (iii) any Assumed Liability.

  7.2 Procedures For Indemnification. As used herein, the term "Indemnitor" means the party against whom indemnification hereunder is entitled to be sought, and the term "Indemnitee" means the party entitled to seek indemnification hereunder.

  (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

  (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 7.3 shall be observed by the Indemnitee and the Indemnitor.

  (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by the Indemnitor and the dispute is not resolved by such Indemnitee and the Indemnitor within 15 days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section 7.9.

  (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or by an arbitration award or by any other final adjudication, shall be paid by the Indemnitor within ten days of the date such amount is determined.

  7.3 Third Party Claims. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

    (a) The Indemnitee shall give the Indemnitor written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor of such claim shall not relieve the Indemnitor of any liability that it may have with respect to such claim except to the extent the Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

    (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitor, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitor hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

    (c) No settlement of a Third Party Claim involving the asserted liability of an Indemnitor under this Article shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitor has not responded within five business days of notice of a proposed settlement. If the Indemnitor assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

    (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

  7.4 Survival. Subject to Section 7.5, all representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

  7.5 Time Limitations. PMSI and PMSI Database, on the one hand, and NDC, on the other hand, will have no liability to the other party under or in connection with: (a) a breach of any of the representations, warranties, covenants or agreements made or to be performed by such party contained in this Agreement unless written notice asserting an Indemnification Claim based thereon is given to the other party prior to August 31, 1999; provided, however, the liability of PMSI relating to, arising out of or based upon
Section 7.1(a)(iii), 7.1(a)(iv) hereof, and the liability of NDC relating to, arising out of or based upon Section 7.1(b)(iii), may be asserted at any time.

  7.6 Limitations As To Amount.

  (a) Except as provided in Sections 1.2 and 1.4 herein, neither PMSI nor NDC shall have any liability with respect to the matters described in clauses
(a)(i) or (a)(ii) with respect to PMSI and (b)(i) and (b)(ii) with respect to NDC of Section 7.1 until the total of all Losses with respect thereto exceeds $30,000 (the "Threshold Amount") in which event PMSI or NDC, as the case may be, shall be obligated to indemnify as provided in this Article 7 for all such Losses; provided, however, that each individual claim of $10,000 or less shall not be indemnifiable, and shall not be includable in determining whether the $30,000 threshold has been reached.

  (b) The aggregate liability of PMSI under Sections 7.1(a)(i) and 7.1(a)(ii) (other than Sections 1.2 and 1.4) and NDC under Sections 7.1(b)(i) and 7.1(b)(ii) (other than Sections 1.2 and 1.4) hereof shall not exceed $1,000,000 (the "Maximum Amount").

  (c) The Threshold Amount and Maximum Amount limitations shall not apply to the indemnification rights of the parties hereto for any liability under Sections 1.2, 1.4, 7.1(a)(iii), 7.1(a)(iv) and 7.1(b)(iii) hereof and the payment of such amounts by PMSI or NDC shall not count toward the calculation of the Maximum Amount.

  7.7 Tax Effect And Insurance. The liability of an Indemnitor with respect to any Indemnification Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnitee as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitee as a result of such Losses or the claims hereunder. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitor of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in this
Section 7.9 of this Agreement.

  7.8 Subrogation. Upon payment in full of any Indemnification Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

  7.9 Arbitration. All disputes arising under this Article 10 (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by PMSI and NDC in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Washington, D.C., as may be specified by the arbitrator (or any place agreed to by PMSI, NDC and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 7; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either PMSI or NDC in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitor and the Indemnitee. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

                                   ARTICLE 8

                                  Termination

  8.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of PMSI and PMSI Database, this Agreement may be terminated and the Stock Purchase abandoned at any time prior to the Closing Date:

    (a) By mutual consent of NDC and PMSI ; or

    (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a PMSI Database Material Adverse Effect or a NDC Material Adverse Effect, as applicable, on the breaching Party; or

    (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

    (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Stock Purchase and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of PMSI or PMSI Database fail to vote their approval of the matters relating to this Agreement and the Source Transfer Agreement and the transactions contemplated hereby and thereby at the Stockholders' Meeting where such matters were presented to such stockholders for approval and voted upon in accordance with the procedure set forth in the Proxy Statement; or

    (e) By either Party in the event that the Stock Purchase shall not have been consummated by January 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(e); or

    (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Stock Purchase cannot be satisfied or fulfilled by the date specified in
  Section 8.1(e); or

    (g) By NDC, in the event that the Board of Directors of PMSI or PMSI Database shall have failed to reaffirm their approval of the Stock Purchase and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Stock Purchase, or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a Stock Purchase, share exchange, consolidation or transfer of substantially all of the Acquired Assets; or

    (h) By PMSI if the Average Closing Price on the Determination Date of shares of NDC Common Stock shall be less than the Lower Threshold Price; subject, however, to the following three sentences. If PMSI elects to refuse to consummate the Stock Purchase pursuant to this Section 8.1(h), it shall give written notice thereof to NDC not later than two trading days following the Determination Date. During the five-day period commencing with its receipt of such notice, NDC shall have the option, in its sole discretion, to elect to revise the Base Amount to equal that number of shares of NDC Common Stock (rounded to the nearest whole share) obtained by dividing the product of the Base Amount and the Lower Threshold Price by the Average Closing Price. If NDC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to PMSI of such election and the revised Base Amount, whereupon the condition to consummation provided in this Section 8.1(h) shall be deemed to be satisfied and this Agreement shall remain in effect in accordance with its terms (except as the Base Amount shall have been so modified), and any references in this Agreement to "Base Amount" shall thereafter be deemed to refer to the Base Amount as adjusted pursuant to this Section 8.1(h).

  8.2 Effect Of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 8.2 and
Article 9 and Section 5.5(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 8.1(b), 8.1(c) or 8.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                                   ARTICLE 9

                                 Miscellaneous

  9.1 Definitions.

  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

    "1933 ACT" shall mean the Securities Act of 1933, as amended.

    "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "ACCOUNTS RECEIVABLE" shall mean all accounts, notes and other receivables.

    "ACCRUED BONUSES" shall mean the amount equal to that percentage of budgeted annual bonuses which shall equal the ratio of the earnings of the Joint Venture Interest through the Closing Date to budgeted earnings for the full fiscal year. All budgeted amounts used herein to be as set forth in Schedule 4.2(b) of the Source Disclosure Memorandum.

    "ACQUIRED BUSINESS" shall mean the business and assets related to the Over-the-Counter Business and the Research Solutions Group.

    "ACQUISITION PROPOSAL" with respect to (x) PMSI Database, shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of PMSI Database or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, PMSI Database and
  (y) PMSI, shall mean any proposal for an acquisition of the Acquired Assets or the Joint Venture Interest.

    "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

    "AGREEMENT" shall mean this Stock Purchase Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

    "AMENDED AND RESTATED ALPHA DATABASE LICENSE AGREEMENT" shall mean that certain Amended and Restated Alpha Database License Agreement dated as of July 1, 1994 by and among Walsh International Holdings Limited and Walsh America Limited and PMSI and all customer, data provider and service contracts, agreements or understandings relating thereto.

    "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

    "ASSUMED LIABILITIES" means (a) the liabilities of PMSI Database of the type and in the amounts included in the Closing Balance Sheet and set forth in Section 2.6 and 2.7 of the PMSI Database Disclosure Memorandum, (b) the obligations arising after the Closing Date under the Acquired Contracts and
  (c) the liabilities arising after and resulting from events following the Closing Date with respect to the Acquired Business, the Acquired Assets and the Joint Venture Interests.

    "AVERAGE CLOSING PRICE" shall mean the average of the daily closing sales prices of NDC Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by NDC) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

    "CLOSING BALANCE SHEET" shall mean the balance sheet for PMSI Database as of the Closing Date delivered by NDC to PMSI.

    "CLOSING DATE" shall mean a date on which the parties mutually agree.

    "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

    "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

    "CONTRIBUTION" shall mean the contribution of the Acquired Assets and the Joint Venture Interest by PMSI and its Subsidiaries to PMSI Database as contemplated herein.

    "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
  (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a PMSI Database Material Adverse Effect or a NDC Material Adverse Effect, as applicable.

    "DETERMINATION DATE" shall mean the close of trading on the tenth trading day immediately preceding the Closing Date.

    "DGCL" shall mean the Delaware General Corporation Law.

    "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "EUROPEAN CONTRACTS" shall mean all material Contracts relating to the European Business of Source to which a Source Entity is a party, or under which a Source Entity has obligations contingent or otherwise.

    "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

    "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

    "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "INDEMNIFICATION CLAIM" shall mean a claim for indemnification under
  Article 7.

    "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefore, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

    "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    "JOINT VENTURE INTEREST" means all right, title and interest of PMSI in the Amended and Restated Alphabase Data License Agreement.

    "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president or general manager of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

    "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

    "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

    "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

    "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

    "LOSSES" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

    "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

    "NASD" shall mean the National Association of Securities Dealers, Inc.

    "NASDAQ NATIONAL MARKET" shall mean the Nasdaq National Market, a district tier of The Nasdaq Stock Market operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers Automated Quotations System.

    "NDC CAPITAL STOCK" shall mean, collectively, the NDC Common Stock, the NDC Preferred Stock and any other class or series of capital stock of NDC.

    "NDC COMMON STOCK" shall mean the $0.125 par value common stock of NDC.

    "NDC DISCLOSURE MEMORANDUM" shall mean the written information entitled "NDC Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to PMSI Database describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made unless such disclosure is reasonably adequate to inform the other party that each matter disclosed would be responsive to another section of disclosure in the Disclosure Memorandum.

    "NDC ENTITIES" shall mean, collectively, NDC and its Subsidiaries.

    "NDC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of NDC as of February 28, 1997, and as of May 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended February 28, 1997, and for each of the three fiscal years ended May 31, 1996, 1995 and 1994, as filed by NDC in SEC Documents, and (ii) the consolidated balance sheets of NDC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in the SEC Documents filed with respect to periods ended subsequent to February 28, 1997.

    "NDC MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of NDC and its Subsidiaries, taken as a whole, or
  (ii) the ability of NDC to perform its obligations under this Agreement or to consummate the Stock Purchase or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of NDC (or any of its Subsidiaries) taken with the prior informed written Consent of PMSI in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of NDC, including expenses incurred by NDC in consummating the transactions contemplated by this Agreement.

    "NDC PREFERRED STOCK" shall mean the $1.00 par value preferred stock of NDC.

    "NDC RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the NDC Rights Agreement.

    "NDC RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated January 18, 1991, between NDC and Wachovia Bank of North Carolina, N.A., as Rights Agent.

    "NDC SUBSIDIARIES" shall mean the Subsidiaries of NDC and any corporation or other organization acquired as a Subsidiary of NDC in the future and held as a Subsidiary by NDC at the Closing Date.

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

    "OTC BALANCE SHEET" shall mean the balance sheet of the Acquired Business as of March 31, 1997.

    "OTC FINANCIAL STATEMENTS" shall mean the OTC Balance Sheet (including related notes and schedules, if any), and the related statement of income (including related notes and schedules, if any) with respect to period ended March 31, 1997.

    "OTHER ASSETS" shall mean all goods or assets of any kind or nature, tangible or intangible, other than Personal Property, Contracts, Accounts Receivable, Intellectual Property and Permits.

    "OVER-THE-COUNTER BUSINESS" shall mean the business currently operated by PMSI or any of its Subsidiaries relating to the development, use or exploitation of over-the-counter medicine databases.

    "PARTY" shall mean either PMSI, PMSI Database or NDC, and "PARTIES" shall mean all of PMSI, PMSI Database and NDC.

    "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

    "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

    "PERSONAL PROPERTY" shall mean equipment, tools, computers, terminals, point of sale terminals, computer equipment, office equipment, furniture, business machines, telephones and telephone systems, parts, accessories and other items of personal property.

    "PMSI" shall mean PMSI, Inc., a Delaware corporation.

    "PMSI BENEFIT PLAN" shall include any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written employee program, arrangement or agreement, any medical, vision, dental or other health plan, any life insurance plan, and any other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in
  Section 3(3) of ERISA, which is or, within the 6 years preceding the Closing Date, has been adopted, maintained, sponsored in whole or in part by or contributed to by PMSI Database or PMSI for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries.

    "PMSI DATABASE BALANCE SHEET" shall mean the balance sheet of the Acquired Business and the Joint Venture Interest dated March 31, 1997.

    "PMSI DATABASE COMMON STOCK" shall mean the $0.01 par value common stock of PMSI Database.

    "PMSI DATABASE DISCLOSURE MEMORANDUM" shall mean the written information entitled "PMSI Database Disclosure Memorandum" delivered prior to the date of this Agreement to NDC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made unless such disclosure is reasonably adequate to inform the other party that each matter disclosed would be responsive to another section of disclosure in the Disclosure Memorandum.

    "PMSI DATABASE FINANCIAL STATEMENTS" shall mean the PMSI Database Balance Sheet (including related notes and schedules, if any) and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to period ended March 31, 1997.

    "PMSI DATABASE MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of PMSI Database and its Subsidiaries, taken as a whole, or (ii) the ability of PMSI Database to perform its obligations under this Agreement or to consummate the Stock Purchase or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of PMSI Database (or any of its Subsidiaries) taken with the prior informed written Consent of NDC in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of PMSI Database, including expenses incurred by PMSI Database in consummating the transactions contemplated by this Agreement.

    "PMSI ENTITY" shall mean PMSI and its Subsidiaries.

    "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time in the Wall Street Journal.

    "PROXY STATEMENT" shall mean the proxy statement used by PMSI to solicit the approval of its stockholders of the transactions contemplated by this Agreement and the Source Transfer Agreement.

    "PURCHASE PRICE" shall mean the total consideration to be paid to PMSI by NDC for the purchase of the PMSI Database Common Stock pursuant to Section
  1.1 of this Agreement as adjusted pursuant to Sections 1.2 and 1.4 hereof.

    "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by NDC under the 1933 Act with respect to the shares of NDC Common Stock to be issued to the stockholders of PMSI Database in connection with the transactions contemplated by this Agreement.

    "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NYSE, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

    "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

    "RETAINED LIABILITY" shall mean all Liabilities and obligations of PMSI or its Affiliates whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Acquired Business, the Acquired Assets, and the Joint Venture Interest other than Assumed Liabilities, including but not limited to (i) any Liability or obligation arising or accruing under any Contract, including the Amended and Restated Alpha Database License Agreement, prior to the Closing Date and any Liability or obligation arising from or related to any breach or violation by PMSI or its Affiliates under any provision of any Contract prior to the Closing Date; (ii) any Liability of PMSI with respect to any claim or cause of action, regardless of when made or asserted, which arises out of or in connection with the operation of the Acquired Business by PMSI or PMSI Database prior to the Closing Date; and (iii) any Liability of PMSI for the payment of Taxes relating to the Acquired Business, the Joint Venture Interest or the Acquired Assets relating to periods prior to the Closing Date except to the extent reflected in the Closing Balance Sheet and Schedules.

    "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

    "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

    "SLA" shall mean PMSI Scott-Levin, Inc., a New Jersey corporation.

    "SOURCE ENTITY" shall mean Source and its Subsidiaries other than the Source Divestiture Subsidiaries.

    "SOURCE DIVESTITURE SUBSIDIARIES" shall mean the European Subsidiaries of Source which are to be sold to PMSI under the Source Transfer Agreement.

    "SOURCE TRANSFER AGREEMENT" means that certain Securities Transfer Agreement, dated as of the date hereof, between Source and PMSI.

    "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of PMSI to be held pursuant to Section 5.1, including any adjournment or adjournments thereof.

    "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its PMSI (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as the sole general partner or the managing general partner, (iii) in the case of a limited liability company, serves as the sole managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members (or Persons performing similar functions) thereof.

    "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

    "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

    "THIRD PARTY CLAIM" shall mean any Litigation (including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a Person other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Base Amount...................................................... Section 1.1
Cash Amount...................................................... Section 1.1(a)
Closing.......................................................... Section 1.6
Closing Balance Sheet............................................ Section 1.3(a)
Closing Current Assets........................................... Section 1.3(a)
Closing Current Liabilities...................................... Section 1.3(a)
Closing Working Capital.......................................... Section 1.3(a)
Current Asset Allocation Amount.................................. Section 1.4(c)
Current Assets................................................... Section 1.2(a)
Current Liabilities.............................................. Section 1.2(a)
Disputed Amounts................................................. Section 1.3(c)
Divestiture...................................................... Section 4.1(e)
Employees........................................................ Section 2.13
Estimated Current Assets......................................... Section 1.2(a)
Estimated Current Liabilities.................................... Section 1.2(a)
Estimated Working Capital........................................ Section 1.2(a)
Estimated Working Capital Adjustment............................. Section 1.2(c)
ERISA Affiliate.................................................. Section 2.14
European Business................................................ Section 4.1(e)
European Contracts............................................... Section 2.15
Exchange Agent................................................... Section 4.1
Final Current Assets............................................. Section 1.4(a)
Final Current Liabilities........................................ Section 1.4(a)
Final Working Capital............................................ Section 1.4(a)
Final Working Capital Deficit.................................... Section 1.4(a)
Final Working Capital Surplus.................................... Section 1.4(a)
Hired Employees.................................................. Section 5.11
Indemnitee....................................................... Section 7.2
Indemnitor....................................................... Section 7.2
Lower Threshold Price............................................ Section 1.1(b)
Maximum Amount................................................... Section 7.6
NDC SEC Reports.................................................. Section 3.4(a)
Noncompetition Agreement......................................... Section 6.2(g)
PMSI Database Contracts.......................................... Section 2.15
Preliminary Balance Sheet........................................ Section 1.2(a)
Registration Rights Agreement.................................... Section 5.10
Shares........................................................... Preamble
Stock Purchase................................................... Section 1.1
Source........................................................... Preamble
Source Agreement................................................. Preamble
Threshold Amount................................................. Section 7.6
Threshold Prices................................................. Section 1.1(b)
Total Combined Assets............................................ Section 1.4(b)
Total Current Assets............................................. Section 1.4(b)
Total Current Liabilities........................................ Section 1.4(b)

Total Working Capital Deficit.................................... Section 1.4(b)
Total Working Capital Surplus.................................... Section 1.4(b)
Upper Threshold Price............................................ Section 1.1(b)
Working Capital.................................................. Section 1.2

  (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

  9.2 Expenses.

  (a) Except as otherwise provided in this Section 9.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of NDC and PMSIs shall bear and pay one-half of the filing fees payable in connection with the HSR Act.

  (b) Notwithstanding the foregoing, if this Agreement is terminated by NDC pursuant to Section 8.1(d)(ii) (as relates to approval of PMSI or PMSI's stockholders), then PMSI Database shall promptly pay NDC all the out-of-pocket costs and expenses of NDC relating to this Agreement and the Source Agreement not to exceed $750,000, including costs of counsel, investment bankers, actuaries and accountants.

  (c) Nothing contained in this Section 9.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

  9.3 Brokers And Finders. Except For Cowen & Company As To Pmsi Database and PMSI and except for Lazard Freres & Co. LLC as to NDC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PMSI Database or PMSI or by NDC, each of PMSI Database and PMSI and NDC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

  9.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Article 7 with respect to Indemnitees. This agreement does not constitute an agreement between the parties nor shall it be used as evidence of such agreement until this agreement has been executed by the parties.

  9.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval there shall be made no amendment that pursuant to Section 251 of the DGCL requires further approval by such stockholders without the further approval of such stockholders.

  9.6 Waivers.

  (a) Prior to or at the Closing Date, NDC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this

Agreement by PMSI Database or PMSI, to waive or extend the time for the compliance or fulfillment by PMSI Database or PMSI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NDC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NDC.

  (b) Prior to or at the Closing Date, PMSI, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by NDC, to waive or extend the time for the compliance or fulfillment by NDC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PMSI Database and the PMSI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PMSI.

  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

  9.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

  9.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

  PMSI Database or PMSI: Pharmaceutical Marketing Services Inc.
                         45 Rockefeller Plaza
                         9th Floor
                         New York, New York 10111
                         Telecopy Number: (212) 841-5760
                         Attention: Warren Hauser, Esq.

  Copy to Counsel:       Willkie Farr & Gallagher
                         45th Floor, Citicorp Center
                         153 East 53rd Street
                         New York, New York 10022
                         Telecopy Number: (212) 821-8111
                         Attention: William Grant, Esq.

  NDC:                   National Data Corporation
                         One National Data Plaza Atlanta, Georgia 30329 Telecopy Number: (404) 728-2990
                         Attention: E. Michael Ingram, Esq.

  Copy to Counsel:       Alston & Bird LLP
                         One Atlantic Center
                         1201 West Peachtree Street
                         Atlanta, Georgia 30309-3424
                         Telecopy Number: (404) 881-7777
                         Attention: B. Harvey Hill, Jr., Esq.

  9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

  9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  9.11 Captions; Articles And Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

  9.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

  9.13 Enforcement Of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  9.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  In Witness Whereof, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                     NATIONAL DATA CORPORATION

                                     By: /s/ E. Michael Ingram
                                         --------------------------------------
                                     Name: E. Michael Ingram
                                     Title: Senior Vice President

                                     PMSI DATABASE HOLDINGS, INC.

                                     By: /s/ Fred Kyle
                                         --------------------------------------
                                     Name: Fred Kyle
                                     Title: Vice Chairman

                                     PHARMACEUTICAL MARKETING SERVICES INC.

                                     By: /s/ Fred Kyle
                                         --------------------------------------
                                     Name: Fred Kyle
                                     Title: Vice Chairman

                                    ANNEX B

                              FINANCIAL STATEMENTS
                                       OF
                          PMSI DATABASE HOLDINGS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                          PMSI DATABASE HOLDINGS, INC.

                                                                           PAGE
                                                                           ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................. B-3
FINANCIAL STATEMENTS
  Balance Sheets as of June 30, 1997 (Audited) and 1996 (Unaudited)....... B-4
  Statements of Operations for the Years Ended June 30, 1997 (Audited),
   1996 (Unaudited), and 1995 (Unaudited)................................. B-5
  Statements of Stockholder's Equity for the Years Ended June 30, 1997
   (Audited), 1996 (Unaudited), and 1995 (Unaudited)...................... B-6
  Statements of Cash Flows for the Years Ended June 30, 1997 (Audited),
   1996 (Unaudited), and 1995 (Unaudited)................................. B-7
NOTES TO FINANCIAL STATEMENTS............................................. B-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PMSI Database Holdings, Inc.:

  We have audited the accompanying balance sheet of PMSI DATABASE HOLDINGS, INC. as of June 30, 1997 and the related statements of operations, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of PMSI Database Holdings, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PMSI Database Holdings, Inc. as of June 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
September 5, 1997

                          PMSI DATABASE HOLDINGS, INC.

                                 BALANCE SHEETS

                             JUNE 30, 1997 AND 1996

                                 (IN THOUSANDS)

                          ASSETS                             1997      1996
                          ------                            ------- -----------
                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents................................ $ 1,343   $  169
  Accounts receivable, less allowance for doubtful accounts
   of $82 and $86 in 1997 and 1996, respectfully...........   6,784    5,805
  Deferred data costs......................................     887      252
  Prepaid expenses.........................................      46       43
  Deferred tax asset.......................................     306      360
  Due from Scott Levin.....................................   1,409      297
  Due from Source..........................................       0      377
                                                            -------   ------
    Total current assets...................................  10,775    7,303
PROPERTY AND EQUIPMENT, NET................................   3,428      858
OTHER ASSETS...............................................       6       52
                                                            -------   ------
    Total assets........................................... $14,209   $8,213
                                                            =======   ======
           LIABILITIES AND STOCKHOLDER'S EQUITY
           ------------------------------------
CURRENT LIABILITIES:
  Accounts payable......................................... $   766   $  359
  Accrued liabilities......................................   1,127    1,183
  Unearned revenue.........................................   4,302    4,193
  Current portion of capital lease obligations.............     298        7
  Due to Parent............................................     671      146
  Due to Source............................................     604        0
                                                            -------   ------
    Total current liabilities..............................   7,768    5,888
LONG-TERM LIABILITIES:
  Capital lease obligations................................     513        0
  Deferred tax liability...................................     263      189
                                                            -------   ------
    Total liabilities......................................   8,544    6,077
                                                            =======   ======
COMMITMENTS AND CONTINGENCIES (NOTE 8)
STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value; 1,000 shares authorized,
   100 shares issued and outstanding.......................       0        0
  Retained earnings........................................   5,665    2,136
                                                            -------   ------
    Total stockholder's equity.............................   5,665    2,136
                                                            -------   ------
    Total liabilities and stockholder's equity............. $14,209   $8,213
                                                            =======   ======

      The accompanying notes are an integral part of these balance sheets.

                          PMSI DATABASE HOLDINGS, INC.

                            STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED JUNE 30, 1997, 1996, AND 1995

                                 (IN THOUSANDS)

                                                       1997     1996     1995
                                                      -------  -------  -------
                                                                 (UNAUDITED)
REVENUES............................................. $25,009  $19,801  $18,010
                                                      -------  -------  -------
OPERATING EXPENSES:
  Production costs...................................   6,494    5,639    4,778
  Selling, general, and administrative...............  12,062   10,934    9,345
  Depreciation and amortization......................     535      203       94
                                                      -------  -------  -------
    Total operating expenses.........................  19,091   16,776   14,217
                                                      -------  -------  -------
OPERATING INCOME.....................................   5,918    3,025    3,793
                                                      -------  -------  -------
OTHER INCOME (EXPENSE):
  Interest income....................................      91      107      118
  Interest expense...................................     (42)     (10)       0
  Other..............................................    (105)    (141)      (5)
                                                      -------  -------  -------
                                                         (56)      (44)     113
NET INCOME BEFORE INCOME TAX.........................   5,862    2,981    3,906
INCOME TAX PROVISION.................................   2,333    1,192    1,562
                                                      -------  -------  -------
NET INCOME........................................... $ 3,529  $ 1,789  $ 2,344
                                                      =======  =======  =======



        The accompanying notes are an integral part of these statements.

                          PMSI DATABASE HOLDINGS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

               FOR THE YEARS ENDED JUNE 30, 1997, 1996, AND 1995

                                                COMMON STOCK
                                                ------------- RETAINED
                                                SHARES AMOUNT EARNINGS   TOTAL
                                                ------ ------ --------  -------
BALANCE, JUNE 30, 1994 (UNAUDITED).............  100    $ 0   $ 3,403   $ 3,403
  Net income...................................    0      0     2,344     2,344
  Dividends paid to Parent.....................    0      0    (3,500)   (3,500)
                                                 ---    ---   -------   -------
BALANCE, JUNE 30, 1995 (UNAUDITED).............  100      0     2,247     2,247
  Net income...................................    0      0     1,789     1,789
  Dividends paid to Parent.....................    0      0    (1,900)   (1,900)
                                                 ---    ---   -------   -------
BALANCE, JUNE 30, 1996 (UNAUDITED).............  100      0     2,136     2,136
  Net income...................................    0      0     3,529     3,529
                                                 ---    ---   -------   -------
BALANCE, JUNE 30, 1997.........................  100    $ 0   $ 5,665   $ 5,665
                                                 ===    ===   =======   =======




        The accompanying notes are an integral part of these statements.

                          PMSI DATABASE HOLDINGS, INC.

                            STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED JUNE 30, 1997, 1996, AND 1995

                                 (IN THOUSANDS)

                                                         1997    1996    1995
                                                        ------  ------  ------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................................ $3,529  $1,789  $2,344
                                                        ------  ------  ------
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization........................    535     203      94
  Deferred income tax expense..........................    128      78      94
  Changes in operating assets and liabilities:
   Accounts receivable.................................   (979) (2,257)  1,568
   Deferred data costs.................................   (635)     31     238
   Prepaid expenses....................................     (3)    (43)    100
   Due from (to) Parent................................    525  (3,790)  3,593
   Due from (to) Source................................    981     671       6
   Due to Scott Levin..................................  1,112)   (143)   (154)
   Accounts payable....................................    407    (263)     59
   Accrued liabilities.................................    (56)    704    (613)
   Unearned revenue....................................    109   2,922   1,469)
   Other...............................................     46      (1)    (44)
                                                        ------  ------  ------
    Total adjustments..................................    (54)  1,888)  3,472
                                                        ------  ------  ------
    Net cash provided by (used in) operating
     activities........................................  3,475     (99)  5,816
                                                        ------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures.................................. (2,345)   (749)   (124)
 Proceeds from sale of fixed assets....................     44       4       2
                                                        ------  ------  ------
    Net cash used in investing activities.............. (2,301)   (745)   (122)
                                                        ------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payment on capital leases...................      0     (24)    (20)
 Dividend to Parent....................................      0  (1,900) (3,500)
                                                        ------  ------  ------
    Net cash used in financing activities..............      0  (1,924) (3,520)
                                                        ------  ------  ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...  1,174  (2,768)  2,174
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...........    169   2,937     763
                                                        ------  ------  ------
CASH AND CASH EQUIVALENTS, END OF YEAR................. $1,343  $  169  $2,937
                                                        ======  ======  ======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid for interest during the year................ $   42  $   10  $    0
                                                        ======  ======  ======
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Assets purchased under capital leases................. $  804  $    0  $    0
                                                        ======  ======  ======

        The accompanying notes are an integral part of these statements.

                         PMSI DATABASE HOLDINGS, INC.

                         NOTES TO FINANCIAL STATEMENTS

        JUNE 30, 1997 (AUDITED), 1996 (UNAUDITED), AND 1995 (UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

  Pharmaceutical Marketing Services, Inc. ("PMSI" or the "Parent") provides a range of information services to the pharmaceutical and health care companies in the United States, Europe, and Japan to enable them to optimize their sales and marketing performance in a value-driven environment. On June 24, 1997, PMSI formed PMSI Database Holdings, Inc. ("PMSI Database"), a wholly owned subsidiary, to hold PMSI's interests in both the Alpha Database License Agreement (Note 3) and its over-the-counter and research solutions lines of business. The financial statements and related footnotes contained herein reflect the operations related to the Alpha Database License agreement and the over-the-counter and research solutions lines of business and have been restated as if the formation of PMSI Database was accounted for as a pooling of interest. As discussed in Note 9, PMSI and PMSI Database entered into a stock purchase agreement with National Data Corporation ("NDC") in August 1997.

  PMSI Database provides a range of data services, primarily based on a proprietary database of prescriptions dispensed, which are used by pharmaceutical companies in sales force compensation, territory realignment, and focused promotion.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Presentation

  The balance sheet as of June 30, 1996 and the related statements of operations, stockholder's equity, and cash flows for the two years ended June 30, 1996 are unaudited and, in the opinion of management, contain all adjustments (consisting of only normal recurring items) necessary for the fair presentation of the financial position and results of operations for such periods.

 Use Of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash And Cash Equivalents

  PMSI Database considers all highly liquid investments with maturity dates of three months or less from the date of acquisition by PMSI Database to be cash equivalents.

 Revenue Recognition

  Revenue is recognized on the delivery of a product or as the service is rendered. Prebillings for products that have not yet been delivered or for services not yet rendered are classified as unearned revenue until the earnings process is complete.

 Credit Risk

  Financial instruments which potentially subject PMSI Database to concentrations of credit risk consist principally of cash balances and trade receivables. PMSI Database invests its excess cash with major banks. PMSI Database's customer base principally comprises companies within the pharmaceutical industry. PMSI

                         PMSI DATABASE HOLDINGS, INC.

        JUNE 30, 1997 (AUDITED), 1996 (UNAUDITED), AND 1995 (UNAUDITED) Database maintains reserves for potential credit losses, and such losses have been within management's expectations, given the generally strong credit ratings of the customers. PMSI Database does not require collateral from its customers.

 Property And Equipment

  Property and equipment are recorded at cost. All maintenance and repairs are expensed as incurred. Depreciation is provided using the straight-line method. Furniture, office equipment, and computer equipment are depreciated over five years. Leasehold improvements are amortized over the estimated lives of the assets or the lease terms, whichever are shorter.

  Upon disposal, cost and accumulated depreciation are removed from the accounts and gains (losses) are recognized in the statement of operations.

 Databases And Software Costs

  Costs associated with maintenance and updating of databases and all costs associated with internally developed software are expensed as incurred.

 Deferred Data Costs

  Deferred data costs consist of costs incurred by PMSI Database to obtain prescription data information used in PMSI Database's products. PMSI Database purchases data monthly and delivers products based on this information in the following month. In order to match the cost of these products with the associated revenue, PMSI Database defers approximately one month's cost of prescription data.

 Income Taxes

  The income tax returns of PMSI include the operations of PMSI Database. For purposes of these financial statements, income taxes related to PMSI Database have been computed and recorded on a separate return basis based on the statutory rates in effect.

  Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

 Long-Lived Assets

  PMSI Database periodically reviews the values assigned to long-lived assets such as property and equipment to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

 Advertising Expense

  PMSI Database expenses all advertising costs as they are incurred.

 Concentration Of Revenues

  PMSI Database derived approximately 32%, 36%, and 32% of its revenues from two customers during fiscal 1997, 1996, and 1995, respectively. PMSI Database's revenues consist primarily of those earned under the Alpha Database License Agreement (Note 3).

                         PMSI DATABASE HOLDINGS, INC.

        JUNE 30, 1997 (AUDITED), 1996 (UNAUDITED), AND 1995 (UNAUDITED)

3. RELATED-PARTY TRANSACTIONS

 Transactions With Source

  PMSI Database has a licensing agreement with the Source Informatics, Inc. ("Source"), a company that shares certain common management with PMSI, to market certain services. Additionally, Source provides certain services to PMSI Database. The principal agreements and terms are as follows:

 Alpha (Prescription) Database License Agreement

  The Alpha Database License Agreement, as amended and restated July 1, 1994, grants PMSI the sharing of revenue and expenses with Source for a period of three years through June 30, 1997. Thereafter, the agreement will be automatically renewed for three additional five-year periods unless PMSI Database or Source, for cause, terminates the agreement. The database license fee amounts paid by PMSI Database were approximately $3,126,000, $3,094,000, and $2,663,000 for the years ended June 30, 1997, 1996, and 1995, respectively. Revenues earned under these agreements are allocated to both parties based upon historical percentages of revenue derived from Alpha Database.

 Data Processing Agreement

  Source provides specific data processing services to PMSI Database. Costs charged to PMSI Database totaled approximately $711,000, $1,191,000, and $1,883,000 for the years ended June 30, 1997, 1996, and 1995, respectively.

 Facilities Agreement

  PMSI Database sublets space to and from Source for facilities in Newtown, Pennsylvania, and Phoenix, Arizona, respectively. The revenues associated with the sublet agreement were approximately $222,000, $136,000, and $91,000 for the years ended June 30, 1997, 1996, and 1995, respectively, and the expenses associated with the Phoenix facilities were approximately $367,000, $492,000, and $259,000 for the years ended June 30, 1997, 1996, and 1995, respectively.

 Management And Executive Services Agreement

  Source provides administrative, management, and executive services to PMSI Database. The amounts charged under this agreement were approximately $1,384,000, $2,240,000, and $1,299,000 for the years ended June 30, 1997,
1996, and 1995, respectively.

 Transactions With Walsh America

  PMSI Database provides facilities and computer services to Walsh America, a company which, until the spinoff by Walsh International of Source in April 1996, had certain common management personnel with PMSI Database. The costs charged by PMSI Database for these services were approximately $88,000, $38,000, and $36,000 for the years ended June 30, 1997, 1996, and 1995, respectively, and were treated as a reduction of the related expenses.

 Transactions With Scott Levin

  PMSI Database provides certain processed data to PMSI Scott Levin, Inc. ("Scott Levin"), a subsidiary of PMSI. Payment for services is required within 45 days of the invoice date. Amounts earned by PMSI Database for these services were approximately $670,000, $504,000, and $0 for the years ended June 30, 1997, 1996, and 1995, respectively. Amounts due for these services are included in Due from Scott Levin in the accompanying balance sheets.

                          PMSI DATABASE HOLDINGS, INC.

        JUNE 30, 1997 (AUDITED), 1996 (UNAUDITED), AND 1995 (UNAUDITED)

4. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following (in thousands):

                                                              1997      1996
                                                             ------  -----------
                                                                     (UNAUDITED)
      Assets under capital lease............................ $  803    $   82
      Furniture and office equipment........................     43        46
      Computer equipment....................................  3,482     1,114
      Leasehold improvements................................     48        48
                                                             ------    ------
                                                              4,376     1,290
      Less accumulated depreciation and amortization........   (948)     (432)
                                                             ------    ------
                                                             $3,428    $  858
                                                             ======    ======

5. ACCRUED LIABILITIES

  Accrued liabilities consisted of the following (in thousands):

                                                               1997     1996
                                                              ------ -----------
                                                                     (UNAUDITED)
      Bonuses................................................ $  371   $  668
      Accrued vacation.......................................    167      174
      Other liabilities......................................    589      341
                                                              ------   ------
                                                              $1,127   $1,183
                                                              ======   ======

6. INCOME TAX

  The provision for income tax includes the following:

                                                             1997   1995   1996
                                                            ------ ------ ------
                                                                    (UNAUDITED)
      Current tax expense.................................. $2,205 $1,114 $1,468
      Deferred tax expense.................................    128     78     94
                                                            ------ ------ ------
        Total.............................................. $2,333 $1,192 $1,562
                                                            ====== ====== ======

  Deferred tax assets (liabilities) at June 30, 1997 and 1996 consisted of the following (in thousands):

                                                              1997      1996
                                                              -----  -----------
                                                                     (UNAUDITED)
      Deferred tax liabilities............................... $(263)    $(189)
      Deferred tax assets:
        Allowance for doubtful accounts......................    33        34
        Accrued expenses.....................................   266       319
        Other................................................     7         7
                                                              -----     -----
      Deferred tax assets....................................   306       360
                                                              -----     -----
      Net deferred tax asset................................. $  43     $ 171
                                                              =====     =====

                         PMSI DATABASE HOLDINGS, INC.

        JUNE 30, 1997 (AUDITED), 1996 (UNAUDITED), AND 1995 (UNAUDITED)

  A reconciliation of federal statutory and effective income tax rates is as follows as of June 30, 1997, 1996, and 1995:

                                                            1997  1996    1995
                                                            ----  -----   -----
                                                                  (UNAUDITED)
      U.S. statutory rate..................................  34%     34%     34%
      State taxes, net of federal benefit..................   6       6       6
                                                            ---   -----   -----
        Provision for income taxes.........................  40%     40%     40%
                                                            ===   =====   =====

7. EMPLOYEE BENEFIT PLANS

  PMSI Database operates a defined contribution profit-sharing plan. The employer's contribution is a discretionary amount to match employee contributions. The total cost associated with these plans for the years ended June 30, 1997, 1996, and 1995 were approximately $65,000, $56,000, and
$15,000, respectively.

8. COMMITMENTS AND CONTINGENCIES

 Leases

  PMSI Database leases certain equipment and facilities under agreements which are classified as capital leases and operating leases.

  Obligations under long-term and noncancelable lease agreements at June 30, 1997 are as follows (in thousands):

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
      1998....................................................  $330     $189
      1999....................................................   290      197
      2000....................................................   248       81
      2001....................................................     0        0
      Thereafter..............................................     0        0
                                                                ----     ----
        Total minimum lease payments..........................   868     $467
                                                                         ====
      Less amount representing interest.......................   (57)
      Present value of minimum lease payment..................   811
      Less current portion....................................   298)
                                                                ----
                                                                $513
                                                                ====

  Rent expense for the years ended June 30, 1997, 1996, and 1995 was approximately $200,000, $201,000, and $215,000, respectively.

LEGAL PROCEEDINGS

  PMSI Database is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate outcome of any pending matters will not have a material adverse effect on the results of operations or financial position of PMSI Database operations.

9. SUBSEQUENT EVENT

  In August 1997, PMSI Database entered into a stock purchase agreement with NDC to sell the stock of PMSI Database to NDC, subject to PMSI stockholder approval, in exchange for a combination of cash and NDC common stock. The transaction is expected to close in November 1997.

                                    ANNEX C

                         PRO FORMA FINANCIAL DATA

                UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following table sets forth selected pro forma condensed consolidated financial information as of August 31, 1997 and for the year ended May 31, 1997 and the three months ended August 31, 1997, giving effect to the Merger and the consummation of the Stock Purchase using the purchase method of accounting. The pro forma condensed consolidated financial information represents the historical operations of NDC, Source and PMSI Database adjusted for the effects of the Stock Purchase and the Merger as well as the effects of the acquisition of Health EDI completed in October 1997. This information has also been adjusted to conform to the presentation format and accounting policy of NDC. For comparability purposes, Source and PMSI Database's twelve months ended June 30, 1997 and three months ended June 30, 1997 are used in conjunction with the NDC twelve months ended May 31, 1997 and three months ended August 31, 1997.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AUGUST 31, 1997

                                (IN THOUSANDS)

                                                   PMSI
                             NDC       SOURCE    DATABASE   PRO FORMA      PRO FORMA
         ASSETS           HISTORICAL HISTORICAL HISTORICAL ADJUSTMENTS    CONSOLIDATED
         ------           ---------- ---------- ---------- -----------    ------------
Cash and cash equiva-
 lents..................   $ 18,224   $  2,108   $ 1,343    $ (1,343)(a)    $  7,108
                                                             (13,224)(b)
Accounts receivable, net
 of allowance...........     81,484     11,426     6,784           0          99,694
Other current assets....     12,367      2,982     2,648      (1,409)(c)      16,588
                           --------   --------   -------    --------        --------
    Total current
     assets.............    112,075     16,516    10,775     (15,976)        123,390
PROPERTY, PLANT, AND
 EQUIPMENT, NET.........     50,829     10,761     3,428           0          65,018
INTANGIBLE ASSETS, NET..    352,102          0         0      73,816 (d)     425,918
OTHER...................     14,397        364         6           0          14,767
                           --------   --------   -------    --------        --------
    Total assets........   $529,403   $ 27,641   $14,209    $ 57,840        $629,093
                           ========   ========   =======    ========        ========
   LIABILITIES AND STOCKHOLDERS'
              EQUITY
   -----------------------------
Accounts payable and ac-
 crued liabilities......   $ 49,768   $ 10,613   $ 2,497    $ (1,812)(c)    $ 61,066
Due to Parent...........          0     38,904       671     (39,575)(c)           0
Line of credit payable..          0          0         0      29,026 (b)      29,026
Notes and earn-out pay-
 able...................        298         96         0           0             394
Income taxes payable....      6,904          0         0           0           6,904
Obligations under capi-
 tal leases.............      2,484      4,533       298           0           7,315
Deferred income.........      6,090     11,056     4,302           0          21,448
                           --------   --------   -------    --------        --------
    Total current
     liabilities........     65,544     65,202     7,768     (12,361)        126,153
Long-Term Debt..........    150,048          0         0           0         150,048
Obligations under capi-
 tal leases.............      2,890      5,510       513           0           8,913
Other long-term liabili-
 ties...................      3,469      1,980       263           0           5,712
                           --------   --------   -------    --------        --------
    Total liabilities...    221,951     72,692     8,544     (12,361)        290,826
MINORITY INTEREST.......     20,540          0         0           0          20,540
  Common and preferred
   stock................      3,329          0         0         327 (e)       3,656
  Additional paid-in
   capital..............    183,813          0         0      97,488 (e)     281,301
  Retained earnings
   (accumulated
   deficit).............    101,759    (45,051)    5,665     (67,000)(d)      34,759
                                                              39,386 (f)
  Equity adjustments....     (1,989)         0         0           0          (1,989)
                           --------   --------   -------    --------        --------
Total stockholder's eq-
 uity...................    286,912    (45,051)    5,665      70,201         317,727
                           --------   --------   -------    --------        --------
    Total liabilities
     and stockholders'
     equity.............   $529,403   $ 27,641   $14,209    $ 57,840        $629,093
                           ========   ========   =======    ========        ========

--------
Adjustments:

(a) Reflects the PMSI Database cash, after the effects of settling all intercompany and affiliate accounts in (c), that is not being acquired by NDC under the terms of the Merger and Stock Purchase Agreements.

(b) Reflects borrowings on NDC's line of credit to fund the cash portion of the purchase price ($38.25 million) and the payment of estimated acquisition costs of $4 million less the portion paid out of operating cash of $13.2 million.

(c) Reflects the repayment and/or forgiveness of all intercompany and affiliate accounts.

(d) Reflects the excess of the purchase price over the net assets (liabilities) acquired in the acquisitions, net of a projected non-recurring charge based on preliminary results of a valuation study of approximately $67 million ($60.6 million after-tax) related to purchased in-process research and development. The purchase price equals $92 million and $48 million for Source and PMSI Database, respectively, based on 1,555,556 shares for Source and 1,059,829 shares for PMSI Database at $37.40 stock price plus $31.8 million and $6.5 million of cash for Source and PMSI Database, respectively, and $4 million in acquisition related expenses. Approximately $5.5 million in net liabilities are assumed acquired in the purchase of Source. Approximately $4.7 million of assets are assumed to be acquired in the purchase of PMSI Database. The intangibles and the related lives based on the preliminary results of the valuation study are as follows:

        Product technology           $17.3 million   5 years
        Assembled work force           3.0           7
        Customer relations/Goodwill   53.5          20



(e) Reflects the issuance of 1,555,556 (including 455,840 escrowed shares) and 1,059,829 shares of NDC stock to Source and PMSI Database, respectively, under the terms of the Stock Purchase Agreement.
(f) Reflects the elimination of Source and PMSI Database's historical equity balances.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED MAY 31, 1997

                    (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             EQUIFAX
                                                           HEALTH EDI
                                                           FOUR MONTHS
                                                  PMSI        ENDED
                            NDC       SOURCE    DATABASE  SEPTEMBER 30,    PRO FORMA       PRO FORMA
                         HISTORICAL HISTORICAL HISTORICAL     1996      ADJUSTMENTS (A) CONSOLIDATED (A)
                         ---------- ---------- ---------- ------------- --------------- ----------------
REVENUES................  $433,860    59,885     25,009      $4,851         $     0         $523,605
COST OF SERVICE.........   207,754    20,005      7,029       2,218           6,564 (b)      243,570
SALES, GENERAL AND
 ADMINISTRATIVE.........   159,450    33,200     12,062       2,262                          206,974
                          --------    ------     ------      ------         -------         --------
                           367,204    53,205     19,091       4,480           6,564          450,544
                          --------    ------     ------      ------         -------         --------
OPERATING INCOME........    66,656     6,680      5,918         371          (6,564)          73,061
OTHER INCOME (EXPENSE):
  Interest and other
   income...............     2,403       780         91           0            (688)(c)        2,586
  Interest and other
   expense..............    (6,814)     (981)      (147)          0          (1,191)(d)       (9,133)
  Minority interest.....    (1,694)        0          0           0               0           (1,694)
                          --------    ------     ------      ------         -------         --------
  Total other income
   (expense)............    (6,105)     (201)       (56)          0          (1,879)          (8,241)
                          --------    ------     ------      ------         -------         --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE IN-
 COME TAXES.............    60,551     6,479      5,862         371          (8,443)          64,820
PROVISION FOR INCOME
 TAXES..................   (21,798)      --      (2,333)       (141)          1,562 (e)      (22,710)
                          --------    ------     ------      ------         -------         --------
INCOME FROM CONTINUING
 OPERATIONS.............  $ 38,753     6,479      3,529      $  230         $(6,881)        $ 42,110
                          --------    ------     ------      ------         -------         --------
FULLY DILUTED WEIGHTED
 AVERAGE NUMBER OF COM-
 MON AND COMMON EQUIVA-
 LENT SHARES OUTSTAND-
 ING....................    28,039         0          0           0           2,615 (f)       30,654
INCOME FROM CONTINUING
 OPERATIONS PER SHARE...  $   1.38                                                          $   1.37

--------

Adjustments (in thousands):

(a) Excludes the impact of the non-recurring charge related to purchased in-process research and development costs of $67.0 million, or $(2.19) per share.

(b) Reflects the additional amortization of intangibles resulting from the Stock Purchase and Merger. See note (d) to the pro forma balance sheet for further discussion.

(c) Represents reduction in interest income using the Company's weighted average rate (5.2%) from reduced funds available for investment as a result of cash used in association with the acquisition. See Note (b) to the pro forma balance sheet for further discussion.

(d) Represents additional interest expense on the borrowings on NDC's line of credit using NDC's weighted average interest rate of 5.75% for fiscal 1997, offset by the elimination of interest on Source and PMSI intercompany borrowing of approximately $.5 million.

(e) Reflects the income tax effects of the pro forma adjustments above.

(f) Reflects the issuance of 1,555,556 (including 455,840 escrowed shares) and 1,059,829 shares of NDC stock to Source and PMSI Database, respectively, under the terms of the Stock Purchase Agreement.

               UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE QUARTER ENDED AUGUST 31, 1997

                    (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  PMSI
                            NDC       SOURCE    DATABASE     PRO FORMA       PRO FORMA
                         HISTORICAL HISTORICAL HISTORICAL ADJUSTMENTS (A) CONSOLIDATED (A)
                         ---------- ---------- ---------- --------------- ----------------
REVENUES................  $120,102   $17,366     $7,756       $     0         $145,224
COST OF SERVICE.........    58,970     4,251      2,218         1,641 (b)       67,080
SALES, GENERAL AND
 ADMINISTRATIVE.........    41,499    11,038      3,849             0           56,386
                          --------   -------     ------       -------         --------
                           100,469    15,289      6,067         1,641          123,466
                          --------   -------     ------       -------         --------
OPERATING INCOME........    19,633     2,077      1,689        (1,641)          21,758
OTHER INCOME (EXPENSE):
  Interest and other
   income...............       485       218          0          (172)(c)          531
  Interest and other
   expense..............    (2,314)     (354)       (14)         (292)(d)       (2,974)
  Minority interest.....      (701)        0          0             0             (701)
                          --------   -------     ------       -------         --------
    Total other income
     (expense)..........    (2,530)     (137)       (14)         (464)          (3,145)
                          --------   -------     ------       -------         --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE IN-
 COME TAXES.............    17,103     1,940      1,675        (2,105)          18,613
PROVISION FOR INCOME
 TAXES..................    (6,499)        0       (670)          338 (e)       (6,781)
                          --------   -------     ------       -------         --------
INCOME FROM CONTINUING
 OPERATIONS.............  $ 10,604   $ 1,940     $1,005       $(1,717)        $ 11,832
                          --------   -------     ------       -------         --------
FULLY DILUTED WEIGHTED
 AVERAGE NUMBER OF COM-
 MON AND COMMON EQUIVA-
 LENT SHARES OUTSTAND-
 ING....................    28,201         0          0         2,615 (f)       30,816
INCOME FROM CONTINUING
 OPERATIONS PER SHARE...  $   0.38                                            $   0.38

--------

Adjustments

(a) Excludes the impact of the non-recurring charge related to purchased in-process research and development costs of $67.0 million or $(2.17) per share.

(b) Reflects the additional amortization of intangibles resulting from the Stock Purchase and Merger. See note (d) to the pro forma balance sheet for further discussion.

(c) Represents reduction in interest income using the Company's weighted average rate (5.2%) from reduced funds available for investment as a result of cash used in association with the acquisition. See Note (b) to the pro forma balance sheet for further discussion.

(d) Represents additional interest expense on the borrowings on NDC's line of credit using an estimated interest rate of 5.75% for the quarter ended August 1997, offset by the elimination of interest on Source and PMSI intercompany borrowing of approximately $.1 million.

(e) Reflects the income tax effects of the pro forma adjustments above.

(f) Reflects the issuance of 1,555,556 (including 455,840 escrowed shares) and 1,059,829 shares of NDC stock to Source and PMSI Database, respectively, under the terms of the Stock Purchase Agreement.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant's Bylaws provide for indemnification of directors and officers of the Registrant to the full extent permitted by Delaware law.

  Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Registrant also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law. Although the Certificate of Incorporation of the Registrant does not specifically address indemnification of directors for liabilities arising under federal securities laws, indemnification and any limitations on indemnification for such liabilities would be determined based upon the authority of Delaware law.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
   2.1   Stock Purchase Agreement, dated as of August 20, 1997, by and among
         NDC, PMSI and PMSI Database) Pursuant to the regulations (the
         "Regulations") under the Securities Act of 1933, as amended, the
         Registrant has omitted all schedules and similar attachments to the
         Stock Purchase Agreement. The Registrant agrees to furnish upon the request of the Commission and in accordance with the Regulations, copies of all such schedules and similar attachments.
   3.1   Certificate of Incorporation, as amended (included as Exhibit 4(a) to the Registrant's Registration Statement on Form S-8 (Registration No.
         333-05427), previously filed with the Commission and incorporated by reference herein)
   3.2   Certificate of Amendment to Certificate of Incorporation of the
         Registrant, dated October 28, 1996 (filed as Exhibit 3.1 to the
         Registrant's Current Report on Form 8-K dated October 29, 1996, file
         No. 001-12392, and incorporated herein by reference).
   3.3   Amended Certificate of Designations of the Registrant, dated October
         28, 1996 (filed as Exhibit 3.2 to the Registrant's Current Report on
         Form 8-K dated October 29, 1996, file No. 001- 12392, and incorporated herein by reference).
   3.4   Bylaws, as amended (included as Exhibit 3(ii) to the Registrant's Form
         10-K for the fiscal year ended May 31, 1991, previously filed with the
         Commission and incorporated by reference herein)
   3.5   Amendment to Bylaws (included as Exhibit 3(iii) to the Registrant's
         Form 10-K for the fiscal year ended May 31, 1996, previously filed with the Commission and incorporated by reference herein)
   4.1   See Exhibits 3.1 through 3.5 for provisions of the Certificate of
         Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
   4.2   Rights Agreement (included as Exhibit 1 to the Registrant's Form 8-A filed with the Commission on January 22, 1991, as amended on October
         5, 1993 (file No. 001-12392) and incorporated by reference herein)
   5.1   Opinion of Alston & Bird LLP
  11.1   Statement regarding computation of per share earnings (included as
         Exhibit 11 to the Registrant's Form 10-Q for the fiscal quarter ended
         August 31, 1997, previously filed with the Commission and incorporated by reference herein)
  21.1   Subsidiaries of the Registrant (included as Exhibit 21 to the
         Registrant's Form 10-K for the fiscal year ended May 31, 1997, previously filed with the Commission and incorporated by reference herein)
  23.1   Consent of Alston & Bird LLP (included in Exhibit 5.1 hereto)
  23.2   Consent of Arthur Andersen LLP
  24.1*  Powers of Attorney (included on signature page hereof)

--------

 * Previously filed.

  (b) Financial Statement Schedules

  Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

  (a) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.





  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 27, 1997.

                                          NATIONAL DATA CORPORATION

                                                /s/ Robert A. Yellowlees
                                          By:__________________________________
                                             Robert A. Yellowlees
                                             Chairman of the Board



  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 27, 1997.


             SIGNATURE                              TITLE
             ---------                              -----

  /s/   Robert A. Yellowlees         Chairman of the Board and Chief
____________________________________ Executive Officer (principal
        Robert A. Yellowlees         executive officer)

       /s/ M.P. Stevenson            Chief Financial Officer (principal
____________________________________ financial and accounting officer)
           M.P. Stevenson

     /s/  Edward L. Barlow*          Director
____________________________________
          Edward L. Barlow

 /s/    J. Veronica Biggins*         Director
____________________________________
        J. Veronica Biggins

      /s/ James B. Edwards*          Director
____________________________________
          James B. Edwards

        /s/ Don W. Sands*            Director
____________________________________
            Don W. Sands

       /s/ Neil Williams*            Director
____________________________________
           Neil Williams

--------

* Signed by E. Michael Ingram as attorney-in-fact for such person.

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBITS
 ------- -----------------------
   2.1   Stock Purchase Agreement, dated as of August 20, 1997, by and among NDC, PMSI and PMSI Database). Pursuant to the regulations
         (the "Regulations") under the Securities Act of 1933, as
         amended, the Registrant has omitted all schedules and similar attachments to the Stock Purchase Agreement. The Registrant agrees to furnish upon the request of the Commission and in accordance with the Regulations, copies of all such schedules and similar attachments.
   3.1   Certificate of Incorporation, as amended (included as Exhibit
         4(a) to the Registrant's Registration Statement on Form S-8
         (Registration No. 333-05427), previously filed with the
         Commission and incorporated by reference herein)
   3.2   Certificate of Amendment to Certificate of Incorporation of the
         Registrant, dated October 28, 1996 (filed as Exhibit 3.1 to the
         Registrant's Current Report on Form 8-K dated October 29, 1996, file No. 001-12392, and incorporated herein by reference)
   3.3   Amended Certificate of Designations of the Registrant, dated
         October 28, 1996 (filed as Exhibit 3.2 to the Registrant's
         Current Report on Form 8-K dated October 29, 1996, file No. 001-
         12392, and incorporated herein by reference)
   3.4   Bylaws, as amended (included as Exhibit 3(ii) to the
         Registrant's Form 10-K for the fiscal year ended May 31, 1991, previously filed with the Commission and incorporated by
         reference herein)
   3.5   Amendment to Bylaws (included as Exhibit 3(iii) to the
         Registrant's Form 10-K for the fiscal year ended May 31, 1996, previously filed with the Commission and incorporated by
         reference herein)
   4.1   See Exhibits 3.1 through 3.5 for provisions of the Certificate of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant
   4.2   Rights Agreement (included as Exhibit 1 to the Registrant's Form
         8-A filed with the Commission on January 22, 1991, as amended on
         October 5, 1993 (file No. 001-12392) and incorporated by
         reference herein)
   5.1   Opinion of Alston & Bird LLP
  11.1   Statement regarding computation of per share earnings (included as Exhibit 11 to the Registrant's Form 10-Q for the fiscal quarter ended August 31, 1997, previously filed with the
         Commission and incorporated by reference herein)
  21.1   Subsidiaries of the Registrant (included as Exhibit 21 to the
         Registrant's Form 10-K for the fiscal year ended May 31, 1997, previously filed with the Commission and incorporated by
         reference herein)
  23.1   Consent of Alston & Bird LLP (included in Exhibit 5.1 hereto)
  23.2   Consent of Arthur Andersen LLP
  24.1*  Powers of Attorney (included on signature page hereof)

--------

 * Previously filed.